Exhibit 10.53

$80,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Among

BRIGHAM OIL & GAS, L.P.,

as Borrower,

BRIGHAM EXPLORATION COMPANY,

and

BRIGHAM, INC.,

as Guarantors,

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders,

SOCIÉTÉ GÉNÉRALE,

as Lead Arranger, Administrative Agent and as Issuing Lender,

THE ROYAL BANK OF SCOTLAND plc,

as Co-Arranger and Documentation Agent,

and

BANK OF AMERICA, N.A.,

as Syndication Agent

March 21, 2003

Section 10.06	Lender Assignments and Participations
Section 10.07	Indemnification
Section 10.08	Execution in Counterparts
Section 10.09	Survival of Representations, Etc
Section 10.10	Severability
Section 10.11	Governing Law
Section 10.12	Submission To Jurisdiction; Waivers
Section 10.13	Waiver of Jury Trial
Section 10.14	Oral Agreements
Section 10.15	Dissemination of Information
Section 10.16	Production Proceeds
Section 10.17	Amendment and Restatement

EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Notice of Conversion or Continuation
Exhibit E	-	Form of Note
Exhibit F	-	Form of Mortgage Amendment
Exhibit G	-	Form of Pledge Agreement
Exhibit H	-	Form of Security Agreement

SCHEDULES:

Schedule 1		-	Notice Information, Commitments
Schedule 1.01		-	Preferred Shareholders
Schedule 4.01		-	Subsidiaries
Schedule 4.07		-	Litigation
Schedule 4.10		-	Title
Schedule 4.14		-	Gas Contracts
Schedule 4.16		-	Hedging Agreements
Schedule 4.17		-	Material Agreements
Schedule 6.01		-	Permitted Liens
Schedule 6.02		-	Permitted Debt
Schedule 6.02(i)		-	Additional Permitted Debt
Schedule 6.07		-	Permitted Investments

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amended and Restated Credit Agreement dated as of March 21, 2003 is among Brigham Oil & Gas, L.P., a Delaware limited partnership (“Borrower”), Brigham Exploration Company, a Delaware corporation (“Brigham Exploration”), Brigham, Inc., a Nevada corporation (the “General Partner”), the lenders party hereto from time to time (“Lenders”), Société Générale, as lead arranger (in such capacity, the “Lead Arranger”), as administrative agent for such Lenders (in such capacity, the “Administrative Agent”) and as issuing lender for such Lenders (in such capacity, the “Issuing Lender”), The Royal Bank of Scotland plc, as co-arranger (in such capacity, the “Co-Arranger”) and as documentation agent (the “Documentation Agent”), and Bank of America, N.A., as Syndication Agent (the “Syndication Agent”).

INTRODUCTION

A.            The Borrower, the lenders party thereto, and Société Générale, as agent, are parties to that certain Amended and Restated Credit Agreement dated February 17, 2000, as amended on or before the date hereof (the “Existing Senior Credit Agreement”).

B.            The Borrower, the Lenders and the Administrative Agent desire to refinance the indebtedness and obligations arising under the Existing Senior Credit Agreement, and the indebtedness and liens arising under the Existing Senior Credit Agreement shall be assigned to the Administrative Agent and the Lenders pursuant hereto, so that all indebtedness and obligations arising hereunder shall be secured by such liens and security interests as were created pursuant to the Existing Senior Credit Agreement and such other liens as provided for herein, and the terms of Borrower’s financing shall hereafter be amended and restated in its entirety as set forth herein.

Therefore, the Borrower, the Guarantors (as defined below), the Lenders, the Issuing Lender and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01       Certain Defined Terms.  As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Lender, the Lenders, and any Swap Counterparty, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus ½ of 1%.

“Administrative Agent” means Société Générale, in its capacity as agent pursuant to Article IX, and any successor agent pursuant to Section 9.06.

“Advance” means any advance hereunder of monies by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.

“Advance Payment Contract” means any contract whereby any Person either receives or becomes entitled to receive (either directly or indirectly through a third party for such Person’s account or benefit) any payment (an “Advance Payment”) to be applied toward the payment of the purchase price of Hydrocarbons produced or to be produced from any Oil and Gas Properties owned by such Person and which Advance Payment is paid or to be paid more than 90 days in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, and the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to become applied as payment for a portion only of the purchase price thereof or for a percentage or a share of such production.

“Affiliate” of any Person shall mean (a) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (b) any director or officer of such first Person or of any Person referred to in clause (a) above and (c) if any Person in clause (a) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person; provided, however, that “Affiliate” shall not include any Affiliates of the Preferred Shareholders or GA Partners.

“Affiliated Fund” means, with respect to GA Partners or any Preferred Shareholder, any other fund that is managed or advised by the same manager, general partner or investment advisor as GA Partners or such Preferred Shareholder or by an Affiliate of such manager, general partner or investment advisor.

“Agent’s Fee Letter” means the letter dated March 21, 2003 among the Borrower, the Lead Arranger, the Administrative Agent and the Documentation Agent.

“Agents” means the Administrative Agent, the Documentation Agent and the Syndication Agent.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date of determination, the following percentages determined as a function of the Borrower’s Utilization Percentage:

Utilization Percentage	Eurodollar Rate Advances	Base Rate Advances	Commitment Fees
> 90%	2.50%	1.50%	0.50%
> 75% and < 90%	2.25%	1.25%	0.50%
> 50% and < 75%	2.00%	1.00%	0.50%
> 25% and < 50%	1.75%	0.75%	0.50%
< 25%	1.50%	0.50%	0.50%

“Arrangers” means the Lead Arranger and the Co-Arranger.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.

“Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by Société Générale, as its Base Rate, whether or not the Borrower has notice thereof.

“Base Rate Advance” means an Advance which bears interest as provided in Section 2.09(a).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each Lender pursuant to Section 2.03(a), continued by each Lender pursuant to Section 2.03(b), or Converted by each Lender to Advances of a different Type pursuant to Section 2.03(b).

“Borrowing Base” means at any particular time, the Dollar amount determined in accordance with Section 2.02 on account of Proven Reserves attributable to Oil and Gas Properties of the Borrower and its Subsidiaries described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.02.

“Borrowing Base Deficiency” means the aggregate outstanding amount, if any, by which the sum of the Advances plus the Letter of Credit Exposure exceeds the lesser of the (i) Borrowing Base and (ii) the aggregate Commitments.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral Account” means a special interest bearing cash collateral account pledged by the Borrower to the Issuing Lender containing cash deposited pursuant to Sections 2.05(b), 7.02(b), or 7.03(b) to be maintained with the Issuing Lender in accordance with Section 2.07(g) and bear interest or be invested in the Issuing Lender’s reasonable discretion.

“Cash Equivalents” means (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year or less from the date of creation thereof, (b) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by Standard and Poor’s Ratings Group (“S&P”) and by Moody’s Investors Service, Inc. (“Moody’s”), (c) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States, Canada or England or any other bank or trust company which is organized under the laws of the United States, Canada or England or any state or province thereof, has capital, surplus and undivided profits aggregating at least $100,000,000.00 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of not lower than A2 or P2, as such rating is set forth from time to time by S&P or Moody’s, respectively, and (d) deposits in money market funds investing exclusively in investments described in clauses (a) through (c) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change of Control” means any of the following:  (a) any acquisition pursuant to which any Person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than the Preferred Shareholders) has become the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the Voting Stock of Brigham Exploration; (b) any transaction or acquisition pursuant to which any one or more of the Preferred Shareholders has or have become (whether pursuant to any Preferred Shareholder Transaction or otherwise) the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 47% of the Voting Stock of Brigham Exploration; (c)  Brigham Exploration is merged with or into or consolidated with another Person except as otherwise permitted by Section 6.04; (d)  Brigham Exploration, either individually or in conjunction with one or more of its Subsidiaries, sells, conveys, transfers or leases, or its Subsidiaries sell, convey, transfer or lease, all or substantially all of the assets of Brigham Exploration and its Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of its Subsidiaries, to any Person except as otherwise permitted by Section 6.04; (e)  the first day on which a majority of the individuals who constitute the Board of Directors of Brigham Exploration are not Continuing Directors or (f)  Brigham Exploration shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower.

“Closing Date” means the date on which the conditions set forth in Section 3.01 are satisfied, which date shall not be later than March 31, 2003.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collateral” means Property of the Credit Parties, now owned or hereafter acquired, that is subject to any Lien in favor of the Administrative Agent, the Lenders, the Issuing Bank or any Swap Counterparty to secure, directly or indirectly, the Obligations of the Credit Parties under the Loan Documents.

“Commitment” means, for any Lender, the amount set opposite such Lender’s name on Schedule 1 as its “Commitment”, or if such Lender has entered into any Assignment and Acceptance, as set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.06(c), as such amount may be reduced or terminated pursuant to Section 2.04 or Article VII or otherwise under this Agreement.  The original aggregate amount of the Commitments is $80,000,000.

“Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VII.

“Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of Brigham Exploration.

“Consolidated Net Income” means, with respect to Brigham Exploration and its consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of Brigham Exploration and its consolidated Subsidiaries after allowances for taxes for such period as determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from the calculation of such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which Brigham Exploration or any consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Brigham Exploration and its consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to Brigham Exploration or to a consolidated Subsidiary, as the case may be; (b) the net income (but not loss) of any consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Legal Requirement applicable to such consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; and (e) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets.

“Continuing Director” means an individual who (a) is a member of the full Board of Directors of Brigham Exploration and (b) either (i) was a member of the Board of Directors of Brigham Exploration on the Closing Date or (ii) whose nomination for election or election to the Board of Directors of Brigham Exploration was approved by vote of at least two-thirds of the directors then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03(b).

“Credit Parties” means the Borrower and the Guarantors.

“Debt,” for any Person, means without duplication:

(a)           indebtedness of such Person for borrowed money;

(b)           obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)           obligations of such Person (whether contingent or otherwise) in respect to letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, and agreements relating to the issuance of letters of credit or acceptance financing;

(d)           obligations of such Person to pay the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued current liabilities incurred in the ordinary course of business);

(e)           all obligations of such Person under Capital Leases;

(f)            all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);

(g)           obligations of such Person under any Interest Hedge Agreement or Hydrocarbon Hedge Agreement;

(h)           obligations of such Person under any Advance Payment Contract;

(i)            obligations of such Person owing in respect of redeemable preferred stock of such Person;

(j)            any obligations in connection with any volumetric or production payments;

(k)           obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above; and

(l)            indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) secured by any Lien on or in respect of any Property of such Person.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Deposit Control Agreement” has the meaning set forth in Section 5.16.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 1 or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, without duplication, for Brigham Exploration and its consolidated Subsidiaries for any period, (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, Interest Expense, taxes, depreciation, depletion, amortization and other non-cash charges for such period, minus (c) to the extent added in determining Consolidated Net Income for such period, all non-cash income during such period, in each case determined in accordance with GAAP and without duplication of amounts.

“Eligible Assignee” means (a) any Lender or any Affiliate of any Lender and (b) any commercial bank or other financial institution approved by (i) the Administrative Agent in its reasonable discretion and (ii) provided no Default or Event of Default has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed).

“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.

“Environment” or “Environmental” shall have the meanings set forth in 43 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means, as to any Credit Party, all Legal Requirements or common law theories applicable to any Credit Party arising from, relating to, or in connection with the Environment, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; or (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule 1 (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance comprising the same Borrowing, the interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) set forth on the applicable Telerate Page as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period and for a period equal to such Interest Period; provided that, if no such quotation appears on the applicable Telerate Page, the Eurodollar Rate shall be an interest rate per annum equal to the rate per annum at which deposits in Dollars are offered by the principal office of Société Générale in London, England to prime banks in the London interbank market at 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Advance to be maintained by the Lender that is the Administrative Agent in respect of such Borrowing and for a period equal to such Interest Period.

“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.09(b).

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 7.01.

“Excepted Liens” means (a) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or customary landlord’s liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (d) any Liens reserved in leases, farmout agreements, exploration agreements, operating agreements or participation agreements for rent or royalties and for compliance with the terms of such agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held or materially impair the value of such Property subject thereto; (e) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in the title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held or materially impair the value of such Property subject thereto; (f) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and (g) minor defects in the chain of title to the Oil and Gas Properties that are customarily accepted in the oil and gas industry, provided, however, that none of such defects interfere with the ordinary conduct of the business of any of the Credit Parties or materially detract from the value or use of the Property to which such defects apply.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Letters of Credit” means the letters of credit described on Schedule 2.07.

“Existing Mortgages” means the collective reference to every Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement from the Borrower to the Trustee named therein and Bank of Montreal (or any successor thereto), covering the assets of the Borrower located in the continental United States, as amended prior to the Closing Date.

“Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Financial Letter of Credit” means a Letter of Credit qualifying as a “financial standby letter of credit” under 12 CFR Part 3, Appendix A, Section 4(a)(8) or any successor U.S. Comptroller of the Currency regulation and issued by an Issuing Bank under the terms of this Agreement.

“Financial Statements” means the audited consolidated balance sheet of Brigham Exploration and its consolidated Subsidiaries as at December 31, 2002 and the related consolidated statement of income, stockholders’ equity and cash flow of Brigham Exploration and its consolidated Subsidiaries for the fiscal year ended on such date.

“GA Partners” means General Atlantic Partners III, L.P., together with its successors, assigns and transferees of its shares of Capital Stock of Brigham Exploration that are an Affiliated Fund of GA Partners.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

“Governmental Authority” means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person’s Property in connection with such subject.

“Guarantor” means Brigham Exploration, the General Partner, and each Subsidiary of the Borrower.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants,

contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hydrocarbon Hedge Agreement” means a swap, collar, floor, cap, option, forward sale or purchase or other contract (excluding sales contracts with fixed or floating prices for Hydrocarbons sold) that is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbon Interests” means (a) all oil and gas and/or oil, gas and mineral leases and leasehold interests, fee mineral interests, term mineral interests, subleases, farmouts, royalties, overriding royalties, net profits interests, production payments and similar interests or estates including any reversionary or carried interests relating to any of the foregoing and interests under any exploration agreements, operating agreements and participation agreements, and (b) all production units and drilling and spacing units (and the Properties covered thereby) which may affect all or any portion of such interests including those units and any units created by agreement or designation or under orders, regulations, rules or other official acts of any Federal, state or other governmental body or agency having jurisdiction.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Independent Engineer” means Cawley, Gillespie & Associates or any other engineering firm reasonably acceptable to either the Administrative Agent or the Majority Lenders.

“Independent Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and each of the Lenders, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the associated capital expenditures and net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

“Intercreditor and Subordination Agreement” means that certain Amended and Restated Intercreditor and Subordination Agreement, which shall be in a form acceptable to the Administrative Agent and the Lenders,  dated as of the Closing Date among the Administrative Agent, certain of the Credit Parties, and The Royal Bank of Scotland plc, as agent for the lenders party to the Subordinated Credit Agreement.

“Interest Coverage Ratio” means, for Brigham Exploration and its consolidated Subsidiaries, as of the end of any fiscal quarter, the ratio of (a) EBITDA calculated for the four fiscal quarters then ended, to (b) Interest Expense for such period.

“Interest Expense” means, for Brigham Exploration and its consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Hedge Agreements and Hydrocarbon Hedge Agreements, all as determined in conformity with GAAP.

“Interest Hedge Agreement” means an interest hedge, rate swap, cap or collar, or similar arrangement between the Borrower and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower and such financial institution.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03.  The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 p.m. (New York time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date;

(b)           Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)           any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

“Internal Engineering Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent and each Lender, prepared by the Borrower and certified by a Responsible Officer of the General Partner, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or any of its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the associated capital expenditures and net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

“Investment” means any investment, made directly or indirectly, in any Person, whether by acquisition of Equity Interests, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise.

“Issuing Lender” means Société Générale, and any successor issuing bank pursuant to Section 9.06.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, which is applicable to such Person.

“Lender” means each Lender that has a Commitment hereunder or is the holder of an Advance.

“Letter of Credit” means, individually, any standby letter of credit issued by the Issuing Lender for the account of the Borrower in connection with the Commitments and which is subject to this Agreement, and “Letters of Credit” means all such letters of credit collectively.

“Letter of Credit Application” means the Issuing Lender’s standard form letter of credit application for standby letters of credit that has been executed by the Borrower and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and any other agreements, documents, and instruments entered into in connection with or relating thereto.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

“Limited Partners” means Brigham Holdings I, LLC, a Nevada limited liability company, and Brigham Holdings II, LLC, a Nevada limited liability company.

“Loan Documents” means this Agreement, the Notes, the Administrative Agent’s Fee Letter, the Letter of Credit Documents, the Security Instruments, the Intercreditor and Subordination Agreement, the Side Letter Agreement, any Interest Hedge Agreements with a Swap Counterparty, any Hydrocarbon Hedge Agreements with a Swap Counterparty, and each other agreement, instrument, or document executed by any Credit Party or any of their officers at any time in connection with this Agreement.

“Majority Lenders” means, at any time, the Administrative Agent and Lenders holding at least 66-2/3% of the then aggregate unpaid principal amount of the Notes held by the Lenders and the Letter of Credit Exposure of the Lenders at such time; provided that, if no Advances or Letter of Credit Exposure is then outstanding, “Majority Lenders” shall mean the Administrative Agent and Lenders having at least 66-2/3% of the aggregate amount of the Commitments at such time.

“Material Adverse Change” means (a) a material adverse change in the business, Property (including the Oil and Gas Properties), assets, liabilities, conditions (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on any Credit Party’s ability to perform its obligations under this Agreement, any Note, or any other Loan Document and (c) a material adverse effect on the validity or enforceability against any Credit Party of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Maturity Date” means March 21, 2006; provided, however, that if on or before July 31, 2005 (a) the Subordinated Debt has not been repaid, (b) the Subordinated Debt Maturity Date has not been extended to at least April 30, 2006 or (c) the Subordinated Debt has not been refinanced with Debt subordinated to the Obligations on substantially the same terms and conditions as set forth in the Intercreditor and Subordination Agreement (or terms otherwise acceptable to all of the Lenders) the maturity date of which is not earlier than 60 days after the Maturity Date, then the “Maturity Date” shall be August 31, 2005.

 “Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Mortgage Amendments” means each of the amended and restated mortgages or deeds of trust to be entered into on or before the Closing Date to amend and restate in their entirety the Existing Mortgages in substantially the form of the attached Exhibit F.

“Mortgages” means, collectively, each Mortgage Amendment or any other mortgage or deed of trust executed by any one or more of the Borrower and its Subsidiaries in favor of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Lender, the Lenders, and any Swap Counterparty, as the same may be amended, modified, restated or supplemented from time-to-time, and “Mortgages” shall mean all of such Mortgages collectively.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit C signed by a Responsible Officer of the General Partner.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit D signed by a Responsible Officer of the General Partner.

“Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by any Credit Party to the Administrative Agent, the Issuing Lender or the Lenders under the Loan Documents, including without limitation, the Letter of Credit Obligations and (b) all obligations of any Credit Party owing to any Swap Counterparty under any Interest Hedge Agreement or Hydrocarbon Hedge Agreement.

“Oil and Gas Properties” means (a) all Hydrocarbon Interests; (b) all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (c) all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (d) all accounts (including accounts resulting from the sale of Hydrocarbons at the wellhead), contract rights and general intangibles, including all accounts, contract rights and general intangibles now or hereafter arising regardless of whether any of the foregoing is in connection with the sale or other disposition of any Hydrocarbons or otherwise, including all Liens securing the same; (e) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or Property and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, and similar equipment; and (f) all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Partners” means the General Partner and the Limited Partners.

“Partnership Agreement” means the Agreement of Limited Partnership of the Borrower among the Partners dated as of December 30, 1997, as heretofore or hereafter amended, supplemented or restated from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performance Letter of Credit” means a Letter of Credit qualifying as a “performance-based standby letter of credit” under 12 CFR Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation and issued by an Issuing Bank under the terms of this Agreement.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Permitted Liens” has the meaning ascribed to such term in Section 6.01.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Pledge Agreements” means each of the Amended and Restated Pledge Agreements, in substantially the form of the attached Exhibit G, executed by each of Brigham Exploration, the General Partner and the Borrower, as the same may be amended, modified, restated or supplemented from time to time.

“Preferred Shareholders” means each of the Persons listed on Schedule 1.01 who hold Capital Stock in Brigham Exploration, together with its successors, assigns and transferees of its shares of Capital Stock of Brigham Exploration that are Affiliated Funds of such Preferred Shareholders.

“Preferred Shareholder Transaction” means any transaction in which any of the Preferred Shareholders exercises (whether voluntarily or as required by Brigham Exploration) its warrants to purchase common stock issued by Brigham Exploration pursuant to the terms of such warrants or the applicable certificate of designations of Brigham Exploration.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Pro Rata Share” means, with respect to any Lender, either (a) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Advances and Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Lenders at such time.

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“Register” has the meaning set forth in paragraph (c) of Section 10.06.

“Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same are from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” means all of the obligations of the Borrower to reimburse the Issuing Lender for amounts paid by the Issuing Lender under Letters of Credit as established by the Letter of Credit Applications and Section 2.07(d).

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, or Vice President—Controller (b) with respect to any Person that is a limited liability company, a manager (or such Person’s Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, or Vice President—Controller, if any) or the Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other property) or any direct or indirect payment of any kind or character (whether in cash, securities or other property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of Brigham Exploration or warrants, options or other rights to purchase such Equity Interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Agreements” means each of the Amended and Restated Security Agreements, in substantially the form of the attached Exhibit H, executed by each of the Borrower and its Subsidiaries, as the same may be amended, modified, or supplemented from time to time.

“Security Instruments” means, collectively, (a) the Mortgages, (b) the Pledge Agreements, (c) the Security Agreements, (d) the Deposit Control Agreements, (e) each other agreement, instrument or document executed at any time in connection with the Pledge Agreements, the Security Agreements and the Mortgages, (f) each agreement, instrument or document executed in connection with the Cash Collateral Account; and (g) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

“Side Letter Agreement” means the letter agreement dated as of the Closing Date among the Borrower, the Guarantors, the Administrative Agent and The Royal Bank of Scotland plc, as agent under the Subordinated Credit Agreement.

“Significant PUD Location” means a particular drilling location or proven, undeveloped reserve prospect identified or designated as “PUD” or “proven undeveloped” reserves in the applicable Engineering Report, that has been assigned a discounted present value equal to or in excess of $2,000,000.00 in such Engineering Report.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount that, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Credit Agreement” means the Subordinated Amended and Restated Credit Agreement dated as of the date hereof among the Borrower, the lenders party thereto, and The Royal Bank of Scotland plc, as administrative agent for such lenders.

“Subordinated Debt” means the “Obligations” as defined in the Subordinated Credit Agreement.

“Subordinated Debt Maturity Date” means the “Maturity Date” as defined in the Subordinated Credit Agreement.

“Subordinated Loan Documents” means the Subordinated Credit Agreement, the promissory notes executed and delivered pursuant to the Subordinated Credit Agreement, all agreements, instruments, or documents executed at any time in connection with securing the Subordinated Debt, and each other agreement, instrument, or document executed by any Credit Party or any of their Responsible Officers in connection with the Subordinated Credit Agreement.

“Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Counterparty” means any Lender (or Affiliate of a Lender) that is party to a Hydrocarbon Hedge Agreement or Interest Hedge Agreement with the Borrower or any of its Subsidiaries.

“Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Type” has the meaning set forth in Section 1.04.

“Unused Commitment Amount” means, with respect to a Lender at any time, the lesser of (a) such Lender’s Commitment at such time and (b) such Lender’s Pro Rata Share of the Borrowing Base then in effect at such time minus, in each case the sum of (i) the aggregate outstanding principal amount of all Advances owed to such Lender at such time plus (ii) such Lender’s Share of the aggregate Letter of Credit Exposure at such time.

“Utilization Percentage” means, at any time, the ratio (expressed as a percentage) at such time of (a) the sum of the aggregate outstanding principal amount of the Advances and the aggregate Letter of Credit Exposure at such time to (b) the lesser of (i) the Commitments or (ii) the Borrowing Base, as applicable, in effect at such time.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock or other interests (including partnership interests) in such Person entitling the holders thereof (whether at all times or at the time that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

Section 1.02       Computation of Time Periods.  In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03       Accounting Terms; Changes in GAAP.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the Financial Statements.  In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.

Section 1.04       Types of Advances.  Advances are distinguished by “Type.”  The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Base Rate Advance.

Section 1.05       Miscellaneous.  Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified.  The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” means “including, without limitation,”.  Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.  All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II

CREDIT FACILITIES

Section 2.01       Revolving Credit Facility.

(a)           Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Commitment Termination Date in an amount for each Lender not to exceed such Lender’s Unused Commitment Amount.  Each Borrowing shall, in the case of Borrowings consisting of Base Rate Advances, be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $2,000,000 and in integral multiples of $1,000,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.  Within the limits of each Lender’s Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.

(b)           The indebtedness of the Borrower to each Lender resulting from the Advances owing to such Lender shall be evidenced by a Note of the Borrower payable to the order of such Lender in an amount equal to such Lender’s Commitment.

Section 2.02       Borrowing Base.

(a)           Borrowing Base.  The Borrowing Base as of the Closing Date has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as $70,000,000.  Such Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.02.  The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(d) and is subject to periodic redetermination pursuant to Sections 2.02(b) and 2.02(c).

(b)           Calculation of Borrowing Base.

(i)            The Borrower shall deliver to the Administrative Agent and each of the Lenders on or before April 1, 2003, and thereafter on or before each February 15, beginning February 15, 2004, an Independent Engineering Report dated effective as of the immediately preceding December 31, and such other information as may be reasonably requested by any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base.  Within 20 days after the Administrative Agent and the Lenders’ receipt of such Independent Engineering Report and other information, the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base.  Within 20 days after the Lenders’ receipt of the Administrative Agent’s recommendation, each Lender shall advise the Administrative Agent whether or not such Lender agrees with the Administrative Agent’s recommendation and the Borrowing Base shall be redetermined upon the approval of Majority Lenders (or all of the Lenders in case of an increase in the Borrowing Base); provided, however, the failure of any Lender to give such notice within such period of time shall be deemed to constitute an acceptance of such redetermination. The Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined; provided, however that the failure to give such notice shall not affect the validity of any such redetermination.

(ii)           The Borrower shall deliver to the Administrative Agent and each Lender on or before October 1, 2003, and thereafter on or before each August 15, beginning August 15, 2004, an Internal Engineering Report dated effective as of the immediately preceding June 30, and such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base.  Within 20 days after the Administrative Agent and the Lenders’ receipt of such Internal Engineering Report and other information, the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base.  Within 20 days after the Lenders’ receipt of the Administrative Agent’s recommendation, each Lender shall advise the Administrative Agent whether or not such Lender agrees with the Administrative Agent’s recommendation and the Borrowing Base shall be redetermined upon the approval of Majority Lenders (or all of the Lenders in case of an increase in the Borrowing Base); provided, however, the failure of any Lender to give such notice within such period of time shall be deemed to constitute an acceptance of such redetermination. The Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

(iii)          In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Majority Lenders (or all the Lenders in case of an increase in the Borrowing Base) may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, as applicable, or other information whereupon the Administrative Agent and the Majority Lenders (or all the Lenders in case of an increase in the Borrowing Base) shall redetermine the Borrowing Base as otherwise specified in this Section 2.02.  The failure of the Administrative Agent and the Lenders to redetermine the Borrowing Base and redesignate the Borrowing Base by the dates specified above shall not affect the validity of any redetermination and redesignation conducted from time-to-time hereafter.

(iv)          Each delivery of an Engineering Report by the Borrower to the Administrative Agent and the Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that (A) the Borrower and its Subsidiaries, as applicable, own the Oil and Gas Properties specified therein free and clear of any Liens (except Permitted Liens), and (B) on and as of the date of such Engineering Report each Oil and Gas Property described as “proved developed” therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”) were each producing oil and gas in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells.

(c)           Interim Redetermination.  In addition to the Borrowing Base redeterminations provided for in Section 2.02(b), the Majority Lenders (except that any increase in the Borrowing Base shall require the consent of all the Lenders) may, either in their sole discretion or at the request of the Borrower and based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.02(d)), make additional redeterminations of the Borrowing Base.  The parties requesting the redetermination shall give the other parties at least 10 days’ prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed.  In connection with any redetermination of the Borrowing Base under this Section 2.02(c), the Borrower shall provide the Administrative

Agent and the Lenders with such information regarding the Credit Parties’ business (including, without limitation, its Oil and Gas Properties, the Proven Reserves, and production relating thereto) as the Administrative Agent or any Lender may request, including, in the case of requests for an increase to the Borrowing Base of $1,000,000 or more, an updated Independent Engineering Report.  The Administrative Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.

(d)           Standards for Redetermination.  Each redetermination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.02 shall be made (i) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.02(d)), (ii) in accordance with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Proven Reserves of the Borrower and its Subsidiaries, and (iv) based upon the estimated value of the Proven Reserves owned by the Borrower and its Subsidiaries as determined by the Administrative Agent and the Lenders.  In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition, and Debt obligations of the Borrower and its Subsidiaries and such other factors as the Administrative Agent and the Lenders customarily deem appropriate.  In that regard, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Lenders.  No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Administrative Agent and the Lenders shall have received, at the Borrower’s expense, evidence of title satisfactory in form and substance to the Administrative Agent that the Administrative Agent has an Acceptable Security Interest in the Oil and Gas Properties relating thereto pursuant to the Security Instruments.  At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders until the Borrowing Base is subsequently redetermined in accordance with this Section 2.02.

Section 2.03       Method of Borrowing.

(a)           Notice.  Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 12:00 p.m. (New York time) (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Advances or (ii) on the Business Day of the proposed Borrowing, in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall in turn give to each applicable Lender prompt notice of such proposed Borrowing by telecopier or telex.  Each Notice of a Borrowing shall be given by telecopier or telex, confirmed immediately in writing, specifying the information required therein.  In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each applicable

Lender of the applicable interest rate under Section 2.09(b).  Each applicable Lender shall, before 2:00 p.m. (New York time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 10.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, in the case of a Borrowing, such Lender’s Pro Rata Share of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower at its account with the Administrative Agent.

(b)           Conversions and Continuations.  The Borrower may elect to Convert or continue any Borrowing by delivering an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 12:00 p.m. (New York time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed Conversion in the case of a Conversion to a Borrowing comprised of Base Rate Advances.  Each such Notice of Conversion or Continuation shall be in writing or by telex or telecopier confirmed immediately in writing specifying the information required therein.  Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Lender of the applicable interest rate under Section 2.09(b).

(c)           Certain Limitations.  Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above:

(i)            at no time shall there be more than six Interest Periods applicable to outstanding Eurodollar Rate Advances and the Borrower may not select Eurodollar Rate Advances for any Borrowing at any time that a Default has occurred and is continuing;

(ii)           if any Lender shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or continuation shall be a Base Rate Advance;

(iii)          if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(iv)          if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

(v)           if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (b) above, the Administrative Agent shall forthwith so notify the Borrower and the Lenders and such Advances shall be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances.

(d)           Notices Irrevocable.  Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.

(e)           Administrative Agent Reliance.  Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender shall not make available to the Administrative Agent such Lender’s Pro Rata Share of a Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with this Agreement and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for such day.  If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

(f)            Lender Obligations Several.  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing.  No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.04       Reduction of the Commitments.

(a)           The Borrower shall have the right, upon at least five Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or in integral multiples of $1,000,000 in excess thereof.

(b)           Any reduction and termination of the Commitments pursuant to this Section 2.04 shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments.

Section 2.05       Prepayment of Advances.

(a)           Optional.  The Borrower may prepay the Advances, without premium or penalty, after giving by 12:00 p.m. (New York time) (i) in the case of Eurodollar Rate Advances, at least three Business Days’ or (ii) in the case of Base Rate Advances, on the same Business Day, irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment.  If any such notice is given, the Borrower shall prepay the Advances in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided, however, that each partial prepayment with respect to:  (A) any Eurodollar Rate Advances shall be applied to Eurodollar Rate Advances comprising part of the same Borrowing; and (B) any Type of Advances shall be made in $2,500,000 and in integral multiples of $500,000 in excess thereof (or the remaining aggregate principal balance outstanding).  Full prepayments of any Borrowing are permitted without restriction of amounts.

(b)           Borrowing Base Deficiency.  If a Borrowing Base Deficiency exists, then the Administrative Agent shall give the Borrower and the Lenders prompt written notice thereof.  The Borrower shall prepay the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base deficiency is cured within ninety (90) days after the date a deficiency notice regarding the Borrowing Base is received by the Borrower from the Administrative Agent.  Each prepayment pursuant to this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date.  Each prepayment under this Section 2.05(b) shall be applied to the Advances in accordance with Section 2.10.

(c)           Reduction of Commitments.  On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Revolving Letter of Credit Exposure exceeds the lesser of (A) the aggregate Commitments, as so reduced and (B) the Borrowing Base.  Each prepayment pursuant to this Section 2.05(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date.  Each prepayment under this Section 2.05(c) shall be applied to the Advances as provided in Section 2.10(a).

(d)           Illegality.  If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 12:00 p.m. (New York time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances made by such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date, (ii) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender gives notice referred to above shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.

(e)           No Additional Right; Ratable Prepayment.  The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon the Borrower.  Each payment of any Advance pursuant to this Section 2.05 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

Section 2.06       Repayment of Advances.  The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued interest on the Maturity Date or such earlier date pursuant to Section 7.02 or Section 7.03.

Section 2.07       Letters of Credit.

(a)           Issuance.  From time to time from the date of this Agreement until 30 days prior to the Commitment Termination Date, at the request of the Borrower, the Issuing Lender shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the Expiration Date of, Letters of Credit for the account of the Borrower on any Business Day.  No Letter of Credit will be issued, increased, or extended:

(i)            if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) $5,000,000 and (B) the Unused Commitment Amount;

(ii)           unless such Letter of Credit has an Expiration Date not later than the earlier of (A) 12 months after the date of issuance thereof (or, if extendable beyond such period, unless such Letter of Credit is cancelable upon not more than 30 days’ notice given by the Issuing Lender to the beneficiary of such Letter of Credit) and (B) the Maturity Date;

(iii)          unless such Letter of Credit Documents are in form and substance acceptable to the Issuing Lender in its sole discretion;

(iv)          unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

(v)           unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application; and

(vi)          unless such Letter of Credit is governed by either (B) the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No.  500 (or any successor to such publication) or (A) the International Standby Practices 1998, Institute of International Banking Law & Practice (or any successor to such publication).

If the terms of any Letter of Credit Application referred to in the foregoing clause (v) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

(b)           Participations.  Upon the date of the issuance or increase of a Letter of Credit, the Issuing Lender shall be deemed to have sold to each Lender and each Lender shall be deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement.  The Issuing Lender shall promptly notify each Lender by telex, telephone, or telecopy of each Letter of Credit issued, increased, or extended or converted and the actual dollar amount of such Lender’s participation in such Letter of Credit; provided, however that the failure to give such notice shall not affect the validity of any such participation.

(c)           Issuing.  Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given not later than 12:00 p.m. (New York time) on the fifth Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit, and the Issuing Lender shall give to each other Lender prompt notice thereof by telex, telephone, or telecopy.  Each Letter of Credit Application shall be given by telecopier or telex, confirmed immediately in writing, specifying the information required therein.  After the Issuing Lender’s receipt of such Letter of Credit Application and upon fulfillment of the applicable conditions set forth in Article III, the Issuing Lender shall issue, increase, or extend such Letter of Credit for the account of the Borrower.  Each Letter of Credit Application shall be irrevocable and binding on the Borrower.

(d)           Reimbursement.  The Borrower hereby agrees to pay on demand to the Issuing Lender an amount equal to any amount paid by the Issuing Lender under any Letter of Credit; provided that, subject to the terms and conditions of this Agreement, the Borrower may request a Advance hereunder for the purpose of satisfying any such reimbursement obligation.  In the event the Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower pursuant to the preceding sentence, the Issuing Lender shall give the Administrative Agent notice of the

Borrower’s failure to make such reimbursement and the Administrative Agent shall promptly notify each Lender of the amount necessary to reimburse the Issuing Lender.  Upon such notice from the Administrative Agent, each Lender shall promptly reimburse the Issuing Lender for such Lender’s Pro Rata Share of such amount, and such reimbursement shall be deemed for all purposes of this Agreement to be a Advance to the Borrower transferred at the Borrower’s request to the Issuing Lender.  If such reimbursement is not made by any Lender to the Issuing Lender on the same day on which the Administrative Agent notifies such Lender to make reimbursement to the Issuing Lender hereunder, such Lender shall pay interest on its Pro Rata Share thereof to the Issuing Lender at a rate per annum equal to the Federal Funds Rate.  The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such reimbursements to the Issuing Lender as Base Rate Advances under a Borrowing requested by the Borrower to reimburse the Issuing Lender which have been transferred to the Issuing Lender at the Borrower’s request.

(e)           Obligations Unconditional.  The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i)            any lack of validity or enforceability of any Letter of Credit Documents;

(ii)           any amendment or waiver of, or any consent to or departure from, any Letter of Credit Documents;

(iii)          the existence of any claim, set-off, defense, or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;

(iv)          any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower’s rights under Section 2.07(f) below.

(f)            Liability of Issuing Lender.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

(i)            the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)           the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;

(iii)          payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv)          any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Lender’s own negligence),

except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(g)           Cash Collateral Account.

(i)            If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.05(b), 7.02(b), or 7.03(b), then the Borrower and the Issuing Lender shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Issuing Lender’s standard form assignment of deposit accounts, that the Issuing Lender requests in connection therewith to establish the Cash Collateral Account and grant the Issuing Lender a first priority security interest in such account and the funds therein.  The Borrower hereby pledges to the Issuing Lender and grants the Issuing Lender a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

(ii)           So long as no Event of Default Exists, (A) the Issuing Lender may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and (B) the Issuing Lender shall release to the Borrower at the Borrower’s written request any funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of the total amount of funds held in the Cash Collateral Account over the Letter of Credit Exposure.  During the existence of any Event of Default, the Issuing Lender may apply any funds held in the Cash Collateral Account to the Obligations in accordance with Section 7.06.

(iii)          The Issuing Lender shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Issuing Lender accords its own property, it being understood that the Issuing Lender shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

Section 2.08       Fees.

(a)           Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Margin for commitment fees on the average daily Unused Commitment Amount of such Lender, from the date of this Agreement until the Commitment Termination Date.  The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on March 31, 2003 and continuing thereafter through and including the Commitment Termination Date.

(b)           Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the pro rata benefit of the Lenders a per annum letter of credit fee for each Financial Letter of Credit issued hereunder in an amount equal to the Applicable Margin for Eurodollar Rate Advances on the aggregate amount available for drawing from time to time under such Letter of Credit, (ii) to the Administrative Agent for the pro rata benefit of the Lenders a per annum letter of credit fee for each Performance Letter of Credit issued hereunder in an amount equal to 50% of the Applicable Margin for Eurodollar Rate Advances on the aggregate amount available for drawing from time to time under such Letter of Credit.  Each such fee will be calculated based on the face amount of all Letters of Credit outstanding on each day at the above applicable rate and will be payable quarterly in arrears.  In addition, the Borrower agrees to pay to the Issuing Lender, (i) a fronting fee for each Letter of Credit equal to 0.125% of the face amount of such Letter of Credit and (ii) such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit.

(c)           Other Fees.  The Borrower agrees to pay to the Lead Arranger, the Administrative Agent and the Documentation Agent the fees described in the Administrative Agent’s Fee Letter.

Section 2.09       Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)           Base Rate Advances.  If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Adjusted Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each calendar quarter and on the date such Base Rate Advance shall be paid in full, provided that upon the occurrence and continuance of an Event of Default, such Advances shall bear interest from the date on which such Event of Default occurred until such Event of Default has been cured or waived, payable on demand, at a rate per annum equal at all times to the Adjusted Base Rate in effect from time to time plus the Applicable Margin plus 2.00%, provided that the rate charged pursuant to this Section 2.09(a) shall never exceed the Maximum Rate.

(b)           Eurodollar Rate Advances.  If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and, in the case of six-month Interest Periods, on the day which occurs during such Interest Period three months from the first day of such Interest Period, provided that upon the occurrence and continuance of an Event of Default, such Advance shall bear interest from the date on which such Event of Default occurred until such Event of Default has been cured or waived, payable on demand, at a rate per annum equal at all times to the rate required to be paid on such Advance immediately prior to the occurrence of such Event of Default plus 2.00%, provided further, that any amount of principal, interest, fees or any other amount which is not paid when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Adjusted Base Rate in effect from time to time plus the Applicable Margin plus 2.00%, provided that the rate charged pursuant to this Section 2.09(b) shall never exceed the Maximum Rate.

(c)           Additional Interest on Eurodollar Rate Advances.  The Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance.  Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrower through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).

(d)           Usury Recapture.

(i)            If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender.

(ii)           If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender pursuant to the preceding subsection (i), then, to the extent permitted by law, for the loans made hereunder by such Lender the interest rates charged under this Section 2.09 shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.

(iii)          Notwithstanding the foregoing or any other term in this Agreement and the Loan Documents to the contrary, it is the intention of each Lender and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the maximum rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Advances made hereunder by such Lender or be refunded to the Borrower.

Section 2.10       Payments and Computations.

(a)           Payment Procedures.  The Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 p.m. (New York time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind.  The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Issuing Lender, or a specific Lender pursuant to Section 2.08(b), 2.08(c), 2.09(c), 2.12, 2.13, 2.14, 10.05, or 11.07, but after taking into account payments effected pursuant to Section 10.04) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or the Issuing Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b)           Computations.  All computations of interest based on the Base Rate and of fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Rate shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

(c)           Non-Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)           Administrative Agent Reliance.  Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower shall not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for such day.

Section 2.11       Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.12       Breakage Costs.  If (a) any default by the Borrower in making any borrowing of, conversion into or continuation of any Eurodollar Rate Advance after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) any payment of any Eurodollar Rate Advance is made prior to the last day of the Interest Period for such Advance, whether as a result of any payment pursuant to Section 2.05, the acceleration of the maturity of the Notes pursuant to Article VII, or otherwise, or (c) any default by the Borrower in making any prepayment of any Eurodollar Rate Advance after the Borrower has given notice thereof in accordance with the provisions of this Agreement, the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to the Administrative Agent for the account of such

Lender any amounts required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

Section 2.13       Increased Costs.

(a)           Eurodollar Rate Advances.  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(b)           Capital Adequacy.  If any Lender or the Issuing Lender determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or the Issuing Lender’s commitment to issue the Letters of Credit and other commitments of this type, then, upon 30 days’ prior written notice by such Lender or the Issuing Lender (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender or to the Issuing Lender, as the case may be, from time to time as specified by such Lender or the Issuing Lender, additional amounts sufficient to compensate such Lender or the Issuing Lender for the reduced rate of return on that capital of such Lender or the Issuing Lender (but without duplication of amounts, if any, paid by the Borrower pursuant to Section 2.13(a) above), in light of such circumstances, (i) with respect to such Lender, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend under this Agreement and (ii) with respect to the Issuing Lender, to the extent that the Issuing Lender reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit.  A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender or the Issuing Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)           Letters of Credit.  If any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Lender, the Borrower shall pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost.  A certificate as to such increased cost incurred by the Issuing Lender, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Lender to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14       Taxes.

(a)           No Deduction for Certain Taxes.  Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Issuing Lender, and the Administrative Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, the Issuing Lender, or the Administrative Agent (as the case may be) is organized or any political subdivision of the jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, in the case of each Lender and the Issuing Lender, Taxes by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision of such jurisdiction.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender, the Issuing Lender, or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Lender, the Issuing Lender, or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Lender’s, the Issuing Lender’s, or the Administrative Agent’s failure to provide the forms described in paragraph (d) of this Section 2.14 and such Lender, the Issuing Lender, or the Administrative Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           Other Taxes.  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)           Indemnification.  THE BORROWER INDEMNIFIES EACH LENDER, THE ISSUING LENDER, AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED BY ANY

jurisdiction on amounts payable under this Section 2.14) paid by such Lender, the Issuing Lender, or the Administrative Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted unless the payment of such Taxes or Other Taxes were not correctly or legal asserted and such Lender’s payment of such Taxes or Other Taxes was the result of its gross negligence or wilful misconduct.  Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Administrative Agent for the benefit of any party claiming such indemnification within 30 days from the date the Borrower receives written demand therefor from the Administrative Agent on behalf of itself as Administrative Agent, the Issuing Lender, or any such Lender.  If any Lender, the Administrative Agent, or the Issuing Lender receives a refund in respect of any Taxes paid by the Borrower under this paragraph (c), such Lender, the Administrative Agent, or the Issuing Lender, as the case may be, shall promptly pay to the Borrower the Borrower’s share of such refund.

(d)           Foreign Lender Withholding Exemption.  Each Lender and Issuing Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that upon the request of the Borrower it shall deliver to the Borrower and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W8-ECI, W8-IMY or W8-BEN or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower.  If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-9 establishing an exemption from United States backup withholding tax, such Lender shall not be required to deliver such form.  The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms.  For any period with respect to which a Lender or the Issuing Lender has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to this Section 2.14(d) (unless such failure is due to a change in treaty or Legal Requirement occurring subsequent to the date on which a form originally was required to be provided), such Lender or the Issuing Lender, as applicable, shall not be entitled to indemnification under Section 2.14(c) with respect to Taxes imposed by the United States which taxes would not have been imposed but for such failure to provide such forms; provided, however that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonable request to assist such Lender to recover such Taxes.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01       Conditions Precedent to Closing Date.  The Closing Date shall occur upon the satisfaction of the following conditions precedent that:

(a)           Documentation.  The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, the Issuing Lender and the Lenders, and, where applicable, in sufficient copies for each Lender:

(i)            this Agreement;

(ii)           a Note payable to the order of each Lender in the amount of its Commitment;

(iii)          a Security Agreement executed by the Borrower and each of its Subsidiaries;

(iv)          a Pledge Agreement executed by Brigham Exploration and the General Partner;

(v)           stock certificates required in connection with the Pledge Agreements and stock powers executed in blank for each such stock certificate;

(vi)          the Mortgage Amendments and any additional Mortgages that may be required pursuant to Section 5.11;

(vii)         copies of insurance policies or certificates thereof naming the Administrative Agent loss payee or additional insured, as applicable, certified by the Borrower’s insurance broker as true and correct copies thereof, and which are otherwise satisfactory to the Administrative Agent;

(viii)        a favorable opinion dated as of the Closing Date of Thompson & Knight L.L.P., counsel to the Credit Parties, in form and substance satisfactory to the Administrative Agent covering such matters as any Lender through the Administrative Agent may reasonably request;

(ix)           a favorable opinion dated as of the Closing Date of Mahaffey & Gore, P.C., Oklahoma counsel to the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(x)            copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of the General Partner of (A) the resolutions of the applicable governing body of the Borrower approving the Loan Documents to which the Borrower is a party, (B) the organizational documents of the Borrower, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, the Security Instruments and the other Loan Documents to which the Borrower is a party;

(xi)           certificates of a Responsible Officer or the secretary or an assistant secretary of the General Partner certifying the names and true signatures of the officers of the General Partner authorized to sign on behalf of the Borrower this Agreement, the Notes, Notices of Borrowing, Notices of Conversion or Continuation, the Security Instruments and the other Loan Documents to which the Borrower is a party;

(xii)          copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of each Guarantor of (A) the resolutions of the applicable governing body of such Guarantor approving the Loan Documents to which it is a party, (B) the organizational documents of such Guarantor, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Security Instruments, and the other Loan Documents to which such Guarantor is a party;

(xiii)         a certificate of the secretary or an assistant secretary of each Guarantor certifying the names and true signatures of officers of such Guarantor authorized to sign this Agreement, the Security Instruments and the other Loan Documents to which such Guarantor is a party;

(xiv)        certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of each of the Credit Parties in all jurisdictions where required by the Administrative Agent;

(xv)         a certificate dated as of the date of this Agreement from the Responsible Officer of the General Partner stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;

(xvi)        the Intercreditor and Subordination Agreement;

(xvii)       results of lien, tax and judgment searches of the UCC Records of the Secretary of State and applicable counties of the States of Delaware, Oklahoma and Texas from a source acceptable to the Administrative Agent and reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of the Administrative Agent, other than Permitted Liens;

(xviii)      appropriate UCC-1 Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;

(xix)         the Side Letter Agreement; and

(xx)          such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.

(b)           Due Diligence.  The Administrative Agent and the Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries, including, but not limited, to a review of their Oil and Gas Properties, Subordinated Debt, and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

(c)           Payment of Fees.  On the date of this Agreement, the Borrower shall have paid the fees required by Section 2.08(c) and all costs and expenses that have been invoiced and are payable pursuant to Section 10.04.

(d)           Delivery of Financial Statements.  The Administrative Agent and the Lenders shall have received true and correct copies of (i) the Financial Statements, and (ii) such other financial information as the Administrative Agent or any Lender may reasonably request.

(e)           No Default.  No Default shall have occurred and be continuing.

(f)            Representations and Warranties.  The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct in all respects.

(g)           Material Adverse Change.  No event or circumstance that could cause a Material Adverse Change shall have occurred.

(h)           No Proceeding or Litigation; No Injunctive Relief.  Except as described in Schedule 4.07, no action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered against the Borrower or any of its Subsidiaries.

(i)            Consents, Licenses, Approvals, etc.  The Administrative Agent shall have received true copies (certified to be such by a Responsible Officer the Borrower or other appropriate Credit Party) of all consents, licenses and approvals required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which any Credit Party is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents.  In addition, the Credit Parties shall have all such material consents, licenses and approvals required in connection with the continued operation of the Credit Parties, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(j)            Subordinated Debt.  The Borrower shall have entered into the Subordinated Credit Agreement, the terms and conditions thereof shall be reasonably satisfactory to the Administrative Agent and the Lenders and the conditions precedent set forth in Section 3.01 of the Subordinated Credit Agreement shall contemporaneously herewith have been satisfied or waived as of the date of the Closing Date.  The Borrower shall have delivered copies of the Subordinated Credit Agreement and each other agreement, instrument, or document executed by any Credit Party or any of their officers at any time in connection with the Subordinated Credit Agreement on or before the Closing Date.

(k)           Security Instruments.  The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent and the Lenders in their sole discretion necessary to determine that arrangements have been made for the Administrative Agent (for its benefit and the benefit of the Lenders) to have an Acceptable Security Interest in the Collateral and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained (or will be upon the filing and recording of the appropriate Security Instruments), as the case may be, and are in full force and effect.

(l)            Title.  The Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties included in the Borrowing Base and that such Oil and Gas Properties constitute a percentage of such Collateral reasonably satisfactory to the Administrative Agent.

(m)          Assignment of Existing Senior Credit Agreement.  The Administrative Agent and the Lenders shall have received sufficient evidence indicating that simultaneously with the making of the initial Advances hereunder, the obligations of the Credit Parties under the Existing Senior Credit Agreement (including, without limitation, any obligations of any Credit Party in respect of guaranties and security agreements executed in connection with such Existing Credit Agreements) and the Liens securing the same shall have been assigned to the Administrative Agent for the benefit of the Lenders and encumbering the same Property.

(n)           Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing with appropriate insertions and executed by a duly authorized Responsible Officer of the General Partner.

Section 3.02       Conditions Precedent to All Borrowings.  The obligation of each Lender to make an Advance on the occasion of each Borrowing and of the Issuing Lender to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit:

(a)           the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Conversion or Continuation, or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, the issuance, increase, or extension of such Letter of Credit, such statements are true):

(i)            the representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respect as of such earlier date);

(ii)           no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, or would result from the issuance, increase, or extension of such Letter of Credit; and

(iii)          after giving effect to the such proposed Borrowing, no Borrowing Base Deficiency exists; and

(b)           the Administrative Agent shall have received such other approvals, opinions, or documents reasonably deemed necessary or desirable by any Lender as a result of circumstances occurring after the date of this Agreement, as any Lender through the Administrative Agent may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Credit Party jointly and severally represents and warrants as follows:

Section 4.01       Corporate Existence; Subsidiaries.  Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where the failure to so qualify could reasonably be expected to cause a Material Adverse Change.  As of the Closing Date, the Credit Parties have no Subsidiaries other than those listed on Schedule 4.01.

Section 4.02       Corporate Power.  The execution, delivery, and performance by each Credit Party of this Agreement, the Notes, and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) such Credit Party’s governance documents or (ii) any Legal Requirement or any material contractual restriction binding on or affecting such Credit Party, and (d) will not result in or require the creation or imposition of any Lien upon any of the material Property of any Credit Party prohibited by this Agreement.  At the time of each Advance, such Advance and the use of the proceeds of such Advance will (A) be within the Borrower’s limited partnership powers, (B) have been duly authorized by all necessary partnership action, (C) not contravene (i) the Borrower’s limited partnership agreement or other organizational documents or (ii) any Legal Requirement or any material contractual restriction of any material agreement binding on or affecting the Borrower and (D) not result in or require the creation or imposition of any Lien upon any of the material Property of any Credit Party prohibited by this Agreement.

Section 4.03       Authorization and Approvals.  No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by any Credit Party of this Agreement, the Notes, or the other Loan Documents to which such Credit Party is a party or the consummation of the transactions contemplated hereby or thereby.  At the time of each Borrowing and each issuance, increase or extension of a Letter of Credit, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or such issuance, increase or extension of such Letter of Credit or the use of the proceeds of such Borrowing or such Letter of Credit.

Section 4.04       Enforceable Obligations.  This Agreement, the Notes, and the other Loan Documents to which each Credit Party is a party have been duly executed and delivered by such Credit Party.  Each Loan Document to which each Credit Party is a party is the legal, valid, and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.

Section 4.05       Financial Statements.

(a)           The Borrower has delivered to the Administrative Agent and the Lenders the Financial Statements, and the Financial Statements are correct and complete in all material respects and present fairly the consolidated financial condition of the Credit Parties as of their respective dates and for their respective periods in accordance with GAAP, applied on a consistent basis.  As of the date of the Financial Statements, there were no material Debt, trade payables, contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of any Credit Party, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b)           Since December 31, 2002, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred.

(c)           Each of the Credit Parties is Solvent.

Section 4.06       True and Complete Disclosure.  All written information (whether delivered before or after the Closing Date) furnished by or on behalf of any Credit Party to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, when taken as a whole, is true and accurate in all material respects on the date as of which such information is dated or certified (or, if not dated and certified, as of the date as of which such information is provided) and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not materially misleading at such time.  All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished, but the Credit Parties do not represent and warrant that such projections, estimates or pro forma information is (or will ultimately prove to have been) accurate.

Section 4.07       Litigation.  There is no pending or, to the knowledge of any Responsible Officer of any Credit Party, threatened action or proceeding affecting any of the Credit Parties before any court, Governmental Authority or arbitrator which (a) both (i) involves the possibility of any judgment or liability against any Credit Party not fully covered by insurance (except for normal deductibles) and (ii) could reasonably be expected to be cause a Material Adverse Change or (b) purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document.  Additionally, there is no pending or, to the knowledge of any Responsible Officer of any Credit Party, threatened action or proceeding instituted against any Credit Party which seeks to adjudicate such Credit Party as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.08       Taxes.

(a)           Reports and Payments.  All Returns (as defined below in clause (c) of this Section) required to be filed by or on behalf of any Credit Party or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct in all material respects; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except where any obligation is being contested in good faith and by appropriate proceedings and after adequate reserves for such items have been made in accordance with GAAP.  The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person.

(b)           Taxes Definition.  “Taxes” in this Section 4.08 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).

(c)           Returns Definition.  “Returns” in this Section 4.08 shall mean any federal, state, local, or foreign report, estimate, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

Section 4.09       Pension Plans.  All Plans are in compliance in all material respects with all applicable provisions of ERISA.  No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code.  No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code.  No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code.  The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits.  None of the Credit Parties or any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability.  As of the most recent valuation date applicable thereto, none of the Credit Parties or any member of the Controlled Group would become subject to any liability under ERISA if any Credit Party or any member of the Controlled Group received notice that any Multiemployer Plan is insolvent or in reorganization.  Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Credit Party has reason to believe that the annual cost during the term of this Agreement to any Credit Party or any other member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10       Condition of Property; Casualties.

(a)           Subject to the matters set forth in Schedule 4.10, each of the Borrower and its Subsidiaries has good and indefeasible title to all of its Oil and Gas Properties evaluated in any Engineering Report, free and clear of all Liens except for Permitted Liens.  Brigham Exploration has good and defensible title to all of the Equity Interests in the General Partner and, directly and indirectly, all of the ownership interests in the Limited Partners, except for Permitted Liens.  Each of the General Partner and the Limited Partners has good and defensible title to all of the Equity Interests in the Borrower, except for Permitted Liens.

(b)           The quantum and nature of the interest of the Borrower and its Subsidiaries in and to its Hydrocarbon Interests as set forth in each Engineering Report includes the entire interest of the Borrower and its Subsidiaries in such Hydrocarbon Interests as of the date of such Engineering Report and are complete and accurate in all material respects as of the date of such Engineering Report; and there are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of the Borrower and its Subsidiaries in such Hydrocarbon Interests except as taken into account in such Engineering Report.  The ownership of the Hydrocarbon Interests held by the Borrower and its Subsidiaries shall not in any material respect obligate any such Person to bear the costs and expenses relating to the maintenance, development or operations of such Hydrocarbon Interests in an amount in excess of the working interest of such Person in each such Hydrocarbon Interest set forth in the most recent Engineering Report.

(c)           All leases and agreements comprising the Borrower’s and its Subsidiaries’ Oil and Gas Properties necessary for the conduct of business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such leases, instruments or agreements which would affect in any material respect the conduct of the business of the Borrower and its Subsidiaries.  Neither Borrower or any of its Subsidiaries nor, to the knowledge of Borrower, any other party to any leases, instruments or agreements comprising its Oil and Gas Properties evaluated in any Engineering Report, has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any such lease, instrument or agreement.  Except as set forth on Schedule 4.10 or as otherwise disclosed in writing to the Administrative Agent, neither the Borrower nor any of its Subsidiaries is subject to any obligation to drill additional wells, finance the drilling of additional wells, or conduct additional operations in order to earn or continue to own any Significant PUD Location or any other proved developed producing reserves or proved developed nonproducing reserves evaluated in any Engineering Report.

(d)           The Properties presently owned, leased or licensed by the Borrower and its Subsidiaries, including, without limitation, all leases, easements, rights of way, and contractual rights, include all Properties necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

(e)           All of the Properties of the Borrower and its Subsidiaries that are reasonably necessary for the operation of their business are in good repair, working order and condition in all material respects and are maintained in accordance with prudent business standards.  Since the date of the most recent financial statements delivered pursuant to Section 5.06(a), neither the business nor the Properties of the Credit Parties, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

(f)            Except as set forth on Schedule 4.10 or as otherwise disclosed in writing to the Administrative Agent:

(i)            In each case only with respect to any of the Borrower’s and its Subsidiaries’ Oil and Gas Properties that have been assigned a discounted present value equal to or in excess of $2,000,000 in any Engineering Report, (A) all rentals, royalties, overriding royalties, shut-in royalties and other payments due under or with respect to any such Hydrocarbon Interests evaluated in any Engineering Report have been properly and timely paid in the ordinary course of business and (B) all material expenses payable under the terms of the contracts and agreements comprising such Oil and Gas Properties (other than those described above in clause (A)) have been properly and timely paid in the ordinary course of business except in each case (1) where such payments are being contested in good faith by appropriate proceedings and for which adequate reserves complying with GAAP have been made or (2) for payments the late payment of which could not reasonably be expected to cause a termination or forfeiture of any of the Borrower’s or its Subsidiaries’ rights under any such leases, instruments or agreements comprising any such Oil and Gas Properties or otherwise, individually or in the aggregate, cause a Material Adverse Change;

(ii)           All of the proceeds from the sale of Hydrocarbons produced from the Borrower’s and its Subsidiaries’ Hydrocarbon Interests are being properly and timely paid to the Borrower without suspense, other than any such proceeds the late payment or non-payment of which could not reasonably be expected to cause a Material Adverse Change or materially adversely affect the value of the Collateral taken as a whole; and

(iii)          No material amount of proceeds that has been received by any Credit Party from the sale of Hydrocarbons produced from the Oil and Gas Properties evaluated in any Engineering Report is subject to any claim for any refund or refund obligation, except as permitted under Section 4.14 or Section 6.13.

Section 4.11       Security Instruments.

(a)           The provisions of each of the Pledge Agreements delivered to the Administrative Agent are effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined therein) and proceeds thereof and when (i) certificates, if any, representing or constituting the Pledged Collateral are delivered to the Administrative Agent, the Pledge Agreement shall constitute a first priority Acceptable Security Interest in, all right, title and interest of the pledgor party thereto in such Pledged Collateral and the proceeds thereof, subject to Permitted Liens or and (ii) upon the filing of UCC-1 Financing Statements with the secretary of state of each jurisdiction of formation for each of the grantors party thereto, the Pledge Agreements shall constitute a first priority Acceptable Security Interest in, all right, title and interest of the applicable Credit Party in such Pledged Collateral and the proceeds thereof, subject to Permitted Liens.

(b)           On the Closing Date, the Equity Interests listed on Schedule I to each of the Pledge Agreements will constitute all the issued and outstanding Equity Interests in the Borrower, the General Partner, the Limited Partners, and the direct and indirect Subsidiaries of the Borrower; all such Equity Interests have been duly and validly issued and are fully paid and nonassessable; and the relevant pledgor of said shares is the record and beneficial owner of said shares.

(c)           The provisions of the Mortgages will be effective to grant to the Administrative Agent, for the ratable benefit of the Lenders, legal, valid and enforceable mortgage liens on all of the right, title and interest of the Borrower and its Subsidiaries in the mortgaged property described therein.  Once such Mortgages have been recorded in the appropriate recording office, the Mortgages will constitute perfected first liens on, and security interest in, such mortgaged property, subject to Permitted Liens.

(d)           The provisions of each of the Security Agreements delivered to the Administrative Agent are effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein and proceeds thereof and, upon the filing of UCC-1 Financing Statements with the secretary of state of each jurisdiction of formation for each of the grantors party thereto, the Security Agreement shall constitute a first priority Acceptable Security Interest in, all right, title and interest of the applicable Credit Party in such collateral and the proceeds thereof, subject to Permitted Liens.

(e)           Once the Deposit Control Agreements have been executed, the provisions of each of the Deposit Control Agreements will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein and proceeds thereof and shall constitute a first priority Acceptable Security Interest in, all right, title and interest of the applicable Credit Party in such collateral and the proceeds thereof, subject to Permitted Liens.

(f)            On the Closing Date and except with respect to the Deposit Control Agreements until such Deposit Control Agreements have been executed, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions (or are the subject of arrangements, satisfactory to the Administrative Agent, to be made, obtained or taken on or promptly after the Closing Date).  No other filings or recordings are required in order to perfect the security interests created under any Security Instruments.

Section 4.12       No Burdensome Restrictions; No Defaults.

(a)           Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation that could reasonably be expected to cause a Material Adverse Change.  Neither the Borrower nor any of its Subsidiaries is in default nor has any event or circumstance occurred which, but the expiration of any grace period or the giving of notice, or both, would constitute a default under (i) the Subordinated Credit Agreement or (ii) any other material contract, agreement, lease, or other instrument to which such Credit Party is a party which default could reasonably be expected to cause a Material Adverse Change.  None of the Credit Parties has received any notice of default under any material contract, agreement, lease, or other instrument to which such Credit Party is a party.

(b)           No Default has occurred and is continuing.

Section 4.13       Environmental Condition.  Other than exceptions to any of the following that would not reasonably be expected to cause a Material Adverse Change or materially adversely affect the value of the Collateral taken as a whole:

(a)           Permits, Etc.  With respect to its Oil and Gas Properties for which such Credit Party is the operator and with respect to its Oil and Gas Properties that are operated by operators other than the Borrower or a Subsidiary, to the best of its knowledge, in all material respects, each of the Credit Parties (i) has obtained all Environmental Permits necessary for the ownership and operation of any and all of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in compliance with all terms and conditions of such Permits and with all other requirements of applicable Environmental Laws and other Legal Requirements; (iii) have not received notice of any violation or alleged violation of any

Environmental Law or any such Permit; and (iv) are not subject to any actual or contingent Environmental Claim with respect to such Properties.

(b)           Certain Liabilities.  None of the present or, to the best knowledge of any Credit Party, previously owned or operated Property of any of the Credit Parties, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien other than a Permitted Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations that has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response.

(c)           Certain Actions.  Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower or its Subsidiaries or any of their former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) there is no present and, to the Borrower’s knowledge, future liability, if any, of the Borrower and its Subsidiaries which could reasonably be expected to arise in connection with requirements under Environmental Laws.

Section 4.14       Gas Contracts.  Except as set forth in the most recent Engineering Report or in Schedule 4.14, on a net basis there are no material gas imbalances, material take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries (or, in the case of Oil and Gas Properties operated by operators other than the Borrower or its Subsidiaries, to the Borrower’s knowledge after reasonable investigation) that would require the Borrower and its Subsidiaries to deliver 2.5% or more of the aggregate calendar quarter production from the Borrower’s and its Subsidiaries’ Hydrocarbons produced on a calendar quarter basis from their Hydrocarbon Interests at some future time without then or thereafter receiving full payment therefor.

Section 4.15       Compliance with Laws.  Except for any failure to comply with any of the foregoing which would not reasonably be expected to cause a Material Adverse Change, each of the Credit Parties has (a) complied with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property and (b) obtained all Permits that are necessary for the ownership of any of its Properties or the conduct of their business.  Other than immaterial exceptions to any of the following: (i) the prices being received by the Borrower and its Subsidiaries for the production of Hydrocarbons do not violate any material provision of any contract or agreement comprising the Oil and Gas Properties of the Borrower and its Subsidiaries or any Legal Requirement, (ii)   where applicable, all of the wells located on the Borrower’s and its Subsidiaries’ Hydrocarbon Interests and production of Hydrocarbons therefrom have been properly classified under appropriate governmental regulations, (iii) all necessary regulatory filings have been properly made in connection with the drilling, completion and operation of the wells on or attributable to the Borrower’s and its Subsidiaries’ Hydrocarbon Interests and all other operations related thereto and (iv) all production and sales of the Borrower’s and its Subsidiaries’ Hydrocarbons produced or sold from the Borrower’s and its Subsidiaries’ Hydrocarbon Interests have been made in accordance with any applicable allowables (plus permitted tolerances) imposed by any Governmental Authorities.

Section 4.16       Hedging Agreements.  Schedule 4.16 sets forth, as of the Closing Date, a true and complete list of all Interest Hedge Agreements and Hydrocarbon Hedge Agreements of the Borrower and each of its Subsidiaries, setting forth the type, term, effective date, termination date and notional amounts or volumes, and the counterparty to each such agreement.

Section 4.17       Material Agreements.  Schedule 4.17 sets forth a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date (other than the agreements set forth in Schedule 4.16) providing for, evidencing, securing or otherwise relating to any material Debt of the Borrower or any of its Subsidiaries, and all obligations of the Borrower or any of its Subsidiaries to issuers of surety or appeal bonds (other than operator’s bonds, plugging and abandonment bonds, and similar surety obligations obtained in the ordinary course of business) issued for the account of the Borrower or any of its Subsidiaries, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation.

Section 4.18       Organizational Documents.  The Partnership Agreement has not been terminated, is in full force and effect as of the Closing Date and no default has occurred and is continuing thereunder that could reasonably be expected to cause a Material Adverse Change.

Section 4.19       Guarantors.  All of the Borrower’s Subsidiaries are Guarantors under Article VIII.

Section 4.20       Insurance.  Each of the Borrower and its Subsidiaries carry insurance required under Section 5.02.

Section 4.21       Use of Proceeds.  The proceeds of the Advances will be used by the Borrower for the purposes described in Section 5.10.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.22       Investment Company Act.  Neither Brigham Exploration nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.23       Public Utility Holding Company Act.  Neither Brigham Exploration nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.24       Transmitting Utility.  Neither Brigham Exploration nor any of its Subsidiaries is a “transmitting utility” or an “interstate gas pipeline company” or a “public service corporation” within the meaning of the laws currently in effect for the States of Texas and/or Oklahoma.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, each of the Credit Parties agrees to comply with the following covenants.

Section 5.01       Compliance with Laws, Etc.  The Borrower shall comply, and cause each of its Subsidiaries to comply, in all material respects with all Legal Requirements; provided, however, that this Section 5.01 shall not prevent the Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.  Without limitation of the foregoing, the Borrower shall use commercially reasonable efforts to obtain, and shall cause each of its Subsidiaries to use commercially reasonable efforts to obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower’s and its Subsidiaries’ Oil and Gas Properties.

Section 5.02       Maintenance of Insurance.

(a)           The Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance of such types, in such amounts and against such risks as is customary to be maintained by companies engaged in the same or a similar business in the same general area; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.  In addition, the Borrower shall, and shall cause each of its Subsidiaries to, comply with all requirements regarding insurance contained in the Security Instruments.

(b)           All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Administrative Agent.  All policies of insurance shall either have attached thereto a Lender’s loss payable endorsement for the benefit of the Administrative Agent, as loss payee in form reasonably satisfactory to the Administrative Agent or shall name the Administrative Agent as an additional insured, as applicable.  All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage.  In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of the Borrower, or a Subsidiary or any party holding under the Borrower or a Subsidiary which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower and its Subsidiaries.  All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 10 days’ prior written notice to the Administrative Agent in the event of the Borrower’s failure to pay any premiums and in all other cases, 30 days’ prior written notice to the Administrative Agent.  In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to the Borrower or a Subsidiary of the Borrower, the Borrower shall deliver such proceeds to the Administrative Agent immediately upon receipt.

Section 5.03       Preservation of Corporate Existence, Etc.  Each of the Credit Parties shall preserve and maintain its corporate, limited partnership or limited liability company, as applicable, existence, and all of its material rights, franchises, and privileges in the jurisdiction of its formation, and qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties to the extent the failure to qualify could reasonably be expected to cause a Material Adverse Change.

Section 5.04       Payment of Taxes, Etc.  The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, could by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

Section 5.05       Inspection; Books and Records.  Upon reasonable notice, each Credit Party shall permit the Administrative Agent and any Lender or any of their respective agents or representatives thereof, during normal business hours, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, such Credit Party, and (b) discuss the affairs, finances and accounts of such Credit Party with any of their respective officers or directors, all to the extent reasonably requested by the Administrative Agent or such Lender, as the case may be.  Each Credit Party shall keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements shall be made of all dealings and transactions in relation to its business and activities.

Section 5.06       Reporting Requirements.  The Borrower shall furnish, or shall cause the applicable Credit Party to furnish, to the Administrative Agent and each Lender:

(a)           Annual Financials of Brigham Exploration.  As soon as available, but in any event within 90 days after the end of each fiscal year of Brigham Exploration or sooner if required by the SEC, the audited consolidated statements of income, stockholders’ equity, changes in financial position and cash flow of Brigham Exploration and its consolidated Subsidiaries for such fiscal year, and the related consolidated and unaudited consolidating balance sheets of

Brigham Exploration and its consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, together with a certification by its Chief Executive Officer and its Chief Financial Officer in accordance with the Sarbanes-Oxley Act of 2002 and accompanied by the related opinion of independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent which opinion shall state that such financial statements fairly present the consolidated financial position and results of operations of Brigham Exploration and its consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception;

(b)           Quarterly Financials of Brigham Exploration.  As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Brigham Exploration and its consolidated Subsidiaries (or sooner if required by the SEC), consolidated statements of income, stockholders’ equity, changes in financial position and cash flow of Brigham Exploration and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets of Brigham Exploration and its consolidated Subsidiaries as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, together with a certification by its Chief Executive Officer and its Chief Financial Officer in accordance with the Sarbanes-Oxley Act of 2002 and accompanied by the certificate of  a Responsible Officer of Brigham Exploration, which certificate shall state that such financial statements fairly present the consolidated financial position and results of operations of Brigham Exploration and its consolidated Subsidiaries in accordance with GAAP, as at the end of, and for such period (subject to normal year-end audit adjustments);

(c)           Compliance Certificates.  Concurrently with the delivery of each of the financial statements referred to in subsections 5.06(a) and (b), a Compliance Certificated executed by a Responsible Officer of Brigham Exploration;

(d)           Insurance Certificates.  Concurrently with the delivery of each of the financial statements referred to in subsection 5.06(a), insurance certificates naming the Administrative Agent loss payee or additional insured, as applicable, and evidencing insurance which meets the requirements of this Agreement and the Security Instruments;

(e)           Notice of Defaults.  As soon as possible after the occurrence of a Default known to any Responsible Officer of any Credit Party which is continuing on the date of such statement, a statement of a Responsible Officer setting forth the details of such Default and the actions which the Credit Parties have taken and propose to take with respect thereto;

(f)            Material Changes.  Prompt written notice of any condition or event of which any Responsible Officer of any Credit Party has knowledge, which condition or event has resulted or could reasonably be expected to cause a Material Adverse Change;

(g)           Annual Budget.  As soon as available and in any event prior to January 31, a one- year financial projection for Brigham Exploration and its Subsidiaries in form and substance acceptable to the Administrative Agent, which projection shall include revenues, expenses and capital expenditures (detailing the projected capital expenditures with respect to drilling (both development and exploration), leasehold, geological and geophysical, capitalized general and administrative expenses, and capitalized interest) for the following fiscal year;

(h)           Hedging Agreements.  Concurrently with the delivery of each of the financial statements referred to in subsections 5.06(a) and (b), a true and complete list of all Interest Hedge Agreements and Hydrocarbon Hedge Agreements of the Borrower and each of its Subsidiaries, setting forth the type, term, effective date, termination date and notional amounts or volumes and the counterparty to each such agreement;

(i)            Litigation.  Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower threatened, or affecting any Credit Party which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, (ii) any material litigation or proceeding against the Borrower or any of its Subsidiaries in which the amount involved is not covered in full by insurance (subject to normal and customary deductibles), or in which injunctive or similar relief is sought or (iii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any of its Subsidiaries if the value of such claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $1,000,000 (excluding liabilities to the extent covered by insurance if the insurer has confirmed that such insurance covers such liabilities);

(j)            Environmental.  Prompt written notice of any threatened action, investigation or inquiry by any Governmental Authority of which any Responsible Officer of any Credit Party has knowledge in connection with any Environmental Laws with respect to the Property of the Borrower or any of its Subsidiaries, excluding routine testing, compliance and corrective action;

(k)           Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter (excluding routine correspondence) submitted to any Credit Party by independent accountants in connection with any annual, interim or special audit made by them of the books of any Credit Party, and a copy of any response by any Credit Party to such letter or report;

(l)            Securities Law Filings and other Public Information.  Promptly, upon its becoming available, each financial statement, notice, proxy material, reports and other information which any Credit Party sends to the holders of its respective public securities generally, files with or received from the SEC (excluding correspondence and other information received from the SEC concerning draft registration statements), or otherwise makes available to the public or the financial community generally;

(m)          Notices Under Other Loan Agreements.  Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;

(n)           ERISA Information and Compliance.  Promptly furnish, and will cause any ERISA Affiliate to promptly furnish, (i) if requested by the Administrative Agent promptly after the filing thereof with the United States Secretary of Labor, the Interest Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer of the General Partner or such ERISA Affiliate specifying the nature thereof, what action the borrower or the ERISA Affiliate is taking or proposes to take with respect thereto, and when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan;

(o)           Acquisition Information.  Concurrently with the delivery of each of the financial statements referred to in subsections 5.06(a) and (b), a list of any Oil and Gas Properties purchased by the Borrower or any of its Subsidiaries during the previous twelve consecutive calendar months for a price equal to or greater than $1,000,000 for any single transaction or group of related transactions or $5,000,000 in the aggregate, together with such other information regarding such Oil and Gas Properties as Administrative Agent or any Lender may reasonably request; and

(p)           Other Information.  Subject to any applicable restrictions on disclosure, such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Credit Parties (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), as any Lender through the Administrative Agent may from time to time reasonably request.  The Administrative Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.

Section 5.07       Maintenance of Property.  The Borrower shall, and shall cause each of its Subsidiaries to, (a) develop and operate its Oil and Gas Properties in a good and workmanlike manner as is customary in the oil and gas industry, and observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Properties so long as the oil and gas leases are capable of producing Hydrocarbons in quantities and at prices providing for continued efficient and profitable operation of business; (b) comply in all material respects with all contracts and agreements applicable to or relating to its Oil and Gas Properties or the production and sale of Hydrocarbons and accompanying elements therefrom; (c) maintain, preserve, and keep all operating equipment used with respect to its Oil and Gas Properties in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of the operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if the Borrower or its Subsidiaries shall in good faith determine that the action is not necessary or desirable for such Person’s continued efficient and profitable operation of business, and (d) with respect to its Oil and Gas Properties that are operated by operators other than the Borrower or a Subsidiary, (i) seek to enforce the operators’ contractual obligations to maintain, develop, and operate such Properties subject to the applicable operating agreements and (ii) cause or make reasonable and customary efforts to cause such Oil and Gas Properties to be operated in a good and workmanlike manner as is customary in the oil and gas industry.

Section 5.08       Environmental Laws.  To the extent that a reasonably prudent owner or operator would do so under the same or similar circumstances, the Borrower shall, and shall cause each of its Subsidiaries to establish and implement such procedures as may be reasonably necessary to periodically determine and assure that any failure of the following does not cause a Material Adverse Change: (i) all Property of the Borrower and its Subsidiaries and the operations conducted thereon and other activities of the Borrower and the Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws; (ii) no Hazardous Substances or Hazardous Wastes are disposed of or otherwise releases on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no Hazardous Substance will be released on or to any such Property in a quantity equal to or exceeding that quantity that requires reporting under CERCLA, and (iv) no Hazardous Substances or Hazardous Wastes is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

Section 5.09       Payment of Trade Payables.  Each of the Credit Parties shall pay, and shall cause each of its Subsidiaries to pay, all of their customary trade payables incurred in the ordinary course of business now or hereafter incurred within 90 days of the date the invoice is received by such Credit Party, unless subject to legal offset or unless being contested in good faith by appropriate proceedings and reserves adequate under GAAP shall have been established therefore.

Section 5.10       Use of Proceeds.  The Borrower shall use the proceeds of the Advances and Letters of Credit (a) to refinance Debt under the Existing Credit Agreements and (b) for other general corporate purposes, other than for acquisitions of seismic data, land or oil, gas and mineral leases other than in the ordinary course of the Borrower’s business as of the Closing Date.

Section 5.11       Additional Collateral.  The Borrower will grant, and will cause each of its Subsidiaries to grant, to the Administrative Agent an Acceptable Security Interest in such Oil and Gas Properties of the Borrower and its Subsidiaries, constituting at least 90% of the discounted net present value of the Proven Reserves of the Borrower and its Subsidiaries as determined by the Administrative Agent.

Section 5.12       New Subsidiaries.  Within 10 days after (a) the date of the creation of any new Subsidiary of Brigham Exploration or the Borrower, or (b) the purchase by Brigham Exploration, the Borrower, or any of its other Subsidiaries of the Equity Interests of any Person, which purchase results in such Person becoming a Subsidiary of Brigham Exploration or of the Borrower permitted by this Agreement, Brigham Exploration or the Borrower, as applicable, shall, in each case, cause (i) such Person to execute and deliver to the Administrative Agent (with sufficient originals for each applicable Lender) a joinder agreement to this Agreement in form and substance acceptable to the Administrative Agent, a Pledge Agreement (if such new Subsidiary owns one or more Subsidiaries), one or more Mortgages (if such new Subsidiary owns Oil and Gas Properties), a Security Agreement, and such other Security Instruments as the

Administrative Agent or any Lender may reasonably request, in each case to secure the Obligations together with evidence of corporate authority to enter into and such legal opinions in relation to such joinder agreement, Pledge Agreement, Mortgages, Security Agreement and other Security Instruments as the Administrative Agent may reasonably request, and (ii) the stockholder of such new Subsidiary to execute a Pledge Agreement pledging its interests in the Equity Interests of such new Subsidiary to secure the Obligations and such evidence of corporate authority to enter into and such legal opinions in relation to such Pledge Agreement as the Administrative Agent may reasonably request, along with share certificates, if any, pledged thereby and appropriately executed stock powers in blank.

Section 5.13       Title.  As of the Closing Date, the Administrative Agent shall have received title opinions reflecting that the Borrower has title reasonably satisfactory to the Administrative Agent in such Oil and Gas Properties of the Borrower and its Subsidiaries constituting at least 50% of the Borrower’s and its Subsidiaries’ proved, developed, producing Hydrocarbon reserves and proved, developed, nonproducing Hydrocarbon reserves (each as determined in conformity with the guidelines in effect from time to time as promulgated by the Society of Petroleum Engineers or its successor association) as determined by the Administrative Agent.  In addition, the Borrower shall from time to time upon the reasonably request of the Administrative Agent or the Majority Lenders, provide evidence of title reasonably satisfactory to the Administrative Agent constituting an additional 30% of the Borrower’s and its Subsidiaries’ proved, developed, producing Hydrocarbon reserves and proved, developed, nonproducing Hydrocarbon reserves as determined by the Administrative Agent with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries as of the Closing Date.  Thereafter, with respect to Oil and Gas Properties acquired after the Closing Date or not previously included in the Borrowing Base, the Borrower shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title opinions (including, if requested, supplemental or new title opinions addressed to it), which title opinions shall be in form and substance acceptable to the Administrative Agent in its sole discretion and shall include opinions regarding the before payout and after payout ownership interests held by the Borrower and its Subsidiaries, for all wells located on the Oil and Gas Properties covered thereby as to the ownership of Oil and Gas Properties of the Borrower and its Subsidiaries, and reflecting that the Administrative Agent has an Acceptable Security Interest in such Oil and Gas Properties of the Borrower and its Subsidiaries.

Section 5.14       Further Assurances.  The Borrower shall, and shall cause each of its Subsidiaries to, cure promptly any defects in the execution and delivery of the Loan Documents, including, without limitation, the Security Instruments and this Agreement.  The Borrower hereby authorizes the Administrative Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents.  The Borrower at its expense will, and will cause each of its Subsidiaries to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary of the Borrower, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Loan Documents, or to state more fully the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.

Section 5.15       Operating Accounts.  Within 120 days after the Closing Date, the Borrower shall maintain its primary operating accounts with one or more of the Lenders (the “Operating Accounts”) and agrees to deposit therein all proceeds of any sales of Hydrocarbons attributable to its and its Subsidiaries’ Oil and Gas Properties unless and until the Administrative Agent directs it to act otherwise.  The Borrower may, prior to the occurrence and continuance of an Event of Default and the delivery of a notice of exclusive control or any other similar instruction under any Deposit Control Agreement, make withdrawals from such Operating Accounts to pay operating costs and expenses.  After the occurrence and continuance of an Event of Default, all amounts deposited in such Operating Accounts, may, at the option of the Administrative Agent or Majority Lenders, be retained by the Administrative Agent as collateral for the Obligations.  Neither the Administrative Agent nor any Lender waives or relinquishes any of its rights or interests arising under the Credit Documents by permitting the Borrower and its Subsidiaries to collect and deposit the proceeds of sales of Hydrocarbons attributable to its and its Subsidiaries’ Oil and Gas Properties.

Section 5.16       Post-Closing Requirements.  Within 120 days after the Closing Date, the Borrower shall deliver to the Administrative Agent duly executed tri-party deposit account control agreements, in each case satisfactory to Administrative Agent, with each of the lenders at which the Borrower’s and its Subsidiaries’ bank accounts are located (“Deposit Control Agreements”).

ARTICLE VI

NEGATIVE COVENANTS

So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment, each of the Credit Parties agrees to comply with the following covenants.

Section 6.01       Liens, Etc.  None of the Credit Parties shall create, assume, incur, or suffer to exist, or permit any of their Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Credit Parties may create, incur, assume, or suffer to exist the following (collectively, the “Permitted Liens”):

(a)           Liens securing the Obligations;

(b)           Liens securing the Subordinated Debt;

(c)           Excepted Liens;

(d)           Liens securing leases allowed under Section 6.02(f) but only on the Property under lease;

(e)           Liens disclosed on Schedule 6.01; and

(f)            any encumbrances permitted under the terms of any Mortgage.

Section 6.02       Debts, Guaranties, and Other Obligations.  None of the Credit Parties shall, and none of the Credit Parties shall permit any of their Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

(a)           Debt of the Borrower and its Subsidiaries under the Loan Documents;

(b)           Debt of the Borrower and its Subsidiaries under the Subordinated Loan Documents;

(c)           Debt existing on the Closing Date that is reflected in the Financial Statements or is disclosed on Schedule 6.02, and any renewals or extensions (but not increases) thereof;

(d)           Accounts payable for the deferred purchase price of Property or services (other than customary trade payables incurred in the ordinary course of business) from time to time incurred in the ordinary course of business which, if greater than 90 days past the date the invoice is received by such Credit Party, are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(e)           Debt owing by a Credit Party to any other Credit Party which is subordinated to the Obligations pursuant to subordination provisions in form and substance acceptable to the Administrative Agent;

(f)            Debt of the Borrower under Capital Leases not to exceed $2,000,000 at any one time outstanding;

(g)           Debt of the Borrower under Hydrocarbon Hedge Agreements or Interest Hedge Agreements that is made (i) with a Person that is, at the time such Hydrocarbon Hedge Agreement or Interest Hedge Agreement is made, either a Lender or an Affiliate of a Lender, or (ii) with another counterparty rated at least A- or better by S&P or A3 or better by Moody’s, provided that the aggregate notional amounts under all such Hydrocarbon Hedge Agreements (other than Hydrocarbon Hedge Agreement that are floors) do not exceed 75% of the Borrower’s proved, developed, producing Hydrocarbon reserves (as determined in conformity with the guidelines in effect from time to time as promulgated by the Society of Petroleum Engineers or its successor association) to be produced during the term of such Hydrocarbon Hedge Agreements and that such Hydrocarbon Hedge Agreements are entered into as a part of its normal business operations as risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s and its Subsidiaries’ operations;

(h)           Debt of the Borrower and its Subsidiaries (i) associated with bonds or surety obligations required by Legal Requirements in connection with the operation of the Oil and Gas Properties and (ii) associated with the financing of insurance premiums;

(i)            Debt of the Borrower described in Schedule 6.02(i) and such other Debt of the Borrower related to the acquisition of software and licensing rights related thereto that does not exceed $100,000 at any one time outstanding; and

(j)            Debt that is not described in subsections (a) through (i) above and that together with all Debt of the Borrower allowed under subsection (i) above does not exceed $1,000,000 at any one time outstanding.

Section 6.03       Agreements Restricting Liens and Distributions.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than the Loan Documents and the Subordinated Loan Documents) that in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations, except for customary limitations and restrictions contained in, and limited to, specific leases, licenses, conveyances, partnership agreements and co-owners’ agreements, and similar conveyances and agreements or (b) any Subsidiary from paying dividends or making any other distribution to the Borrower, or otherwise transferring assets to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 6.04       Merger or Consolidation.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to (a) merge or consolidate with or into any other Person, or (b) sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, except that (i) if either Brigham Exploration or the Borrower is a party to such merger or consolidation, then Brigham Exploration or the Borrower, as the case may be, shall be the continuing Person, (ii) a Subsidiary of the Borrower may merge with or into the Borrower or a wholly owned Subsidiary of the Borrower (provided that if either of such Subsidiaries is a Guarantor, the surviving entity shall be a Guarantor), (iii) a Subsidiary of the Borrower may transfer all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another wholly-owned Subsidiary of the Borrower (provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor), and (iv) a Subsidiary of Brigham Exploration (other than the Borrower and its Subsidiaries) may merge with or into Brigham Exploration or a wholly owned Subsidiary of Brigham Exploration (provided that if either of such Subsidiaries is a Guarantor, the surviving entity shall be a Guarantor), provided in each case that (A) no Event of Default exists or no Default would be caused thereby, and (B) if any Collateral is transferred pursuant to this Section 6.04, the Borrower shall provide the Administrative Agent with ten Business Days’ written notice prior to such transfer, and the Borrower or such Guarantor, as the case may be, owning the Collateral after such transfer shall ratify and confirm the Lien on such Collateral and shall take all action reasonably requested by the Administrative Agent in respect of the continued priority and perfection of the Lien over such Collateral.

Section 6.05       Sales of Assets.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of its Subsidiaries to, discount or sell (with or without recourse) any of their notes receivable or accounts receivable.  The Borrower shall not, nor shall it permit any of its Subsidiaries to sell, assign, farm-out, convey or otherwise transfer any Hydrocarbon Interests except for (a) the sale of Hydrocarbons in the ordinary course of business, (b) the sale or transfer of equipment that is no longer necessary for the business of such Person or contemporaneously replaced by equipment of at least comparable value and use, or (c) sales of Oil and Gas Properties made in arm’s length transactions for fair market value, not exceeding $3,000,000 in any period of twelve consecutive calendar months in the aggregate, provided that no Default or Event of Default has occurred and is continuing or would result from such sale.

Section 6.06       Restricted Payments.  Neither Brigham Exploration nor the Borrower shall make any Restricted Payments except (a) as permitted under Section 6.07(a)(iii) or (b) any Preferred Shareholder Transaction.

Section 6.07       Investments and Acquisitions.

(a)           None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, make or permit to exist any Investment, except:

(i)            Investments, loans or advances reflected in the Financial Statements or that are disclosed to the Lenders in Schedule 6.07;

(ii)           Investments in Cash Equivalents; and

(iii)          Investments by any Credit Party in the Borrower or a Person that is or will become within 10 Business Days after the making of such Investment a Guarantor in accordance with Section 5.12 or that will, within ten (10) Business Days after the making of any such Investment merge or consolidate into such Credit Party, provided, however, that the Borrower may only make Investments to Brigham Exploration or any Partner to pay federal or state taxes owing by any of them, payroll and payroll related taxes and other reasonable general and administrative expenses, or consisting of forgiveness of indebtedness;

(b)           None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, purchase any Hydrocarbon Interests not evaluated in any Engineering Report or any pipelines, gas gathering systems, gas plants, and similar assets related thereto in an aggregate amount in excess of $5,000,000 in any period of twelve consecutive calendar months.

Section 6.08       Affiliate Transactions.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates (other than any transaction between the Borrower, any Credit Party, or any Subsidiary of the Borrower) unless such transaction or series of transactions is not in violation of this Agreement and upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person that is not such an Affiliate.

Section 6.09       Compliance with ERISA.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, directly or indirectly, (a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any Credit Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code in excess of $500,000; (b) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result reasonably be expected to result in any liability to any Credit Party or any ERISA Affiliate to the PBGC in excess of $500,000; (c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto; (d) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency in excess of $500,000 within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan maintained by any Credit Party or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $500,000; (f) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Credit Party or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA which in the aggregate for all such liabilities exceeds $500,000; (i) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or (j) amend or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that any Credit Party or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 6.10       Sales and Leasebacks.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby such Credit Party shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby such Credit Party shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which such Credit Party intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 6.11       Change of Business.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.

Section 6.12       Use of Proceeds.  The Borrower will not permit the proceeds of any Advance or Letters of Credit to be used for any purpose other than those permitted by Section 5.09.  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or shall take, any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 6.13       Gas Imbalances, Take-or-Pay or Other Prepayments.  Except as set forth in Schedule 4.14, the Borrower shall not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries that would require the Borrower and its Subsidiaries to deliver 2.5% or more of the aggregate calendar quarter production from the Borrower’s and its Subsidiaries’ Hydrocarbons produced on a calendar quarter basis from such Hydrocarbon Interests at some future time without then or thereafter receiving full payment therefor.

Section 6.14       Additional Subsidiaries.  Except as otherwise permitted by Section 6.07, none of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, create any additional Subsidiaries or make any additional Investment in a Subsidiary unless such Credit Party has complied with Section 5.12.  All Subsidiaries of the Borrower together at no time shall own or hold Oil and Gas Properties having Proven Reserves with a net discounted present value calculated in the same manner as in the most recent Engineering Report in excess of 10% of the total net discounted present value of Proven Reserves of the Borrower and its Subsidiaries as reflected in such Engineering Report (plus such Subsidiaries’ Proven Reserved not included in such Engineering Report).  Except as otherwise permitted by Section 6.07(a)(iii), no assets may be transferred to a Subsidiary that is not a Guarantor.

Section 6.15       Limitation on Leases.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal including Capital Leases but excluding leases of Hydrocarbon Interests and the equipment used thereon), under leases or lease agreements that would cause the aggregate amount of all payments made by the Credit Parties and their Subsidiaries pursuant to all such leases or lease agreements to exceed $1,500,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 6.16       Environmental Matters.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, cause or permit any of its Property to be in violation of, or do anything to permit anything to be done that will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would cause a Material Adverse Change.

Section 6.17       Borrower as Operator.  Except for any Oil and Gas Properties sold in accordance with Section 6.05, the Borrower shall not, and shall not permit any of its Subsidiaries to, during any calendar year, voluntarily resign as the operator of Oil and Gas Properties constituting more than twenty-five percent (25%) of the value of the proved developed producing reserves evaluated in the Independent Engineering Report applicable to such calendar year unless the Majority Lenders deliver prior written approval of such resignations to the Borrower.

Section 6.18       Equity Interests of Partners.  Brigham Exploration will not permit any of Equity Interests of any of the Partners to be owned or controlled by any Person other than Brigham Exploration or another Partner.

Section 6.19       Speculative Trading.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hydrocarbon Hedge Agreement, Interest Hedge Agreement or similar hedge arrangements for speculative purposes; provided that any hedge arrangements which cover anticipated production volumes attributable to Proven Reserves of the Borrower and its Subsidiaries within the limits set forth in Section 6.02(g) shall not be considered “speculative”.

Section 6.20       Change of Name; Fiscal Year; Accounting Method.  None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, change its name, fiscal year or method of accounting except as required by GAAP; provided, however, any Credit Party may change its name if such Credit Party has given the Administrative Agent at least 30 days’ (unless otherwise consented to by the Administrative Agent) prior written notice of such name change and taken such action as the Administrative Agent deems reasonably necessary to continue the perfection of the Liens securing payment of the Obligations.

Section 6.21       Current Ratio.  Brigham Exploration shall not permit the ratio of (a) its consolidated current assets (including the Unused Commitment Amount) of Brigham Exploration and its consolidated Subsidiaries to (b) their consolidated current liabilities to be less than 1.00 to 1.00 at any time.

Section 6.22       Interest Coverage Ratio.  Brigham Exploration shall not permit the Interest Coverage Ratio as of the end of any fiscal quarter (calculated quarterly at the end of each fiscal quarter) to be less than 2.75 to 1.0 for the twelve month period ending March 31, 2003; and thereafter, not less than 3.25 to 1.0 for the twelve month period ending June 30, 2003, and each twelve month period ending at the end of each such fiscal quarter.

Section 6.23       Restrictions on Limited Partners.  Brigham Exploration shall not permit either of the Limited Partners to hold any Properties other than the limited partner interests in the Borrower.

Section 6.24       Subordinated Debt.  None of the Credit Parties may make any optional, mandatory or scheduled payments on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) in respect of the Subordinated Debt.  None of the Credit Parties may make any scheduled payments on account of interest on and fees in respect of the Subordinated Debt if a Default or an Event of Default would result or has occurred and is continuing.  None of the Credit Parties may amend, supplement or otherwise modify the terms of the Subordinated Debt, (including, without limitation, the Subordinated Credit Agreement) without the express written consent of the Majority Lenders, which consent will not be unreasonably withheld, which has the effect of (a) increasing the outstanding principal amount of the Subordinated Debt above $20,000,000, provided that the foregoing shall not affect the Borrower’s right to make payment in kind of accrued interest or the ability of the lenders thereunder to accept payment in kind as provided in the Subordinated Credit Agreement, thereby increasing the principal amount of the Subordinated Debt or (b) increasing the rate of interest except with respect to imposing the default rate as provided for in the Subordinated Credit Agreement on the date hereof or any fees charged on the Subordinated Debt.

Section 6.25       Advance Payment Contracts.  None of the Credit Parties will enter into or be a party to any Advance Payment Contract with respect to any Oil and Gas Properties that are Collateral.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

Section 7.01       Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a)           Payment.  The Borrower shall fail to (i) pay any principal of any Advance or reimburse any drawing under any Letter of Credit when the same becomes due and payable, or (ii) pay any interest on any Note, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Obligations, this Agreement or any of the other Loan Documents within three Business Days after the same becomes due and payable;

(b)           Representation and Warranties.  Any representation or warranty made or deemed to be made (i) by any Credit Party in this Agreement or in any other Loan Document, or (ii) by any Credit Party in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material and adverse respect when made or deemed to be made;

(c)           Covenant Breaches.  Any Credit Party shall fail to perform or observe (i) any covenant contained in Section 2.05(b), Section 5.02(a), Section 5.06(e), Section 5.12, or Article VI of this Agreement or (ii) any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after notice of such breach or failure has been given to the Borrower by the Administrative Agent or any of the Lenders (through the Administrative Agent);

(d)           Cross-Defaults.  (i) Any Credit Party shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Credit Parties so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument (including, without limitation, the Subordinated Credit Agreement) relating to Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Credit Parties so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or optional prepayment), prior to the stated maturity thereof;

(e)           Insolvency.  Any Credit Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Credit Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against any Credit Party either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or any Credit Party shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

(f)            Judgments.  Any judgment or order for the payment of money in excess of $1,000,000 (excluding liabilities to the extent covered by insurance if the insurer has confirmed that such insurance covers such liabilities) shall be rendered against any Credit Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)           Loan Documents.  Any provision of any Loan Document shall for any reason cease to be in full force and effect and valid, binding and enforceable in all material respects in accordance with their terms or cease in any material respect to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent otherwise permitted by this Agreement, or any Credit Party shall so state in writing;

(h)           Brigham Exploration.  Any Change of Control shall occur; or

(i)            Operator.  The Borrower ceases to be the primary operating entity for Brigham Exploration and its Subsidiaries and the Borrower and its Subsidiaries cease to be the only Brigham Exploration entities owning Oil and Gas Properties.

Section 7.02       Optional Acceleration of Maturity.  If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

(a)           the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Commitments and the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making

Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b)           the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and

(c)           the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

Section 7.03       Automatic Acceleration of Maturity.  If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

(a)           (i) the Commitments and the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b)           the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and

(c)           the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

Section 7.04       Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, the Issuing Lender and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, the Issuing Lender or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent, the Issuing Lender or such Lender, and the other Loan Documents, irrespective of whether or not the Administrative Agent, the Issuing Lender or such Lender shall have made any demand under this Agreement, such Notes, or such other Loan Documents, and although such obligations may be unmatured.  The Administrative Agent, the Issuing Lender and each Lender agrees to promptly notify the Borrower after any such set-off and application made by the Administrative Agent, the Issuing Lender or such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent, the Issuing Lender and each Lender under this Section 7.04 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, the Issuing Lender or such Lender may have.

Section 7.05       Non-exclusivity of Remedies.  No remedy conferred upon the Administrative Agent, the Issuing Lender and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.06       Application of Proceeds.  From and during the continuance of any Event of Default, any monies or property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower, any Guarantor or any of the Borrower’s Subsidiaries which secures any of the Obligations, shall be applied in the following order:

(a)           First, to the payment of all amounts, including without limitation costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to the Administrative Agent under any of the expense reimbursement or indemnity provisions of this Agreement or any other Loan Document, any Security Instrument or other collateral documents, and any applicable law;

(b)           Second, to the ratable payment of accrued but unpaid fees of the Administrative Agent, commitment fees, letter of credit fees, and fronting fees owing to the Administrative Agent, the Issuing Lender, and the Lenders in respect of the Advances and Letters of Credit under this Agreement and the Notes;

(c)           Third, to the ratable payment of accrued but unpaid interest on the Advances owing under this Agreement and the Notes;

(d)           Fourth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the ratable payment of all other Obligations then due and payable which relate to Advances and Letters of Credit and which are owing to the Administrative Agent and the Lenders and to the payment of all obligations of the Borrower or its Subsidiaries owing to any Swap Counterparty under any Interest Hedge Agreement or Hydrocarbon Hedge Agreement, if any, then due and payable; and

(e)           Fifth, the remainder, if any, to the Borrower or its Subsidiaries, or its respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

ARTICLE VIII

THE GUARANTY

Section 8.01       Liabilities Guaranteed. Each Guarantor hereby, joint and severally, irrevocably and unconditionally guarantees the prompt payment at maturity of the Obligations.

Section 8.02       Nature of Guaranty. This guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Guarantor. This guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to the Obligations arising or created after any attempted revocation by such Guarantor and shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto no Obligations may be outstanding. The Borrower and the Lenders may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Lenders may waive any Default or Events of Default without notice to any Guarantor and in such event each Guarantor will remain fully bound hereunder on the Obligations. This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by any of the Lenders upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. This guaranty may be enforced by the Administrative Agent and any subsequent holder of any of the Obligations and shall not be discharged by the assignment or negotiation of all or part of the Obligations. Each Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this guaranty, acceptance on the part of the Lenders being conclusively presumed by the Lenders’ request for this guaranty and the Guarantors’ being party to this Agreement.

Section 8.03       Agent’s Rights. Each Guarantor authorizes the Administrative Agent, without notice or demand and without affecting any Guarantor’s liability hereunder, to take and hold security for the payment of its obligations under this Article VIII and/or the Obligations, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Administrative Agent in its discretion may determine, and to obtain a guaranty of the Obligations from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.

Section 8.04       Guarantor’s Waivers.

(a)           General. Each Guarantor waives any right to require any of the Lenders to (i) proceed against the Borrower or any other person liable on the Obligations, (ii) enforce any of their rights against any other guarantor of the Obligations, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Obligations, (iv) have the Borrower joined with any Guarantor in any suit arising out of this Article VIII and/or the Obligations, or (v) pursue any other remedy in the Lenders’ powers whatsoever. The Lenders shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations. Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrower or any other guarantor of the Obligations, and shall remain liable hereon regardless of whether the Borrower or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Lenders under any of the Loan Documents shall be in the sole and absolute discretion of the Administrative Agent, and no delay by the Administrative Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to any Guarantor’s liability under this Article VIII.

(b)           Subrogation. Until the Obligations have been paid in full, each Guarantor waives all rights of subrogation or reimbursement against the Borrower, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal or state bankruptcy or insolvency laws) and waives any right to enforce any remedy which the Lenders now have or may hereafter have against the Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Administrative Agent or any Lender.

Section 8.05       Maturity of Obligations, Payment. Each Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Article VIII without demand or notice to any Guarantor. Each Guarantor will, forthwith upon notice from the Administrative Agent, jointly and severally pay to the Administrative Agent the amount due and unpaid by the Borrower and guaranteed hereby. The failure of the Administrative Agent to give this notice shall not in any way release any Guarantor hereunder.

Section 8.06       Agent’s Expenses. If any Guarantor fails to pay the Obligations after notice from the Administrative Agent of the Borrower’s failure to pay any Obligations at maturity, and if the Administrative Agent obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under this Article VIII, or if suit is filed to enforce this Article VIII, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by any Guarantor hereunder, or if any amount owing by any Guarantor hereunder is collected through such proceedings, each Guarantor jointly and severally agrees to pay to the Administrative Agent the Administrative Agent’s reasonable attorneys’ fees.

Section 8.07       Liability.  It is expressly agreed that the liability of each Guarantor for the payment of the Obligations guaranteed hereby shall be primary and not secondary.

Section 8.08       Events and Circumstances Not Reducing or Discharging any Guarantor’s Obligations. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Guarantor’s obligations under this Article VIII shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which each Guarantor might otherwise have as a result of or in connection with any of the following:

(a)           Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, or of the Notes, or this Agreement or any instrument executed in connection therewith, or any contract or understanding between the Borrower and any of the Lenders, or any other Person, pertaining to the Obligations;

(b)           Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Lenders to the Borrower or any Guarantor or any Person liable on the Obligations;

(c)           Condition of the Borrower or any Guarantor. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of the Borrower or any Guarantor or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of the Borrower or any Guarantor, or any sale, lease or transfer of any or all of the assets of the Borrower or any Guarantor, or any changes in the shareholders, partners, or members of the Borrower or any Guarantor; or any reorganization of the Borrower or any Guarantor;

(d)           Invalidity of Obligations. The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;

(e)           Release of Obligors. Any full or partial release of the liability of the Borrower on the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by any Guarantor that such Guarantor may be required to pay the Obligations in full without assistance or support of any other Person, and no Guarantor has been induced to enter into this Article VIII on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrower will be liable to perform the Obligations, or the Lenders will look to other parties to perform the Obligations.

(f)            Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;

(g)           Release of Collateral etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations;

(h)           Care and Diligence. The failure of the Lenders or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(i)            Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that no Guarantor is entering into this Article VIII in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Obligations;

(j)            Payments Rescinded. Any payment by the Borrower to the Lenders is held to constitute a preference under the bankruptcy laws, or for any reason the Lenders are required to refund such payment or pay such amount to the Borrower or someone else; or

(k)           Other Actions Taken or Omitted.  Any other action taken or omitted to be taken with respect to this Agreement, the Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that each Guarantor shall be obligated to joint and severally pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.

Section 8.09       Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of the Borrower or any Subsidiary of the Borrower to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of the Borrower or such Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include without limitation all rights and claims of any Guarantor against the Borrower or any Subsidiary of the Borrower arising as a result of subrogation or otherwise as a result of such Guarantor’s payment of all or a portion of the Obligations. Until the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder, no Guarantor shall receive or collect, directly or indirectly, from the Borrower or any Subsidiary of the Borrower or any other party any amount upon the Guarantor Claims during the occurrence and continuance of an Event of Default.

Section 8.10       Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving the Borrower or any Subsidiary of the Borrower, as debtor, the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims.  Each Guarantor hereby assigns such dividends and payments to the Lenders. Should the Administrative Agent or any Lender receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between the Borrower or any Subsidiary of the Borrower and any Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Obligations, such Guarantor shall become subrogated to the rights of the Lenders to the extent that such payments to the Lenders on the Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent or a Lender had not received dividends or payments upon the Guarantor Claims.

Section 8.11       Payments Held in Trust.  In the event that notwithstanding Sections 8.09 and 8.10 above, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, such Guarantor agrees to hold in trust for the Lenders an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, and each Guarantor covenants promptly to pay the same to the Administrative Agent.

Section 8.12       Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Obligations, regardless of whether such encumbrances in favor of any Guarantor, the Administrative Agent or the Lenders presently exist or are hereafter created or attach.

Section 8.13       Guarantor’s Enforcement Rights. Without the prior written consent of the Lenders, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against the Borrower or any Subsidiary of the Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of the Borrower or any Subsidiary of the Borrower held by Guarantor.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER

Section 9.01       Authorization and Action.  Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement or any other Loan Document (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Loan Document, or applicable law.

Section 9.02       Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken (including the Administrative Agent’s own negligence) by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent:  (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for any Credit Party), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not, except with respect to Administrative Agent’s receipt of payments due hereunder, have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 9.03       The Administrative Agent and Its Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent.  The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Credit Party, and any Person who may do business with or own securities of any Credit Party, all as if the Administrative Agent were not an agent hereunder and without any duty to account therefor to the Lenders.

Section 9.04          Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 9.05          Indemnification.  The Lenders severally agree to indemnify the Administrative Agent and the Issuing Lender and each Affiliate thereof and their respective directors, officers, employees, and agents (to the extent not reimbursed by the Credit Parties), according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent and the Issuing Lender in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent or the Issuing Lender under this Agreement or any other Loan Document (including the Administrative Agent’s and the Issuing Lender’s own negligence), and including, without limitation, environmental liabilities, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the Administrative Agent’s or the Issuing Lender’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent and the Issuing Lender promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent or the Issuing Lender in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document, to the extent that the Administrative Agent or the Issuing Lender is not reimbursed for such by the Credit Parties, provided that no Lender shall be liable for any portion of such out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent or the Issuing Bank as a result of the Administrative Agent’s or the Issuing Lender’s gross negligence or willful misconduct.

Section 9.06          Successor Administrative Agent and Issuing Lender.  The Administrative Agent or the Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders upon receipt of written notice from the Majority Lenders to such effect.  Upon receipt of notice of any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent or Issuing Lender with, if any Event of Default has not occurred and is not continuing, the consent of the Borrower, which consent shall not be unreasonably withheld.  If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Majority Lenders with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the resigning Administrative Agent’s or Issuing Lender’s giving of notice of resignation or the Majority Lenders’ removal of the resigning Administrative Agent or Issuing Lender, then the resigning Administrative Agent or Issuing Lender may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent or Issuing Lender, which shall be, in the case of a successor agent, a Lender or any other commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.00 and, in the case of the Issuing Lender, a Lender.  Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the resigning Administrative Agent or Issuing Lender, and the resigning Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that the resigning Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the Closing Date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the resigning Issuing Lender until the termination of all such Letters of Credit.  After any resigning Administrative Agent’s or Issuing Lender’s resignation or removal hereunder as Administrative Agent or Issuing Lender, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Loan Documents.

Section 9.07          Other Agents.  None of the Lead Arranger, the Co-Arranger, the Documentation Agent or the Syndication Agent, in such respective capacities, shall have any duties or responsibilities, or incur any liabilities, under this Agreement or the other Loan Documents.

Section 9.08          Collateral Matters.

(a)           The Administrative Agent is authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments.  The Administrative Agent is further authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lenders under the Loan Documents or applicable Legal Requirements.

(b)           Each of the Lenders irrevocably authorizes the Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all outstanding Advances and all other Obligations payable under this Agreement and under any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or the other Loan Documents; (iii) constituting property in which any Credit Party owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Oil and Gas Properties to which no Proven Reserves are attributed that currently encumbered under the Mortgage Amendments; (v) if approved, authorized or ratified in writing by the Majority Lenders or all the Lenders, as the case may be, as required by Section 10.01 or (vi) as otherwise permitted by this Agreement.  Upon the request of the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.08.  The Administrative Agent hereby agrees, from time to time upon the prior written request of the Borrower, to execute and deliver such releases and/or termination documents as may be necessary to effectively release any and all of the Liens granted to or held by the Administrative Agent upon any Collateral described in this Section 9.08(b).

(c)           The powers conferred on the Administrative Agent under this Agreement and the other Security Instruments are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the reasonable care of any Collateral in its possession and the accounting for monies or other property actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  The Administrative Agent shall be deemed to have exercised reasonable care as to the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, provided that the Administrative Agent shall have no responsibility for taking any necessary steps to preserve rights against any parties with respect to any Collateral.

ARTICLE X

MISCELLANEOUS

Section 10.01        Amendments, Etc.  No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a)           no amendment, waiver, or consent shall, unless in writing and signed by all of the Lenders and the Borrower, do any of the following:

(i)            waive any of the conditions specified in Section 3.01 or 3.02;

(ii)           increase the Commitments of the Lenders;

(iii)          change the percentage of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document;

(iv)          amend Section 2.11 or this Section 10.01;

(v)           amend the definition of “Majority Lenders”;

(vi)          release any Guarantor from its obligations under Article VIII of this Agreement;

(vii)         permit any Credit Party to enter into any merger or consolidation with or into any other Person, except as permitted by Section 6.04, or amend Section 6.04;

(viii)        release any Collateral, except for releases of Collateral in connection with dispositions permitted by this Agreement;

(ix)           increase the Borrowing Base;

(x)            reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Loan Document to or for the benefit of the Lenders;

(xi)           postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or extend the Maturity Date or the Commitment Termination Date; or

(xii)          amend or waive any provision of, nor consent to any departure by any party thereto from, the Intercreditor and Subordination Agreement;

(b)           no amendment, waiver, or consent shall, unless in writing and signed by the Majority Lenders, decrease the Borrowing Base; and

(c)           no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Issuing Lender, as the case may be, under this Agreement or any other Loan Document.

Notwithstanding any of the foregoing provisions of this Section 10.01, the Administrative Agent may release Collateral relating to sales or transfers of property permitted under this Agreement or any other Loan Document; provided, however, in no event shall Administrative Agent release all or substantially all of the Collateral without the prior written consent of each of the Lenders.

Section 10.02        Notices, Etc.  All notices and other communications shall be in writing (including, without limitation, telecopy or telex) and mailed by certified mail, return receipt requested, telecopied, telexed, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule 1 or at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when so mailed, telecopied, telexed, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed, when confirmed by telex answer-back, or when delivered by such messenger or courier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, IX or X shall not be effective until received by the Administrative Agent.

Section 10.03        No Waiver; Remedies.  No failure on the part of any Lender, the Administrative Agent, or the Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.04        Costs and Expenses.  The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Arrangers and the Agents in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, and the other Loan Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and (b) all out-of-pocket costs and expenses, if any, of the Administrative Agent, the Issuing Lender, and each Lender (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent, the Issuing Lender, and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, and the other Loan Documents.

Section 10.05        Binding Effect.  This Agreement shall become effective when it shall have been executed by each of the Credit Parties and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Credit Parties, the Administrative Agent, the Issuing Lender, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 10.06        Lender Assignments and Participations.

(a)           Assignments.  Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) the amount of the Commitments and Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Lender, not less than $5,000,000.00, (ii) each such assignment shall be to an Eligible Assignee, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and (iv) each Eligible Assignee (other than an Eligible Assignee that is a Lender or an Affiliate of a Lender) shall pay to the Administrative Agent a $3,500 administrative fee.  Any such assignment need not be ratable as among the Facilities.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof unless otherwise waived by the Administrative Agent in its sole discretion, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)           Term of Assignments.  By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by the Borrower or its Subsidiaries of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recently delivered financial statements pursuant to Section 5.06 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)           The Register.  The Administrative Agent shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Credit Parties, the Administrative Agent, the Issuing Lender, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Procedures.  Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower.  Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Administrative Agent in exchange for the surrendered Notes (A) if such Eligible Assignee has acquired a Commitment, a new Note to the order of such Eligible Assignee in an amount equal to such Commitment assumed by it pursuant to such Assignment and Acceptance and (B) if such Lender has retained any Commitment hereunder, a new Note to the order of such Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit E.

(e)           Participations.  Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Credit Parties, the Administrative Agent, and the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, releasing all or substantially all of any Collateral or Brigham Exploration or the General Partner as a Guarantor, permitting any Credit Party to enter into any merger or consolidation with or into any other (except as permitted hereby),  postponement of any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or extensions of either the Maturity Date or the Commitment Termination Date.  The Borrower hereby agrees that participants shall have the same rights under Sections 2.12, 2.13, 2.14, and 11.07 as a Lender to the extent of their respective participations.

Section 10.07        Indemnification.  The Borrower shall indemnify the Arrangers, the Agents, the Lenders, the Issuing Lender, and each Affiliate thereof and their respective directors, officers, employees, and agents from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, claims, or damages which may be imposed on, incurred by, or asserted against them in any way relating to or arising out of this Agreement or any action taken or omitted by them under this Agreement or any other Loan Document (including any such losses, liabilities, claims, damages, or expense incurred by reason of the person being indemnified’s own negligence or strict liability) and including without limitation Environmental Liabilities, but excluding any such losses, liabilities, claims, damages, or expenses incurred by reason of the gross negligence or willful misconduct of the person to be indemnified.

Section 10.08        Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.09        Survival of Representations, Etc.  All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties.  All obligations of the Borrower provided for in Sections 2.12, 2.13, 2.14(c), 10.04, and 10.07 and all of the obligations of the Lenders in Section 10.05 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 10.10        Severability.  In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 10.11        Governing Law.  Except as otherwise expressly stated in any Security Instrument, this Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.  Each Letter of Credit shall be governed by either (a) the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No.  500 (or any successor to such publication) or (b) the International Standby Practices 1998, Institute of International Banking Law & Practice (or any successor to such publication).

Section 10.12        Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(A)          submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 10.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

Section 10.13 WAIVER OF JURY TRIAL.  EACH OF THE CREDIT PARTIES, THE LENDERS, THE ISSUING LENDER, THE ARRANGERS AND THE AGENTS HEREBY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY AND HAS CONSULTED WITH COUNSEL OF ITS CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.14 ORAL AGREEMENTS.  THIS AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Section 10.15 Dissemination of Information.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority in connection with banking regulations or supervision; (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) to the extent required, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement for the benefit of the Credit Parties containing provisions substantially the same as those of this Section 10.15 or any other confidentiality obligation referred to herein, to (i) any participant or Eligible Assignee or any other Person acquiring an interest in the Loan Documents (each a “Transferee”) and any prospective Transferee or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Credit Parties; (g) with the prior written consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent or Lender on a nonconfidential basis from a source other than any Credit Party.  In addition, any Agent or any Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, and the Advances.  For the purposes of this Section, “Information” means all information received from, or on behalf of, any Credit Parties relating to any Credit Party or their business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential; provided, however, that notwithstanding the foregoing, each Engineering Report shall be deemed to be confidential regardless of whether such Engineering Report is identified in writing at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.16        Production Proceeds.  Notwithstanding that, by the terms of the various Security Instruments, the Credit Parties are and will be assigning to the Administrative Agent and the Lenders all of the “Production Proceeds” (as defined therein) accruing to the Property covered thereby, so long as no Event of Default has occurred the Credit Parties may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Instruments, which Liens are hereby affirmed and ratified.  Upon the occurrence of an Event of Default, the Administrative Agent and the Lenders may exercise all rights and remedies granted under the Security Instruments, including the right to obtain possession of all Production Proceeds then held by the Credit Parties or to receive directly from the purchasers of production all other Production Proceeds.  In no case shall any failure, whether intentional or inadvertent, by the Administrative Agent or the Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Instruments, nor shall any release of any Production Proceeds by the Administrative Agent or the Lenders to the Credit Parties constitute a waiver, remission, or release of any other Production Proceeds or of any rights of the Administrative Agent or the Lenders to collect other Production Proceeds thereafter.

Section 10.17        Amendment and Restatement.  The Borrower, the Agents and the Lenders have agreed that this Agreement is an amendment and restatement of the Existing Senior Credit Agreement in its entirety and the terms and provisions hereof supersede the terms and provisions thereof, and this Agreement is not a new or substitute credit agreement or novation of the Existing Senior Credit Agreement.

EXECUTED as of the date first above written.

BORROWER:

BRIGHAM OIL & GAS, L.P.

By: Brigham, Inc., its General Partner

By:	/s/ Warren J. Ludlow
Warren J. Ludlow
Secretary

GUARANTORS:

BRIGHAM EXPLORATION COMPANY

By:	/s/ Warren J. Ludlow
Warren J. Ludlow
Secretary

BRIGHAM, INC.

By:	/s/ Warren J. Ludlow
Warren J. Ludlow
Secretary

ADMINISTRATIVE AGENT:

SOCIETE GENERALE
as Lead Arranger, Administrative Agent and as Issuing Lender

By:	/s/ Cary Hughes
Cary Hughes
Director

LENDERS:

SOCIETE GENERALE

By:	/s/ Cary Hughes
Cary Hughes
Director

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ Phillip Ballard
Phillip Ballard
Senior Vice President

BANK OF AMERICA, N.A.

By:	/s/ Steven A. Mackenzie
Steven A. Mackenzie
Vice President

HIBERNIA NATIONAL BANK

By:	/s/ David R. Reid
David R. Reid
Senior Vice President

NATEXIS BANQUE POPULAIRES

By:	/s/ Donovan C. Broussard
Donovan C. Broussard
Vice President and Manager

By:	/s/ Louis P. Laville, III
Louis P. Laville, III
Vice President and Manager

EXHIBIT A

ASSIGNMENT AND ACCEPTANCE

Dated               ,

Reference is made to the Second Amended and Restated Credit Agreement dated as of March 21, 2003 (as the same may be amended or modified from time-to-time, the “Credit Agreement”) among Brigham Oil & Gas, L.P., a Delaware limited partnership (the “Borrower”), Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corporation, the lenders party thereto (the “Lenders”), and Société Générale, as administrative agent (“Administrative Agent”) and as issuing lender (“Issuing Lender”) for the Lenders.  Capitalized terms not otherwise defined in this Assignment and Acceptance shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the terms of the Credit Agreement,                         wishes to assign and delegate        %(1) of its rights and obligations under the Credit Agreement.  Therefore,                         (“Assignor”),                         (“Assignee”), and the Administrative Agent agree as follows:

1.             The Assignor hereby sells and assigns and delegates to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i) and (ii) of Section 2, a         % interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor’s Commitment, the Advances owing to the Assignor, the Assignor’s Letter of Credit Exposure, and the Note held by the Assignor.

2.             The Assignor (i) represents and warrants that, prior to executing this Assignment and Acceptance, its Commitment is $                       , the aggregate outstanding principal amount of Advances owed to it by the Borrower is $                       , and its Pro Rata Share of the Letter of Credit Exposure is $                       ; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in, or in connection with, the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (v) attaches the Note referred to in paragraph 1 above and requests that the Administrative Agent exchange such Note for a new Note dated

(1)  Specify percentage in no more than 5 decimal points.

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                       ,         in the principal amount of $                        payable to the order of the Assignee and [a new Note dated                        ,            in the principal amount of $                       payable to the order of the Assignor.]

3.             The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 5.06 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and any other Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Loan Document are required to be performed by it as a Lender; (v) specifies as its Lending Office (and address for notices) the office set forth beneath its name on the signature pages hereof; (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Notes or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty(2), and (vii) represents that it is an Eligible Assignee.

4.             The effective date for this Assignment and Acceptance shall be                         (the “Effective Date”)(3) and following the execution of this Assignment and Acceptance, the Administrative Agent will record it.

5.             Upon such recording, and as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement for all purposes, and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.             Upon such recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Note in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, letter of credit fees and commitment fees) to the Assignee.  The Assignor and Assignee shall make all

(2)  If the Assignee is organized under the laws of a jurisdiction outside the United States.

(3)  See Section 11.06 of the Credit Agreement.  Such date shall be at least three Business Days after the date of this Assignment and Acceptance, unless otherwise waived by the Administrative Agent in its sole discretion.

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appropriate adjustments in payments under the Credit Agreement and the Note for periods prior to the Effective Date directly between themselves.

7.             This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

The parties hereto have caused this Assignment and Acceptance to be duly executed as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

Address:

Attention:
Telecopy No: (XXX) XXX-XXXX

[ASSIGNEE]

By:
Name:
Title:

Lending Office

Address:

Attention:
Telecopy No: (XXX) XXX-XXXX

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Acknowledged [and approved](4) this          day of                  ,

200   :

SOCIÉTÉ GÉNÉRALE,

as Administrative Agent

By:
Name:
Title:

[Approved this        day of                   , 200   :

BRIGHAM OIL & GAS, L.P.

By:	Brigham, Inc., its general partner

By:
Name:
	Title:	](5)

(4)  Approval of Administrative Agent required if Assignee is not a Lender or an Affiliate of a Lender.

(5)  Provided no Default or Event of Default has occurred and is continuing, the consent of the Borrower is required if Assignee is not a Lender or an Affiliate of a Lender.

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EXHIBIT B

COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM             , 200    TO          , 200

This certificate dated as of                            ,                   is prepared pursuant to the Second Amended and Restated Credit Agreement dated as of March 21, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Brigham Oil & Gas, L.P., a Delaware limited partnership (“Borrower”), Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corpration, the lenders party thereto (the “Lenders”), and Société Générale, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”).  Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

Brigham Exploration hereby certifies (a) that no Default or Event of Default has occurred or is continuing, (b) that all of the representations and warranties made by each of the Credit Parties in the Credit Agreement and the other Loan Documents are true and correct in all material respects as if made on this date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respect as of such earlier date), and (c) that as of the date hereof, the following amounts and calculations were true and correct:

1.	Section 6.22 Current Ratio.

	(a) consolidated current assets of Brigham Exploration and its consolidated Subsidiaries (including the Unused Revolving Commitment Amount as of the date of calculation)	$

	(b) consolidated current liabilities of Brigham Exploration and its consolidated Subsidiaries	$

Current Ratio = (a) divided by (b)

	Minimum Current Ratio	1.00 to 1.00

	Compliance	Yes	No

2.	Section 6.23 Interest Coverage Ratio.

	(a) Consolidated Net Income	$

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(b)	Interest Expense	$

(c)	taxes, depreciation, amortization, depletion, and other non-cash charges	$

(d)	all non-cash income	$

(e)	EBITDA = (a) + (b) + (c) – (d)	$

Interest Coverage Ratio = (e) divided by (b)

Minimum Current Ratio for twelve- month period ending March 31, 2003		2.75 to 1.00

For twelve-month period ending June 30, 2003 and each twelve-month period ending at the end of each fiscal quarter thereafter		3.25 to 1.00

Compliance		Yes	No

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as an officer of Brigham Exploration and not in my individual capacity as of                                ,                      .

BRIGHAM EXPLORATION COMPANY

By:
Name:
Title:

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EXHIBIT C

NOTICE OF BORROWING

[Date]

Société Générale, as Administrative Agent

560 Lexington Avenue

New York, New York  10022

Attention:

Ladies and Gentlemen:

The undersigned, Brigham Oil & Gas, L.P., a Delaware limited partnership (“Borrower”), refers to the Second Amended and Restated Credit Agreement dated as of March 21, 2003 (as the same may be amended or modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing) among the Borrower, Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corporation, the lenders party thereto (the “Lenders”), and Société Générale, as administrative agent (the “Administrative Agent”), and hereby gives you irrevocable notice pursuant to Section 2.03(a) of the Credit Agreement that the undersigned hereby requests a Borrowing, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03(a) of the Credit Agreement:

(a)           The Business Day of the Proposed Borrowing is                                      ,          .

(b)           The aggregate amount of the Proposed Borrowing is $                          .

(c)           [The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is           month[s].]

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)                                     the representations and warranties contained in the Credit Agreement and each of the other Loan Documents are true and correct in all material respects, on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing (unless such representations and warranties are stated to relate to a specific earlier date, in which case such

1

representations and warranties shall be true and correct in all material respect as of such earlier date);

(ii)                                  no Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom; and

(iii)                               after giving effect to such Proposed Borrowing, no Borrowing Base Deficiency exists.

Very truly yours,

BRIGHAM OIL & GAS, L.P.

By:	Brigham, Inc., its general partner

By:
Name:
Title:

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EXHIBIT D

NOTICE OF CONVERSION OR CONTINUATION

[Date]

Société Générale

560 Lexington Avenue

New York, New York  10022

Attention:

Ladies and Gentlemen:

The undersigned, Brigham Oil & Gas, L.P., a Delaware limited partnership (the “Borrower”), refers to the Second Amended and Restated Credit Agreement dated as of March 21, 2003 (as the same may be amended, modified, or supplemented from time-to-time, the “Credit Agreement”, the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation) by and among the Borrower, Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corporation, the lenders party thereto (“Lenders”), and Société Générale, as administrative agent (“Administrative Agent”) for the Lenders, and hereby gives you irrevocable notice pursuant to Section 2.03(b) of the Credit Agreement that the undersigned hereby requests a [Conversion] [Continuation] of outstanding Revolving Advances, and in connection with that request sets forth below the information relating to such [Conversion][Continuation] (the “Proposed [Conversion][Continuation]”) as required by Section 2.03(b) of the Credit Agreement:

(a)           The Business Day of the Proposed [Conversion][Continuation] is                                 ,       .

(b)           The aggregate amount of the existing Advance to be Converted or Continued is $                  (“Existing Advance”).

(c)           The Proposed [Conversion][Continuation] consists of [a Conversion of the Existing Advance to a [Base Rate Advance] [Eurodollar Rate Advance]] [a Continuation of the Existing Advance as a Eurodollar Rate Advance].

[(d)          The Interest Period for the Proposed [Conversion][Continuation] is         month[s].]

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed [Conversion][Continuation]:

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(i)            the representations and warranties contained in the Credit Agreement and each of the other Loan Documents are true and correct in all material respects on and as of the requested funding date of this Proposed [Conversion][Continuation], before and after giving effect to such Proposed [Conversion][Continuation] and to the application of the proceeds from such Proposed [Conversion][Continuation], as though made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respect as of such earlier date);

(ii)           no Default has occurred and is continuing or would result from such Proposed [Conversion][Continuation] or from the application of the proceeds therefrom; and

(iii)          after giving effect to such Proposed [Conversion][Continuation], no Borrowing Base Deficiency exists.

Very truly yours,

BRIGHAM OIL & GAS, L.P.

By:	Brigham, Inc., its general partner

By:
Name:
Title:

2

EXHIBIT E

NOTE

$	,

For value received, the undersigned BRIGHAM OIL & GAS, L.P., a Delaware limited partnership (“Borrower”), hereby promises to pay to the order of                  (“Payee”) the principal amount of                                   No/100 Dollars ($                           ) or, if less, the aggregate outstanding principal amount of the Advances (as defined in the Credit Agreement referred to below) made by the Payee to the Borrower, together with interest on the unpaid principal amount of the Advances from the date of such Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.  The Borrower may make prepayments on this Note in accordance with the terms of the Credit Agreement.

This Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Second Amended and Restated Credit Agreement dated as of March 21, 2003, (as the same may be amended or modified from time to time, the “Credit Agreement”), among the Borrower, Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corporation, the lenders party thereto (the “Lenders”), and Société Générale, as administrative agent (the “Administrative Agent”) for the Lenders. Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement.  The Credit Agreement, among other things, (a) provides for the making of the Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at 560 Lexington Avenue, New York, New York 10022 or such other location or address specified by the Administrative Agent to the Borrower in same day funds.  The Payee shall record payments of principal made under this Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Note.

This Note is secured by the Security Instruments and guaranteed pursuant to Article VIII of the Credit Agreement.

Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind.  No failure to exercise, and no delay in exercising, any

1

rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

BRIGHAM OIL & GAS, L.P.

By:	Brigham, Inc., its general partner

By:
Name:
Title:

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EXHIBIT F

AMENDED AND RESTATED MORTGAGE, DEED OF TRUST,
ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT,
FIXTURE FILING, AND FINANCING STATEMENT

FROM

BRIGHAM OIL & GAS, L.P.
a Delaware limited partnership,
as grantor and mortgagor,

TO

CARY HUGHES,
as Trustee

FOR THE BENEFIT OF

SOCIÉTÉ GÉNÉRALE,
as Administrative Agent,
as beneficiary,

AND TO

SOCIÉTÉ GÉNÉRALE,
as Administrative Agent,
as Mortgagee

NOTICE TO MORTGAGOR:

A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT.  WITH RESPECT TO PORTIONS OF THE MORTGAGED PROPERTY LOCATED IN THE STATE OF OKLAHOMA, SUCH POWER OF SALE IS GRANTED PURSUANT TO THE OKLAHOMA MORTGAGE FORECLOSURE ACT (AS DEFINED BELOW). IN CERTAIN STATES, A POWER OF SALE MAY ALLOW TRUSTEE OR MORTGAGEE, AS APPLICABLE, TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON THE OCCURRENCE OF AN EVENT OF DEFAULT BY MORTGAGOR UNDER THIS INSTRUMENT. THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS. THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES.  THIS INSTRUMENT COVERS ALL PRODUCTS AND PROCEEDS OF THE MORTGAGED PROPERTY.

THIS INSTRUMENT COVERS THE INTEREST OF MORTGAGOR IN MINERALS OR THE LIKE (INCLUDING OIL AND GAS) BEFORE EXTRACTION AND THE SECURITY INTEREST CREATED BY THIS INSTRUMENT ATTACHES TO SUCH MINERALS AS EXTRACTED AND TO ACCOUNTS RESULTING FROM THE SALE THEREOF AT THE WELLHEAD. THIS INSTRUMENT COVERS MORTGAGOR’S INTEREST IN FIXTURES.  THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS.

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AMENDED AND RESTATED MORTGAGE, DEED OF TRUST,
ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT,
FIXTURE FILING, AND FINANCING STATEMENT

THIS AMENDED AND RESTATED MORTGAGE, DEED OF TRUST, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT, FIXTURE FILING, AND FINANCING STATEMENT (this ”Mortgage”) is made effective as of March          , 2003 (the “Effective Date”) by BRIGHAM OIL & GAS, L.P., a Delaware limited partnership, whose address for notice is 6300 Bridge Point Parkway, Building 2, Suite 500, Austin, Texas 78730, as grantor and mortgagor (“Mortgagor”) to:

•                                          CARY HUGHES, as Trustee, whose address for notice is 1221 Avenue of the Americas , New York, New York 10020 (“Trustee”) for the benefit of SOCIÉTÉ GÉNÉRALE, as beneficiary, whose address for notice is 1221 Avenue of the Americas , New York, New York 10020, as Administrative Agent (together with any successor administrative agents, “Administrative Agent”); and

•              Administrative Agent, as mortgagee (“Mortgagee”),

in each case for the benefit of the Administrative Agent and the Lenders.

RECITALS:

A.            Mortgagor, Administrative Agent (as Lead Arranger, Administrative Agent and Issuing Lender), The Royal Bank of Scotland plc (“RBS”) (as Co-Arranger and Documentation Agent), Bank of America, N.A. (“BOA”) (as Syndication Agent), and certain other lenders are parties to that certain Second Amended and Restated Credit Agreement dated effective as of March              , 2003, and all supplements thereto and amendments or modifications thereof, and all agreements, given in substitution therefore or in restatement, renewal or extension thereof, in whole or in part (the “Second Amended and Restated Credit Agreement”).  Administrative Agent, RBS, BOA and the other lenders party to the Second Amended and Restated Credit Agreement from time to time may be referred to periodically herein as, individually, a “Lender” and, collectively, as the “Lenders.”

B.            Mortgagor, the Lenders and the Administrative Agent entered into the Second Amended and Restated Credit Agreement to refinance the indebtedness and obligations arising under that certain Amended and Restated Credit Agreement dated February 17, 2000 among Mortgagor, Bank of Montreal (as agent) (“BMO”), and certain other lending institutions (as lenders thereunder) as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of October 31, 2000 and that certain Second Amendment to Amended and Restated Credit Agreement dated as of December 31, 2001 (the “First Amended and Restated Credit Agreement”).  In connection with that refinancing, all of the indebtedness and liens arising under the First Amended and Restated Credit Agreement were or will be assigned to Administrative Agent and the Lenders under the Second Amended and Restated Credit Agreement, so that all indebtedness and obligations arising under the Second Amended and Restated Credit Agreement shall be secured by such liens and security interests as were created pursuant to the First Amended and Restated Credit Agreement and such other liens as provided for herein.  The Second Amended and Restated Credit Agreement constitutes for all purposes an

2

amendment and restatement of the First Amended and Restated Credit Agreement and not a new or substitute agreement.

C.            Pursuant to the Second Amended and Restated Credit Agreement, Mortgagor has agreed to enter into this Mortgage.  In addition, it is a condition to the obligation of each Lender to make such Lender’s initial Advance as part of the initial Borrowing and the obligation of the Issuing Lender to issue the initial Letter of Credit that this Mortgage be executed and delivered to Trustee and to Mortgagee.

D.            This Mortgage constitutes for all purposes an amendment and restatement of the security instruments more particularly described on Schedule I attached hereto and made a part hereof (collectively, the “Original Mortgages”) and not a new or substitute security instrument.

NOW, THEREFORE, in consideration of the foregoing, in order to comply with the terms, provisions, and conditions of the Second Amended and Restated Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor hereby enters into this Mortgage on the following terms and conditions:

ARTICLE I

Granting Clause; Description of Indebtedness Secured

Section 1.01           Granting Clause.  In order to secure the payment of the Indebtedness (as hereinafter defined in Section 1.03) and in order to secure the performance of the covenants, obligations, agreements, warranties, and undertakings herein contained, (x) with respect to any portion of the Mortgaged Property (as hereinafter defined) that is located in or is subject to the laws of the State of Texas or any other state pursuant to the law of which a deed of trust is a lawful security instrument, Mortgagor does hereby GRANT, BARGAIN, SELL, ASSIGN, PLEDGE, GIVE, MORTGAGE, WARRANT, SET OVER, TRANSFER, HYPOTHECATE, and CONVEY unto Trustee and Trustee’s successors and substitutes in trust hereunder IN TRUST WITH POWER OF SALE, for the use and benefit of Administrative Agent and the Lenders, all of Mortgagor’s right, title, and interest, whether now owned or hereafter acquired, in the real and personal property, rights, titles, interests and estates described hereinafter (the “Trust Estate Property”) and (y) with respect to any portion of the Mortgaged Property (as hereinafter defined) that is located in or is subject to the laws of the State of Oklahoma or any state pursuant to the law of which a deed of trust is not a lawful security instrument, Mortgagor does hereby GRANT, BARGAIN, SELL, ASSIGN, PLEDGE, GIVE, MORTGAGE, WARRANT, SET OVER, TRANSFER, HYPOTHECATE, and CONVEY to Mortgagee for the use and benefit of Administrative Agent and the Lenders all of Mortgagor’s right, title, and interest, whether now owned or hereafter acquired, in the real and personal property, rights, titles, interests and estates described hereinafter (the “Non-Trust Estate Property”) (the Trust Estate Property and the Non-Trust Estate Property are herein collectively called the “Mortgaged Property”):

(a)           All oil and gas and/or oil, gas and mineral leases and leasehold interests, fee mineral interests, term mineral interests, subleases, farmouts, royalties, overriding royalties, net profits interests, production payments and similar interests or estates

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described on Exhibit A attached hereto or constituting interests in the lands described on Exhibit A attached hereto, including, without limitation, any reversionary or carried interests relating to any of the foregoing, together with any instrument executed in amendment, correction, modification, confirmation, renewal or extension of the same (collectively, the “Hydrocarbon Property”), and including specifically, but without limitation, the undivided interests of Mortgagor which are represented, warranted, and more particularly described on Exhibit A hereto;

(b)           All rights, titles, interests, estates, tenements, hereditaments, and appurtenances now owned or existing or hereafter acquired by Mortgagor in and to:  (i) all production units and drilling and spacing units (and the property covered thereby) which may affect all or any portion of the Hydrocarbon Property including those units now or hereafter pooled or unitized with the Hydrocarbon Property; (ii) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby, including, but not limited to, pooling orders of the Oklahoma Corporation Commission (together with all other units created under orders, regulations, rules or other official acts of any Governmental Authority having jurisdiction over any of the Mortgaged Property and any units created solely among working interest owners pursuant to operating agreements or otherwise) which may affect all or any portion of the Hydrocarbon Property including, without limitation, those units, if any, which may be described or referred to on attached Exhibit A; (iii) all operating agreements, production sales or other contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, joint development agreements, joint exploration agreements, equipment leases and other agreements described or referred to in this Mortgage or which cover, affect or relate to any of the Hydrocarbon Property or interests in the Hydrocarbon Property described or referred to herein or on Exhibit A or to the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of the Hydrocarbons (hereinafter defined) from or attributable to such Hydrocarbon Property or interests; and (iv) subject to applicable restrictions on disclosure and/or transfer, all geological, geophysical, engineering, accounting, title, legal, and other technical or business data concerning the Mortgaged Property, the Hydrocarbons in which Mortgagor can otherwise grant a security interest, and all books, files, records, magnetic media, computer records, and other forms of recording or obtaining access to such data;

(c)           All rights, titles, interests and estates now owned or hereafter acquired by Mortgagor in and to all oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom (collectively called the “Hydrocarbons”) in and under and which may be produced and saved from or attributable to the Hydrocarbon Property, the lands pooled or unitized therewith and Mortgagor’s interests therein, including all oil in tanks, gas in storage, and all rents, issues, profits, proceeds, products, revenues and other income from or

4

attributable to the Hydrocarbon Property, the lands pooled or unitized therewith and Mortgagor’s interests therein which are subjected to the liens and security interests of this Mortgage;

(d)           All tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Property or the rights, titles, interests and estates described or referred to in paragraphs (a) and (b) above, which are now owned or which may hereafter be acquired by Mortgagor, including, without limitation, any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use, or useful in connection with the operating, working or development of any of such Hydrocarbon Property or the lands pooled or unitized therewith (excluding drilling rigs, trucks, automotive equipment or other personal property which may be taken to the premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, field separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing properties;

(e)           Any property that may from time to time hereafter, by delivery or by writing of any kind, be subjected to the lien and security interest hereof by Mortgagor or by anyone on Mortgagor’s behalf; and Trustee is hereby authorized to receive the same at any time as additional security hereunder;

(f)            All of the rights, titles, interests and estates of every nature whatsoever now owned or hereafter acquired by Mortgagor in and to the Hydrocarbon Property, including, without limitation, all such rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or Permitted Encumbrances (as hereinafter defined in Section 3.01) to which any of such rights, titles, interests or estates are subject, or otherwise; all rights of Mortgagor to liens and security interests securing payment of proceeds from the sale of production from the Mortgaged Property, including, but not limited to, those liens and security interests provided for in Section 9.343 of the Texas Business and Commerce Code, as amended from time to time; together with any and all renewals and extensions of any of such liens and security interests; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described or mentioned above, including, without limitation, any such contracts and agreements comprising or giving rise to any portion of the Hydrocarbon Property; and any and all additional interests of any kind hereafter acquired by Mortgagor in and to such rights, titles, interests or estates;

(g)           All accounts, contract rights, inventory, general intangibles, insurance contracts and insurance proceeds constituting a part of, relating to or arising out of those

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portions of the Mortgaged Property which are described in paragraphs (a) through (f) above and all proceeds and products of all such portions of the Mortgaged Property and payments in lieu of production (such as “take or pay” payments), whether such proceeds or payments are goods, money, documents, instruments, chattel paper, securities, accounts, general intangibles, fixtures, real property, or other assets;

(h)           All payments received in lieu of production from the Mortgaged Property (regardless of whether such payments accrued, and/or the events which gave rise to such payments occurred, on, before, or after the Effective Date), including, without limitation, “take or pay” payments and similar payments, payments received in settlement of or pursuant to a judgment rendered with respect to take or pay or similar obligations or other obligations under a production sales contract, payments received in buyout or buydown or other settlement of a production sales contract, and payments received under a gas balancing or similar agreement as a result of (or received otherwise in settlement of or pursuant to a judgment rendered with respect to) rights held by Mortgagor as a result of Mortgagor (and/or its predecessors in title) taking or having taken less Hydrocarbons from lands covered by the Mortgaged Property (or lands pooled or unitized therewith) than their ownership of the Mortgaged Property would entitle Mortgagor to receive; and

(i)            Any rights or interests of Mortgagor under any present or future hedge or swap agreements, cap, floor, collar, exchange, forward or other hedge or protection agreements or transactions relating to Hydrocarbons, or any option with respect to such agreement or transaction now existing or hereafter entered into by or on behalf of Mortgagor.

TO HAVE AND TO HOLD the Trust Estate Property unto Trustee for the benefit of Administrative Agent and the Lenders, and Trustee’s successors in trust and assigns forever, and the Non-Trust Estate Property unto Mortgagee for the benefit of the Administrative Agent and the Lenders, and Mortgagee’s successors and assigns forever, in each case upon the terms, provisions, and conditions set forth herein.  Mortgagor does hereby bind itself, and its successors and permitted assigns, to warrant and forever defend all and singular the Mortgaged Property unto Trustee and Mortgagee against every Person whomsoever lawfully claiming or to claim the same, or any part thereof.

With respect to any Mortgaged Property located in the state of Oklahoma, Mortgagor hereby grants to Mortgagee the right and power to foreclose this Mortgage pursuant to the Oklahoma Power of Sale Mortgage Foreclosure Act, 46 Oklahoma Statutes, §40, et. seq. (the “Oklahoma Mortgage Foreclosure Act”) as presently in force and as may be amended from time to time.

Section 1.02           Grant of Security Interest.  To further secure the Indebtedness (as hereinafter defined in Section 1.03), Mortgagor hereby grants to Mortgagee for the benefit of the Administrative Agent and the Lenders, subject to the reservations and restrictions set forth herein below, a security interest in and to the Mortgaged Property (whether now or hereafter acquired by operation of law or otherwise) insofar as the Mortgaged Property consists of equipment, accounts, contract rights, general intangibles (subject in the case of geological and geophysical data (including without limitation raw data and interpretations) contract rights and general

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intangibles to any existing restrictions on disclosure and/or transfer), insurance contracts, insurance proceeds, inventory, Hydrocarbons, fixtures and any and all other personal property of any kind or character defined in and subject to the provisions of the Uniform Commercial Code presently in effect in the jurisdiction in which the Mortgaged Property is situated (“Applicable UCC”), including the proceeds and products from any and all of such personal property, whether such proceed or products are goods, money, documents, instruments, chattel paper, securities, accounts, general intangibles, fixtures, real or immovable property, personal or movable property, or other assets.  In addition to all other rights and remedies afforded to Mortgagee pursuant to this Mortgage, upon the happening of any Event of Default, Mortgagee is and shall be entitled to all of the rights, powers and remedies afforded a secured party by the Applicable UCC with reference to the personal property and fixtures in which Mortgagee has been granted a security interest herein, or Trustee or Mortgagee may proceed as to both the real and personal property covered hereby in accordance with the rights and remedies granted under this Mortgage in respect of the real property covered hereby.  Such rights, powers and remedies shall be cumulative and in addition to those granted to Trustee or Mortgagee under any other provision of this Mortgage or under any other Security Instrument.  Written notice mailed to Mortgagor as provided herein at least ten (10) days prior to the date of public sale of any part of the Mortgaged Property which is personal property subject to the provisions of the Applicable UCC, or prior to the date after which private sale of any such part of the Mortgaged Property will be made, shall constitute reasonable notice.  It is Mortgagor’s intention that the security interest granted pursuant to this Mortgage encumber Mortgagor’s interest in As-Extracted Collateral (as hereinafter defined).  For purposes of this Mortgage, the term “As-Extracted Collateral” shall have the meaning ascribed to such term in the Applicable UCC.

Section 1.03           Indebtedness Secured.  This Mortgage is executed and delivered by Mortgagor to secure and enforce the following (collectively, the “Indebtedness”):

(a)           Full payment and performance of all indebtedness and other obligations now or hereafter incurred or arising pursuant to the provisions of the Second Amended and Restated Credit Agreement;

(b)           Full payment and performance of all promissory notes, letters of credit, or other evidences of indebtedness issued from time to time pursuant to the Second Amended and Restated Credit Agreement, including, without limitation, those certain promissory notes having a maturity date of                             , 2006;

(c)           All indebtedness and other obligations now or hereafter incurred or arising pursuant to the guarantee by the Guarantors in favor of Administrative Agent and the Lenders pursuant to the Second Amended and Restated Credit Agreement, pursuant to which guarantee the Guarantors have guaranteed the prompt payment at maturity of the Obligations (as defined in the Second Amended and Restated Credit Agreement).

(d)           Payment of and performance of any and all present or future obligations of Mortgagor or any Credit Party according to the terms of any present or future interest or currency rate swap, rate cap, rate floor, rate collar, exchange transaction, forward rate agreement, or other exchange or rate protection agreements or any option with respect to any such transaction now existing or hereafter entered into between Mortgagor or any

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Credit Party, on the one hand, and any party that was a Lender (or any Affiliate of a Lender) at the time such transaction was entered into, on the other;

(e)           Payment of and performance of any and all present or future obligations of Mortgagor or any Credit Party according to the terms of any present or future swap agreements, cap, floor, collar, exchange transaction, forward agreement, or other exchange or protection agreements relating to Hydrocarbons, or any option with respect to any such transaction now existing or hereafter entered into between Mortgagor or any Credit Party, on the one hand, and any party that was a Lender (or any Affiliate of a Lender) at the time such transaction was entered into, on the other; and

(f)            Without limiting the generality of the foregoing, all post-petition interest, expenses, and other duties and liabilities with respect to indebtedness or other obligations described in the foregoing subsections (a) through (f) of this Section 1.03, which would be owed but for the fact that such duties and liabilities are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, or similar proceeding.

Section 1.04           Fixture Filing, Etc.  Without in any manner limiting the generality of any of the other provisions of this Mortgage: (i) some portions of the goods described or to which reference is made herein are or are to become fixtures on the land described or to which reference is made herein or on attached Exhibit A; (ii) the security interests created hereby under applicable provisions of the Applicable UCC will attach to Hydrocarbons (minerals including oil and gas) or the accounts resulting from the sale thereof at the wellhead or minehead located on the land described or to which reference is made herein; and (iii) this Mortgage is to be filed of record in the real estate records as a fixture filing with respect to all fixtures comprising any part of the Mortgaged Property and as a financing statement pursuant to the Applicable UCC with respect to any As-Extracted Collateral and any other personal property comprising any part of the Mortgaged Property.  Mortgagor is the record owner of the real estate or interests in the real estate comprised of the Mortgaged Property.

Section 1.05           Defined Terms; Interpretation.  Initially-capitalized terms not otherwise specifically defined herein shall have the meaning ascribed to such terms in the Second Amended and Restated Credit Agreement.  All other rules of interpretation set forth in Section 1.05 of the Second Amended and Restated Credit Agreement shall apply to this Mortgage and are hereby incorporated herein by reference.

ARTICLE II

Assignment of Production

Section 2.01           Assignment.  Mortgagor has hereby absolutely and unconditionally assigned, transferred, set over, and conveyed, and does hereby absolutely and unconditionally assign, transfer, set over, and convey unto Mortgagee, its successors and assigns, all of the Hydrocarbons and all products obtained or processed therefrom, and the revenues and proceeds now and hereafter attributable to the Hydrocarbons and said products and all payments in lieu of the Hydrocarbons such as “take or pay” payments or settlements, together with the immediate and continuing right to collect and receive all of the foregoing (the “Production Proceeds”).  The

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Hydrocarbons and products are to be delivered into pipelines connected with the Mortgaged Property, or to the purchaser thereof, to the credit of Mortgagee, free and clear of all taxes, charges, costs, and expenses; and all such revenues and proceeds shall be paid directly to Mortgagee, at its banking quarters in New York, New York with no duty or obligation of any party paying the same to inquire into the rights of Mortgagee to receive the same, what application is made thereof, or as to any other matter.  Mortgagor agrees to perform all such acts, and to execute all such further assignments, transfers and division orders, and other instruments as may be required or desired by Mortgagee or any party in order to have said proceeds and revenues so paid to Mortgagee.  Mortgagee is fully authorized to receive and receipt for said revenues and proceeds; to endorse and cash any and all checks and drafts payable to the order of Mortgagor or Mortgagee for the account of Mortgagor received from or in connection with said revenues or proceeds and to hold the proceeds thereof in a bank account as additional collateral securing the Indebtedness; and to execute transfer and division orders in the name of Mortgagor, or otherwise, with warranties binding Mortgagor.  All proceeds received by Mortgagee pursuant to this assignment shall be applied as provided in the other Loan Documents.  Mortgagee shall not be liable for any delay, neglect, or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder; but Mortgagee shall have the right, at its election, in the name of Mortgagor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by Mortgagee in order to collect such funds and to protect the interests of Mortgagee, and/or Mortgagor, with all costs, expenses and attorneys’ fees incurred in connection therewith being paid by Mortgagor.  Mortgagor hereby appoints Mortgagee as its attorney-in-fact to pursue any and all rights of Mortgagor to liens on and security interests in the Hydrocarbons securing payment of proceeds of runs attributable to the Hydrocarbons.  In addition to the rights granted to Trustee and/or Mortgagee in this Mortgage, Mortgagor hereby further transfers and assigns to Mortgagee any and all such liens, security interests, financing statements or similar interests of Mortgagor attributable to its interest in the Hydrocarbons and proceeds of runs therefrom arising under or created by said statutory provision, judicial decision or otherwise.  The power of attorney granted to Mortgagee in this Section 2.01, being coupled with an interest, shall be irrevocable so long as the Indebtedness or any part thereof remains unpaid.

Section 2.02           Rights Under Texas Act.  Mortgagor hereby grants, sells, assigns, sets over and mortgages unto Mortgagee during the term hereof, all of Mortgagor’s rights and interests pursuant to the provisions of Section 9.343 of the Texas Business and Commerce Code, hereby vesting in Mortgagee all of Mortgagor’s rights as an interest owner to the continuing security interest in and lien upon the Mortgaged Property.

Section 2.03           No Modification of Payment Obligations.  Nothing herein contained shall modify or otherwise alter the obligation of Mortgagor to make prompt payment of all principal and interest owing on the Indebtedness when and as the same become due regardless of whether the proceeds of the Hydrocarbons are sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Indebtedness.

Section 2.04           Release from Liability; Indemnification.  Administrative Agent and its successors and assigns are hereby absolutely absolved from all liability for failure to enforce collection of the proceeds from runs attributable to the Hydrocarbons and from all other

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responsibility in connection therewith, except the responsibility to account to Mortgagor for funds actually received by Administrative Agent.  Mortgagor agrees to indemnify and hold harmless Administrative Agent, including, for purposes of this paragraph, Administrative Agent’s directors, officers, partners, employees, and agents and any persons owned or controlled by any affiliate of Administrative Agent, from and against all claims, demands, liabilities, losses, damages (including, without limitation, consequential, punitive, and special damages), causes of action, judgments, penalties, costs and reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon, asserted against, or incurred or paid by Administrative Agent by reason of the assertion that Administrative Agent has received, either before or after payment in full of the Indebtedness, funds from the production of Hydrocarbons.  The foregoing indemnities shall not terminate upon the expiration, termination, or cancellation of the Second Amended and Restated Credit Agreement or this Mortgage, but shall survive such expiration, termination, or cancellation, as well as any foreclosure of this Mortgage or any conveyance in lieu of foreclosure, and the repayment of the Indebtedness and the discharge and release of this Mortgage and any other documents evidencing and/or securing the Indebtedness.  Without limiting the generality of the foregoing, it is the intention of Mortgagor and Mortgagor hereby agrees that the foregoing indemnities shall apply to each indemnified party with respect to all claims, demands, liabilities, losses, damages (including, without limitation, consequential, punitive, and special damages), causes of action, judgments, penalties, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which in whole or in part are caused by or arise out of the negligence of any indemnified party.  Notwithstanding the foregoing, however, the indemnities set forth in this Section 2.04 shall not apply to any particular indemnified party (but shall apply to the other indemnified parties) to the extent the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of such pericular indemnified party.

Section 2.05           Absolute Obligation of Credit Parties.  Nothing herein contained shall detract from or limit the obligations of any Mortgagor or any other Credit Party to make payment as required pursuant to the terms of the Loan Documents, regardless of whether the assignment of production described in this Article II is sufficient to pay same, and the rights under this Article II shall be cumulative of all other rights of Administrative Agent and any other Lender under the Loan Documents.

ARTICLE III

Representations, Warranties and Covenants

In order to induce Administrative Agent and the Lenders to enter into the transactions described in the Second Amended and Restated Credit Agreement, Mortgagor hereby represents, warrants and covenants, to Trustee, Administrative Agent, each of the Lenders, and to Mortgagee as follows:

Section 3.01           Title.  To the extent of the undivided interests in the wells specified on attached Exhibit A, Mortgagor is possessed of such interests in the Mortgaged Property, and Mortgagor has, and Mortgagor covenants to maintain, good and indefeasible title to the Mortgaged Property.  The Mortgaged Property is free of any and all Liens (as defined in the

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Second Amended and Restated Credit Agreement) except Permitted Liens (as defined in the Second Amended and Restated Credit Agreement) and Liens, if any, described in Exhibit A (collectively, the “Permitted Encumbrances”).

Section 3.02           Defend Title.  This Mortgage is, and always will be kept, a direct first lien and security interest upon the Mortgaged Property subject only to the Permitted Encumbrances, and, except for Permitted Encumbrances, Mortgagor will not create or suffer to be created or permit to exist any lien, security interest or charge prior or junior to or on a parity with the lien and security interest of this Mortgage upon the Mortgaged Property or any part thereof or upon the rents, issues, revenues, profits and other income therefrom.  Mortgagor hereby warrants and Mortgagor does by these presents agree to forever defend the Mortgaged Property against the claims and demands of all other persons whomsoever and to maintain and preserve the lien created hereby so long as any of the Indebtedness secured hereby remains unpaid.  Should an adverse claim be made against or a cloud develop upon the title to any part of the Mortgaged Property, Mortgagor agrees it will immediately defend against such adverse claim or take appropriate action to remove such cloud at Mortgagor’s cost and expense, and Mortgagor further agrees that Trustee and/or Mortgagee may take such other action as they deem advisable to protect and preserve their interests in the Mortgaged Property, and in such event Mortgagor will indemnify Trustee and Mortgagee against any and all cost, attorney’s fees and other expenses which they may incur in defending against any such adverse claim or taking action to remove any such cloud.

Section 3.03           Not a Foreign Person.  Mortgagor is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended (hereinafter called the “Code”), Sections 1445 and 7701 (i.e. Mortgagor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

Section 3.04           Existence; Power to Create Lien and Security; Enforceable Obligations.

(a)           Mortgagor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of any of the Mortgaged Property or conduct of its business requires such qualification and where the failure to so qualify could reasonably be expected to cause a Material Adverse Change.

(b)           The execution, delivery, and performance by Mortgagor of this Mortgage and the consummation of the transactions contemplated hereby and thereby (i) are within such Mortgagor’s powers, (ii) have been duly authorized by all necessary governing action, (iii) do not contravene (A) Mortgagor’s governance documents or (B) any Legal Requirement or any material contractual restriction binding on or affecting Mortgagor, and (iv) will not result in or require the creation or imposition of any Lien upon any of the material Property of any Credit Party prohibited by the Second Amended and Restated Credit Agreement.

(c)           This Mortgage has been duly executed and delivered by Mortgagor.  This Mortgage is the legal, valid, and binding obligation of Mortgagor enforceable against

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Mortgagor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.

Section 3.05           Net Revenue and Cost Bearing Interest.  With respect to each well listed on Exhibit A hereto which comprises a part of the Mortgaged Property, Mortgagor’s ownership of such Mortgaged Property does and will, with respect to each such well (whether such well is presently unitized or is presently producing on a lease basis) (a) entitle Mortgagor to receive (subject to the terms and conditions of this Mortgage) a decimal share of the Hydrocarbons produced from, or allocated to, such well equal to not less than the decimal share set forth on Exhibit A in connection with such well under the column on Exhibit A designated by the words “Net Revenue Interest”, the abbreviation “NRI”, or words or abbreviations of similar import, and (b) cause Mortgagor to be obligated to bear a decimal share of the cost of exploration, development, and operation of such well not greater than the decimal share set forth in Exhibit A in connection with such well under the column on Exhibit A designated by the words “Operating Interest” or “Working Interest”, the abbreviation “WI”, or words or abbreviations of similar import (unless there is a corresponding increase in the Net Revenue Interest).  The shares of production which Mortgagor is entitled to receive and the shares of expenses which Mortgagor is obligated to bear are not, and will not be, subject to change other than changes which (i) arise pursuant to non-consent provisions of operating agreements in connection with operations proposed after the effective date of this Mortgage, or (ii) are expressly described on Exhibit A.

Section 3.06           Rentals Paid; Leases in Effect.  Mortgagor shall maintain all leases and agreements comprising or relating to the Mortgaged Property in compliance with the requirements of the Second Amended and Restated Credit Agreement.

Section 3.07           Operation of Mortgaged Property.

(a)           The Mortgaged Property (and properties unitized therewith) is, and hereafter will be, maintained, operated, and developed in compliance with the requirements of the Second Amended and Restated Credit Agreement.

(b)           To the extent any interest owned by Mortgagor in the Mortgaged Property is not a working interest, Mortgagor covenants and agrees to take all reasonable action and to exercise all reasonable rights and remedies as are available to Mortgagor to cause the owner or owners of the working interest in such properties to comply with the covenants and agreements set forth in this Mortgage.

(c)           To the extent Mortgagor’s ownership of any particular well constituting the Mortgaged Property is a working interest but such well is operated by a party other than Mortgagor, Mortgagor agrees to take all such action and to exercise all rights and remedies as are reasonably available to Mortgagor (including, without limitation, all rights under any operating agreement) to cause the party who is the operator of such well to comply with the covenants and agreements set forth in this Mortgage.

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Section 3.08           Abandonment, Sales.  Mortgagor will not sell, lease, assign, transfer or otherwise dispose of or abandon any of the Mortgaged Property except in compliance with the requirements of the Second Amended and Restated Credit Agreement.

Section 3.09           Agreement.  In the event of foreclosure of this Mortgage, or other transfer of title to the Mortgaged Property in extinguishment in whole or in part of the Indebtedness, all right, title, and interest of Mortgagor in and to such policies then in force concerning the Mortgaged Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Administrative Agent or other transferee in the event of such other transfer of title.

Section 3.10           Further Assurances.  Mortgagor shall, and shall cause each of its Subsidiaries to, cure promptly any defects in the execution and delivery of this Mortgage or any of the other Loan Documents.  Mortgagor hereby authorizes the Administrative Agent to file any financing statements without Mortgagor’s signature to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents.  Mortgagor at its expense will, and will cause each of its Subsidiaries to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of Mortgagor or any other Credit Party in this Mortgage or any other Loan Document, or to further evidence and more fully describe the collateral intended as security for Obligations, or to correct any omissions in the Loan Documents, or to state more fully the security obligations set out in this Mortgage or in any of the other Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to the Mortgaged Property.

Section 3.11           Taxes.  Mortgagor shall do or cause to be done everything necessary to preserve the lien hereof without expense to Trustee or Mortgagee, including, without limitation, paying and discharging or causing to be paid and discharged all taxes, charges, filing, registration and recording fees relating to the recording of this Mortgage, including but not limited to any mortgage tax payable in connection herewith.

Section 3.12           Failure to Perform.  Mortgagor agrees that if Mortgagor, after receipt from Mortgagee of written notice and demand,  fails to perform any act or to take any action which Mortgagor is required to perform or take hereunder or pay any money which Mortgagor is required to pay hereunder, each of Mortgagee and Trustee in Mortgagor’s name or its or their own name may, but shall not be obligated to, perform or cause to perform such act or take such action or pay such money, and any expenses so incurred by either of them and any money so paid by either of them shall be a demand obligation owing by Mortgagor to Mortgagee or Trustee, as the case may be, and each of Mortgagee and Trustee, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment.  Each amount due and owing by Mortgagor to each of Mortgagee and Trustee pursuant to this Mortgage shall bear interest from the date of such expenditure or payment or other occurrence which gives rise to such amount being owed to such Person until paid at post-default interest rate described in the

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Second Amended and Restated Credit Agreement, and all such amounts together with such interest thereon shall be a part of the Indebtedness described in Section 1.03 hereof.

Section 3.13           Waste.  Mortgagor shall not commit or permit any waste, impairment, or deterioration of the Mortgaged Property or any part thereof.

ARTICLE IV

Rights and Remedies

Section 4.01           Event of Default.  An “Event of Default” under the Second Amended and Restated Credit Agreement shall be an Event of Default under this Mortgage.

Section 4.02           Foreclosure and Sale.

(a)           If an Event of Default shall occur and be continuing, Mortgagee shall have the right and option to proceed with foreclosure by proceeding or by directing Trustee, or his successors or substitutes in trust, to proceed with foreclosure and to sell, to the extent permitted by law, all or any portion of the Mortgaged Property at one or more sales, as an entirety or in parcels, at such place or places in otherwise such manner and upon such notice as may be required by law, or, in the absence of any such requirement, as Mortgagee may deem appropriate, and to make conveyance to the purchaser or purchasers.  Where the Mortgaged Property is situated in more than one county, notice as above provided shall be posted and filed in all such counties (if such notices are required by law), and all such Mortgaged Property may be sold in any such county and any such notice shall designate the county where such Mortgaged Property is to be sold.  Nothing contained in this Section 4.02 shall be construed so as to limit in any way Mortgagee’s or Trustee’s rights to sell the Mortgaged Property, or any portion thereof, by private sale if, and to the extent that, such private sale is permitted under the laws of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering.  Mortgagor hereby irrevocably appoints Trustee to be the attorney of Mortgagor and in the name and on behalf of Mortgagor to execute and deliver any deeds, transfers, conveyances, assignments, assurances and notices which Mortgagor ought to execute and deliver and do and perform any and all such acts and things which Mortgagor ought to do and perform under the covenants herein contained and generally, to use the name of Mortgagor in the exercise of all or any of the powers hereby conferred on Trustee.  At any such sale: (i) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for Mortgagee or Trustee to have physically present, or to have constructive possession of, the Mortgaged Property (Mortgagor hereby covenanting and agreeing to deliver to Mortgagee or Trustee any portion of the Mortgaged Property not actually or constructively possessed by Mortgagee or Trustee immediately upon demand by Mortgagee or Trustee) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by Mortgagee or Trustee shall contain a general warranty of title, binding upon Mortgagor and its successors and assigns, (iii) each and

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every recital contained in any instrument of conveyance made by Mortgagee or Trustee shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Indebtedness, advertisement and conduct of such sale in the manner provided herein and otherwise by law and appointment of any successor Trustee hereunder, (iv) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed, (v) the receipt of Mortgagee or Trustee or of such other party or officer making the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (vi) to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against any and all other persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor, and (vii) to the extent and under such circumstances as are permitted by law, Trustee, Mortgagee, or any Lender may be a purchaser at any such sale, and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Indebtedness held by such purchaser, if any (in the order of priority set forth in Section 4.13 hereof) in lieu of cash payment.

(b)           With respect to any portion of the Mortgaged Property located in the state of Oklahoma and with respect any foreclosure by Mortgagor pursuant to the power of sale granted to Mortgagor in this Mortgage the following provisions of this Mortgage shall apply:

(i)            The notices described in Section 40 and certain following sections of the Oklahoma Mortgage Foreclosure Act, shall be given as and when required therein;

(ii)           All notices which are required to be given to Mortgagor under the Oklahoma Mortgage Foreclosure Act may be given to Mortgagor at the address which is set forth in the first paragraph of this Mortgage, or if such address has been changed in accordance with the express requirements of this Mortgage related to such a change of address, to that changed address;

(iii)          Mortgagee may purchase part or all of the Mortgaged Property at any such sale;

(iv)          Mortgagor stipulates that the total amounts owing under this Mortgage benefit, have benefited, and will benefit Mortgagor substantially and are not unconscionable in amount, and therefore the total amount of the Indebtedness, less the fair market value of the Mortgaged Property sold pursuant to the Oklahoma Mortgage Foreclosure Act, and any prior indebtedness, shall be available as a deficiency judgment against Mortgagor;

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(v)           The purchaser under any sale of the Mortgaged Property conducted pursuant to the Oklahoma Mortgage Foreclosure Act may seek and obtain a writ of assistance by application to the District Court in the county in Oklahoma in which the portion of the Mortgaged Property to be foreclosed upon is located, or the United States District Court having venue for actions arising in such county;

(vi)          Mortgagee may, at its option, proceed with foreclosure under judicial proceedings instead of exercising the rights of the power of sale granted by Mortgagor to Mortgagee in this Mortgage;

(vii)         All other terms, conditions, procedures, and requirements of the Oklahoma Mortgage Foreclosure Act shall be followed;

(viii)        After the completion of the sale as contemplated by the Oklahoma Mortgage Foreclosure Act, the purchaser shall have all of Mortgagor’s right, title and interest in and to Mortgaged Property sold pursuant to such sale, free and clear of all rights of Mortgagor, and free and clear of all rights of any person with a priority which is subordinate to the lien of this Mortgage, except any right which may be reserved under the Oklahoma Mortgage Foreclosure Act;

(ix)           Any recitation in any notice, publication thereof, recordation thereof, or deed, of the existence of an Event of Default, giving, publication, service and recordation of notice, occurrence of the sale at the time and place set forth in such notice or any postponement authorized and effective under the Oklahoma Mortgage Foreclosure Act, circumstances of sale and bidding, and compliance with the terms of the Oklahoma Mortgage Foreclosure Act, shall be presumed to be statements of fact and no person shall be required to investigate the truthfulness or accuracy of any such recitation; and

(x)            The proceeds of any such sale shall be applied first to the costs, attorney fees, and expenses of such sale, next to the payment of the Indebtedness; except that if such application of proceeds conflicts with the requirements of the Oklahoma Mortgage Foreclosure Act, the proceeds of such sale shall be applied as provided under the Oklahoma Mortgage Foreclosure Act, but in such event, only to the extent of any such conflict.

Section 4.03           Substitute Trustees and Agents.  Trustee or his successor or substitute may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by Trustee, including the posting of notices and the conduct of sale, but in the name and on behalf of Trustee, his successor or substitute.  If Trustee or his successor or substitute shall have given notice of sale hereunder, any successor or substitute trustee thereafter appointed may complete the sale and the conveyance of the property pursuant thereto as if such notice had been given by the successor or substitute trustee conducting the sale.

Section 4.04           Judicial Foreclosure; Receivership.

(a)           If any of the Indebtedness shall become due and payable and shall not be promptly paid, Trustee or Mortgagee shall have the right and power to proceed by a suit

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or suits in equity or at law, whether for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Mortgaged Property under the judgment or decree of any court or courts of competent jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Mortgaged Property under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate legal or equitable remedy.  Any money advanced by Trustee and/or Mortgagee in connection with any such receivership shall be a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Trustee and/or Mortgagee and shall bear interest from the date of making such advance by Trustee and/or Mortgagee until paid at the interest rate applicable to periods following an Event of Default in the Second Amended and Restated Credit Agreement.

(b)           If an action is filed to foreclose this Mortgage, or if Mortgagee or Trustee seeks to foreclose this Mortgage by power of sale under the Oklahoma Power of Sale Mortgage Foreclosure Act, Mortgagee or Trustee, as applicable, shall be entitled to the immediate appointment of a receiver pursuant to 12 Oklahoma Statutes §1551(2)(c) without the necessity of further proof.

Section 4.05           Foreclosure for Installments.  Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Indebtedness which have not been paid when due either through the courts or by directing Trustee or his successors in trust to proceed with foreclosure in satisfaction of the matured but unpaid portion of the Indebtedness as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest due; such sale may be made subject to the unmatured portion of the Indebtedness, and any such sale shall not in any manner affect the unmatured portion of the Indebtedness, but as to such unmatured portion of the Indebtedness this Mortgage shall remain in full force and effect just as though no sale had been made hereunder.  It is further agreed that several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Indebtedness, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Indebtedness without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Indebtedness.

Section 4.06           Separate Sales.  The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 4.07           Occupancy After Foreclosure.  In the event there is a foreclosure sale hereunder and at the time of such sale Mortgagor or Mortgagor’s heirs, devisees, representatives, successors or assigns or any other person claiming any interest in the Mortgaged Property by, through or under Mortgagor, are occupying or using the Mortgaged Property or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, or at a reasonable rental per day based upon the value of the property occupied, such rental to be due

17

daily to the purchaser; to the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will.  In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Mortgaged Property (such as an action for forcible entry and detainer) in any court having jurisdiction.

Section 4.08           Remedies Cumulative, Concurrent and Nonexclusive.  Every right, power and remedy herein given to Trustee or Mortgagee shall be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the Applicable UCC in effect and applicable to the Mortgaged Property or any portion thereof) each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by Trustee or Mortgagee, and the exercise, or the beginning of the exercise, of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter any other right, power or remedy.  No delay or omission by Trustee or Mortgagee in the exercise of any right, power or remedy shall impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing.

Section 4.09           No Release of Obligations.  Neither Mortgagor, any Guarantor, any other guarantor of the Indebtedness, nor any other person hereafter obligated for payment of all or any part of the Indebtedness shall be relieved of such obligation by reason of (a) the failure of Trustee or Mortgagee to comply with any request of Mortgagor, or any guarantor or any other person so obligated to foreclose the lien of this Mortgage or to enforce any provision hereunder or under the Second Amended and Restated Credit Agreement; (b) the release, regardless of consideration, of the Mortgaged Property or any portion thereof or interest therein or the addition of any other property to the Mortgaged Property; (c) any agreement or stipulation between any subsequent owner of the Mortgaged Property and Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Mortgage without first having obtained the consent of, given notice to or paid any consideration to Mortgagor, any guarantor or such other person, and in such event Mortgagor, guarantor and all such other persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by Mortgagee; or (d) by any other act or occurrence save and except the complete payment of the Indebtedness and the complete fulfillment of all obligations hereunder or under the Second Amended and Restated Credit Agreement.

Section 4.10           Release of and Resort to Mortgaged Property.  Mortgagee may release, regardless of consideration, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by this Mortgage or its stature as a first and prior lien and security interest in and to the Mortgaged Property, and without in any way releasing or diminishing the liability of any person or entity liable for the repayment of the Indebtedness.  For payment of the Indebtedness, Mortgagee may resort to any other security therefor held by Mortgagee or Trustee in such order and manner as Mortgagee may elect.

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Section 4.11           Waiver of Redemption, Notice and Marshalling of Assets, Etc.  To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to Mortgagor by virtue of any present or future moratorium law or other law exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment and (b) any right to a marshalling of assets or a sale in inverse order of alienation.  If any law referred to in this Mortgage and now in force, of which Mortgagor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof.  Provided, however, that if the laws of any state do not permit the redemption period to be waived, the redemption period is specifically reduced to the minimum amount of time allowable by statute.  With respect to any portion of the Mortgaged Property located in the state of Oklahoma, Mortgagee and Trustee hereby waive or do not waive appraisement, such election to be made at or before entry of judgment in any action to foreclose this Mortgage; provided, however, such waiver or non-waiver shall not affect Mortgagor’s waiver of such rights, which shall be absolute.

Section 4.12           Discontinuance of Proceedings  In case Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under the Second Amended and Restated Credit Agreement and shall thereafter elect to discontinue or abandon same for any reason, Mortgagee shall have the unqualified right so to do and, in such an event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the Indebtedness, this Mortgage, the Second Amended and Restated Credit Agreement, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if same had never been invoked.

Section 4.13           Application of Proceeds.  The proceeds of any sale of the Mortgaged Property or any part thereof and all other monies received by Trustee or Mortgagee in any proceedings for the enforcement hereof or otherwise, whose application has not elsewhere herein been specifically provided for, shall be applied:

(a)           first, to the payment of all reasonable expenses incurred by Trustee or Mortgagee incident to the enforcement of this Mortgage, the Second Amended and Restated Credit Agreement or any of the Indebtedness (including, without limiting the generality of the foregoing, expenses of any entry or taking of possession, of any sale, of advertisement thereof, and of conveyances, and court costs, compensation of agents and employees, legal fees and a reasonable commission to Trustee acting), and to the payment of all other charges, reasonable expenses, liabilities and advances incurred or made by Trustee or Mortgagee under this Mortgage or in executing any trust or power hereunder;

(b)           second to payment of the Indebtedness in the order and manner required in the Second Amended and Restated Credit Agreement; and

(c)           third, to Mortgagor or as otherwise required by any Governmental Requirement.

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Section 4.14           Resignation of Operator.  In addition to all rights and remedies under this Mortgage, at law and in equity, if any Event of Default shall occur and Trustee or Mortgagee shall exercise any possessory remedies under this Mortgage with respect to any portion of the Hydrocarbon Property (or Mortgagor shall transfer any Mortgaged Property “in lieu of” foreclosure), Mortgagee or Trustee shall have the right to request that any operator of any Hydrocarbon Property which is either Mortgagor or any Affiliate of Mortgagor to resign as operator under the joint operating agreement applicable thereto, and no later than 60 days after receipt by Mortgagor of any such request, Mortgagor shall resign (or cause such other party to resign) as operator of such Hydrocarbon Property.

Section 4.15           Indemnity.  In connection with any action taken by Trustee and/or Mortgagee pursuant to this Mortgage, Trustee and/or Mortgagee and their officers, directors, employees, representatives, agents, attorneys, accountants and experts (“Indemnified Parties”) shall not be liable for any loss sustained by Mortgagor resulting from an assertion that Mortgagee has received funds from the production of Hydrocarbons claimed by third persons or any act or omission of any Indemnified Party in administering, managing, operating or controlling the Mortgaged Property INCLUDING SUCH LOSS WHICH MAY RESULT FROM THE NEGLIGENCE OF AN INDEMNIFIED PARTY unless such loss is caused by the gross negligence or willful misconduct of an Indemnified Party, nor shall Trustee and/or Mortgagee be obligated to perform or discharge any obligation, duty or liability of Mortgagor. Mortgagor shall and does hereby agree to indemnify each Indemnified Party for, and to hold each Indemnified Party harmless from, any and all liability, loss or damage which may or might be incurred by any Indemnified Party by reason of this Mortgage or the exercise of rights or remedies hereunder INCLUDING SUCH LIABILITY, LOSS, OR DAMAGE WHICH MAY RESULT FROM THE NEGLIGENCE OF AN INDEMNIFIED PARTY unless such liability, loss, or damage is caused by the gross negligence or willful misconduct of an Indemnified Party; should Trustee and/or Mortgagee make any expenditure on account of any such liability, loss or damage, the amount thereof, including costs, expenses and reasonable attorneys’ fees, shall be a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Trustee and/or Mortgagee and shall bear interest from the date expended until paid at the Post-Default Rate, shall be a part of the Indebtedness and shall be secured by this Mortgage and any other Security Instrument.  Mortgagor hereby assents to, ratifies and confirms any and all actions of Trustee and/or Mortgagee with respect to the Mortgaged Property taken under, and in compliance with the terms of, this Mortgage.  The liabilities of Mortgagor as set forth in this Section 4.15 shall survive the termination of this Mortgage.

ARTICLE V

Trustee

Section 5.01           Duties, Rights, and Powers of Trustee.  It shall be no part of the duty of Trustee to see to any recording, filing or registration of this Mortgage or any other instrument in addition or supplemental thereto, or to give any notice thereof, or to see to the payment of or be under any duty in respect of any tax or assessment or other governmental charge which may be levied or assessed on the Mortgaged Property, or any part thereof, or against Mortgagor, or to see to the performance or observance by Mortgagor of any of the covenants and agreements

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contained herein.  Trustee shall not be responsible for the execution, acknowledgment or validity of this Mortgage or of any instrument in addition or supplemental hereto or for the sufficiency of the security purported to be created hereby, and makes no representation in respect thereof or in respect of the rights of Mortgagee.  Trustee shall have the right to advise with counsel upon any matters arising hereunder and shall be fully protected in relying as to legal matters on the advice of counsel.  Trustee shall not incur any personal liability hereunder except for Trustee’s own gross negligence, bad faith and/or willful misconduct; and Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine.

Section 5.02           Successor Trustee; Resignation by Trustee.  Trustee may resign by written notice addressed to Mortgagee or be removed at any time with or without cause by an instrument in writing duly executed on behalf of Mortgagee.  In case of the death, resignation or removal of Trustee, a successor trustee may be appointed by Mortgagee by instrument of substitution complying with any applicable requirements of law, or, in the absence of any such requirement, without other formality than appointment and designation in writing.  Written notice of such appointment and designation shall be given by Mortgagee to Mortgagor, but the validity of any such appointment shall not be impaired or affected by failure to give such notice or by any defect therein.  Such appointment and designation shall be full evidence of the right and authority to make the same and of all the facts therein recited, and, upon the making of any such appointment and designation, this Mortgage shall vest in the successor trustee all the estate and title in and to all of the Mortgaged Property, and the successor trustee shall thereupon succeed to all of the rights, powers, privileges, immunities and duties hereby conferred upon Trustee named herein, and one such appointment and designation shall not exhaust the right to appoint and designate a successor trustee hereunder but such right may be exercised repeatedly as long as any Indebtedness remains unpaid hereunder.  To facilitate the administration of the duties hereunder, Mortgagee may appoint multiple trustees to serve in such capacity or in such jurisdictions as Mortgagee may designate.

Section 5.03           Retention of Moneys.  All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and Trustee shall be under no liability for interest on any moneys received by him hereunder.

ARTICLE VI

Miscellaneous

Section 6.01           Instrument Construed as Mortgage, Etc.  With respect to any portions of the Mortgaged Property located in any state or other jurisdiction the laws of which do not provide for the use or enforcement of a deed of trust or the office, rights and authority of Trustee as herein provided, the general language of conveyance hereof to Trustee is intended and the same shall be construed as words of mortgage unto and in favor of Mortgagee and the rights and authority granted to Trustee herein may be enforced and asserted by Mortgagee in accordance with the laws of the jurisdiction in which such portion of the Mortgaged Property is located and the same may be foreclosed at the option of Mortgagee as to any or all such portions of the Mortgaged Property in any manner permitted by the laws of the jurisdiction in which such

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portions of the Mortgaged Property is situated.  This Mortgage may be construed as a mortgage, deed of trust, chattel mortgage, conveyance, assignment, security agreement, pledge, financing statement, hypothecation or contract, or any one or more of them, in order fully to effectuate the lien hereof and the purposes and agreements herein set forth.

Section 6.02           Release of Mortgage.  If all Indebtedness secured hereby shall be paid and the Second Amended and Restated Credit Agreement terminated, Mortgagee shall forthwith cause satisfaction and discharge of this Mortgage to be entered upon the record at the expense of Mortgagor and shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as Mortgagor may reasonably request.  Otherwise, this Mortgage shall remain and continue in full force and effect.

Section 6.03           Severability.  If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of Trustee and Mortgagee in order to effectuate the provisions hereof, and the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

Section 6.04           Successors and Assigns of Parties.  The term “Lender” as used herein shall mean and include any legal owner, holder, assignee or pledgee of any of the Indebtedness secured hereby.  The terms used to designate Trustee, Mortgagee and Mortgagor shall be deemed to include the respective heirs, legal representatives, successors and assigns of such parties.

Section 6.05           Satisfaction of Prior Encumbrance.  To the extent that proceeds of the Second Amended and Restated Credit Agreement are used to pay indebtedness secured by any outstanding lien, security interest, charge or prior encumbrance against the Mortgaged Property, such proceeds have been advanced by Mortgagee or any of the other Lenders at Mortgagor’s request, and Mortgagee shall be subrogated to any and all rights, security interests and liens owned by any owner or holder of such outstanding liens, security interests, charges or encumbrances, and it is expressly understood that, in consideration of the payment of such other indebtedness by Mortgagee or any of the other Lenders, Mortgagor hereby waives and releases all demands and causes of action against Mortgagee or any of the other Lenders for offsets and payments to, upon and in connection with the said indebtedness.

Section 6.06           Subrogation of Trustee.  This Mortgage is made with full substitution and subrogation of Trustee and his successors in this trust and his and their assigns in and to all covenants and warranties by others heretofore given or made in respect of the Mortgaged Property or any part thereof.

Section 6.07           Nature of Covenants.  The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns

Section 6.08           Notices.  All notices and other communications shall be in writing (including, without limitation, telecopy or telex) and mailed by certified mail, return receipt

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requested, telecopied, telexed, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in the first paragraph of this Mortgage or at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when so mailed, telecopied, telexed, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed, when confirmed by telex answer-back, or when delivered by such messenger or courier, respectively.

Section 6.09           Counterparts.  This Mortgage is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Mortgaged Property is situated in more than one county, descriptions of only those portions of the Mortgaged Property located in the county in which a particular counterpart is recorded shall be attached as Exhibit A thereto. A complete Exhibit A will be attached to that certain counterpart that is filed in the real property records of                              County, Texas.  Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

Section 6.10           Exculpation Provisions.  Each of the parties hereto specifically agrees that it has a duty to read this Mortgage; and agrees that it is charged with notice and knowledge of the terms of this Mortgage; that it has in fact read this Mortgage and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Mortgage; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Mortgage; and has received the advice of its attorney in entering into this Mortgage; and that it recognizes that certain of the terms of this Mortgage result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability.  Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Mortgage on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”

Section 6.11           Security Agreement.  With respect to any portion of the Mortgaged Property which constitutes fixtures or other property governed by the Applicable UCC, this Mortgage shall constitute a security agreement between Mortgagor, as the debtor, and Mortgagee, as the secured party.  Cumulative of all other rights of Mortgagee hereunder, Mortgagee shall have all of the rights conferred upon secured parties by the Applicable UCC.

Section 6.12           Ratification of Original Mortgages; Effect of Mortgage.  The conveyance and the granting of liens in the Original Mortgages is hereby ratified, adopted, confirmed, and renewed.  In addition, as stated in the Recitals to this Mortgage, this Mortgage constitutes for all purposes an amendment and restatement of the Original Mortgages and not a new or substitute security instrument.

Section 6.13           Time of the Essence.  Time is of the essence in the performance of each and every obligation under this Mortgage.

Section 6.14           Authority of Administrative Agent.  The Lenders may, by agreement among them, provide for and regulate the exercise of rights and remedies hereunder, but, unless

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and until modified to the contrary in a writing signed by all such persons and recorded in the same counties and parishes as this Mortgage is recorded, (i) all persons other than Mortgagor and its affiliates shall be entitled to rely on the releases, waivers, consents, approvals, notifications and other acts (including, without limitation, appointment of substitute or successor trustee, or trustees, hereunder and the bidding in of all or any part of the secured indebtedness held by any one or more Lenders, whether the same be conducted under the provisions hereof or otherwise) of Administrative Agent, without inquiry into any such agreements or the existence of required consent or approval of any Lender and without the joinder of any party other than Administrative Agent in such releases, waivers, consents, approvals, notifications or other acts and (ii) all notices, requests, consents, demands and other communications required or permitted to be given hereunder may be given to Administrative Agent.

Section 6.15           Waivers.  Subject to the Second Amended and Restated Credit Agreement, Administrative Agent may at any time and from time to time in writing waive compliance by Mortgagor with any covenant herein made by Mortgagor to the extent and in the manner specified in such writing, or consent to Mortgagor’s doing any act which hereunder Mortgagor is prohibited from doing, or to Mortgagor’s failing to do any act which hereunder Mortgagor is required to do, to the extent and in the manner specified in such writing, or release any part of the Mortgaged Property or any interest therein or any Production Proceeds from the lien and security interest of this Mortgage, without the joinder of Trustee.  Any party liable, either directly or indirectly, for the secured indebtedness or for any covenant herein or in any other Loan Document may be released from all or any part of such obligations without impairing or releasing the liability of any other party.  No such act shall in any way impair any rights or powers hereunder except to the extent specifically agreed to in such writing.

Section 6.16           Compliance With Usury Laws.  It is the intent of Mortgagor, Trustee, Mortgagee and all other parties to any of the Loan Documents to contract in strict compliance with applicable usury law from time to time in effect.  In furtherance thereof, it is stipulated and agreed that none of the terms and provisions contained herein or in the other Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be collected, charged, taken, reserved, or received by applicable law from time to time in effect.

Section 6.17           GOVERNING LAW.  This Mortgage shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its laws relating to conflicts of laws, except to the extent that the laws of any other jurisdiction mandatorily govern the creation of, or the manner or procedure for enforcement of the lien created by this Mortgage, provided that any rights or remedies herein provided that shall be valid under the laws of the jurisdiction where proceedings for the enforcement hereof shall be taken shall not be affected by the invalidity, if any, of such rights or remedies under the laws of the State of Texas.

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NOTICE TO MORTGAGOR:

A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT.  WITH RESPECT TO PORTIONS OF THE MORTGAGED PROPERTY LOCATED IN THE STATE OF OKLAHOMA, SUCH POWER OF SALE IS GRANTED PURSUANT TO THE OKLAHOMA MORTGAGE FORECLOSURE ACT (AS DEFINED IN SECTION 1.01 OF THIS MORTGAGE). THIS POWER OF SALE MAY ALLOW TRUSTEE OR MORTGAGEE, AS APPLICABLE, TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON THE OCCURRENCE OF AN EVENT OF DEFAULT BY MORTGAGOR UNDER THIS INSTRUMENT. THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS, SECURES PAYMENT OF FUTURE ADVANCES, AND COVERS ALL PRODUCTS AND PROCEEDS OF MORTGAGED PROPERTY.

IN WITNESS HEREOF, Mortgagor has executed and delivered this Mortgage as of the day and year first above written.

MORTGAGOR:

BRIGHAM OIL & GAS, L.P., a Delaware limited partnership

By:	Brigham, Inc., a Nevada corporation, its General Partner

By:
Name:
Title:

Prepared by and after recording return to:
Bracewell & Patterson, L.L.P.
c/o Garrett B. Spear-Smith
711 Louisiana Street, Suite 2900
Houston, Texas 77002

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STATE OF TEXAS	§
§
COUNTY OF	§

TEXAS

This instrument was acknowledged before me on March        , 2003 by                         , the                                of BRIGHAM, INC., a Nevada corporation, as general partner of BRIGHAM OIL & GAS, L.P., a Delaware limited partnership, on behalf of such corporation, acting as general partner of the limited partnership, on behalf of the limited partnership.

Notary Public in and for the
State of Texas

Notarial Seal:

OKLAHOMA

Before me, a Notary Public in and for said county and state, on this              day of March, 2003, personally appeared                                           , to me known to be the identical person who subscribed the name of the maker thereof to the foregoing instrument as                                         of BRIGHAM, INC., a Nevada corporation, as general partner of BRIGHAM OIL & GAS, L.P., a Delaware limited partnership, and acknowledged to me that such person executed the same as such person’s free and voluntary act and deed, and as the free and voluntary act and deed of such corporation for the uses and purposes therein set forth.

Notary Public in and for the
State of Texas

Notarial Seal:

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EXHIBIT A

TO

AMENDED AND RESTATED MORTGAGE, DEED OF TRUST,
ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT,
FIXTURE FILING, AND FINANCING STATEMENT

This Exhibit A describes the Hydrocarbon Property (as defined in the body of this instrument).  This Exhibit A also sets forth a list of certain of the wells located on the Hydrocarbon Property, together with Mortgagor’s representation as to the nature and quantum of Working Interest (as defined below) and Net Revenue Interest (as defined below) owned by Mortgagor with respect to those wells.

The designation “Working Interest” or “WI” when used in this Exhibit A means the interest of Mortgagor upon which is calculated Mortgagor’s proportionate share of the costs, expenses, and liabilities attributable to the oil, gas, and mineral leases described herein.  The designation “Net Revenue Interest” or “NRI” or “NRIO” or “NRIG” when used in this Exhibit A means the interest in the gross production of oil and gas and other minerals from other properties subject to the oil, gas, and mineral leases to which Mortgagor is entitled by virtue of its ownership of the Working Interest after deducting all landowner royalties, overriding royalties, and similar interests attributable to the Working Interest.  The designation “Overriding Royalty Interest” “ORRI” means an interest in production which is free of any obligation for the expense of exploration, development, and production, bearing only its pro rata share of severance, production, and other similar taxes and, in instances where the document creating the overriding royalty interest so provides, costs associated with compression, dehydration, other treating or processing, or transportation of production of oil, gas, or other minerals relating to the marketing of such production.  The designation “Royalty Interest” or “RI” means an interest in production which results from an ownership in the mineral fee estate or royalty estate in the relevant land and which is free of any obligation for the expense of exploration, development, and production, bearing only its pro rata share of severance,  production, ad valorem, and other similar taxes and, in instances where the document creating the royalty interest so provides, costs associated with compression, dehydration, other treating or processing or transportation of production of oil, gas, or other minerals relating to the marketing of such production.  Each amount set forth as “Working Interest” or “WI” or “Net Revenue Interest” or “NRI” or “NRIO” or “NRIG” is Mortgagor’s minimum interest after giving full effect to, among other things, all Permitted Liens (as defined in the Credit Agreement).

Any reference in this Exhibit A to wells or units is for warranty of interest, administrative convenience, and identification and shall not limit or restrict the right, title, interest, or properties covered by this Deed of Trust.  All right, title, and interest of Mortgagor in the properties described herein and in the Mortgaged Property (as defined in the body of this instrument) is and shall be subject to this Mortgage, regardless of the presence thereon of any interests, units, or wells not described herein.

Unless otherwise expressly provided, all recording references in this Exhibit A are references to the official public records of real property in the county or counties (or parish or parishes) in which the Mortgaged Property is located and in which records documents relating to the Mortgaged Property are recorded, whether Conveyance Records, Deed Records, Mortgage Records, Oil and Gas Records, Oil and Gas Lease Records, or other records.

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EXHIBIT G

FORM OF AMENDED AND RESTATED PLEDGE AGREEMENT

This Amended and Restated Pledge Agreement dated as of March 21, 2003 (“Pledge Agreement”) is between [Brigham Exploration Company, a Delaware corporation][Brigham, Inc., a Nevada corporation][Brigham Oil & Gas, L.P., a Delaware limited partnership] (“Pledgor”), and Société Générale, as administrative agent for the lenders party to the Credit Agreement described below (“Secured Party”).

INTRODUCTION

A.            [Brigham Oil & Gas, L.P., a Delaware limited partnership (“Borrower”)] [Pledgor], the lenders party thereto, and Bank of Montreal, as agent for such lenders (the “Existing Agent”), were parties to that certain Amended and Restated Credit Agreement dated February 17, 2000, as amended (the “Existing Credit Agreement”).

B.            In order to secure the full and punctual payment and performance of the obligations under the Existing Credit Agreement and the other loan documents contemplated thereby, the Pledgor executed and delivered the security instruments described on Schedule I attached hereto (the “Existing Security Documents”) in favor of the Existing Agent and has granted a continuing security interest in and to the Pledged Collateral (as hereafter defined).

C.            The Secured Party has replaced the Existing Agent as the administrative agent under the Existing Credit Agreement.

D.            [The Borrower] [Pledgor], [Brigham Exploration Company, a Delaware corporation], [Brigham, Inc., a Nevada corporation], the lenders named therein (the “Lenders”) and Secured Party, as agent for the Lenders, have entered into the Second Amended and Restated Credit Agreement dated as of March 21, 2003 (as amended, restated or otherwise modified from time-to-time, the “Credit Agreement”), which, among other things, amends and restates the Existing Credit Agreement in its entirety.

[E.           Pledgor has guaranteed the Obligations of Borrower under the Credit Agreement pursuant to Article VIII thereof (the “Guaranty”).]

F.             Under the Credit Agreement, it is a condition to the making of Advances by the Lenders that [Pledgor][Borrower] shall amend and restate the Existing Security Documents to secure its [obligations under the Guaranty][Obligations under the Credit Agreement] by entering into this Pledge Agreement.

Therefore, Pledgor hereby agrees with Secured Party for its benefit and the ratable benefit of the Lenders as follows:

Section 1.         Definitions.  All capitalized terms not otherwise defined in this Pledge Agreement that are defined in the Credit Agreement shall have the meaning assigned to such terms by the Credit Agreement.  Any capitalized terms used in this Pledge Agreement that are defined in Articles 8 or 9 of the Uniform Commercial Code as adopted in the State of New York

(“UCC”) shall have the meanings assigned to those terms by the UCC as of the date of this Pledge Agreement, whether specified elsewhere in this Pledge Agreement or not.  All other rules of interpretation set forth in Section 1.05 of the Credit Agreement shall apply to this Pledge Agreement and are hereby incorporated herein by reference.

Section 2.               Pledge.

(a)           Grant of Pledge.  Pledgor hereby pledges to Secured Party, and grants to Secured Party, for its benefit and the ratable benefit of the Lenders, a continuing lien on and security interest in the Pledged Collateral, as defined in Section 2(b) below.  This Pledge Agreement shall secure all Obligations of Pledgor now or hereafter existing under the Guaranty and the other Loan Documents to which it is a party, including any extensions, modification, substitutions, amendments, and renewals thereof, whether for principal, interest, fees, expenses, indemnifications or otherwise, in each case including the payment of amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as amended.  All such obligations shall be referred to in this Pledge Agreement as the “Secured Obligations”.

(b)           Pledged Collateral.  “Pledged Collateral” shall mean all of Pledgor’s right, title, and interest in the following, whether now owned or hereafter acquired:

(i)            all of the membership interests listed in the attached Schedule II issued to Pledgor (the “Membership Interests”), all such additional membership interests of any issuer of such interests hereafter acquired by Pledgor, the certificates representing the Membership Interests, if any, and all such additional membership interests, all of Pledgor’s rights, privileges, authority, and powers as a member of the issuer of such Membership Interests under the applicable [Limited Liability Company Operating Agreement][Limited Liability Company Regulations] of such issuer and all rights to money or Property which Pledgor now has or hereafter acquires in respect of the Membership Interests,  including, without limitation, (A) any Proceeds from a sale by or on behalf of Pledgor of any of the Membership Interests, and (B) any distributions, dividends, cash, instruments and other Property from time-to-time received or otherwise distributed in respect of the Membership Interests, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Membership Interests or the ownership thereof other than distributions received by Pledgor in compliance with the Loan Documents (collectively, the “Membership Interests distributions”);

(ii)           all of the general and limited partnership interests listed in the attached Schedule II issued to Pledgor (the “Partnership Interests”), all such additional limited or general partnership interests of any issuer of such Partnership Interests hereafter acquired by Pledgor, all of Pledgor’s rights, privileges, authority, and powers as a limited or general partner of the issuer of such Partnership Interests under the applicable [Limited Partnership

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Agreement][Partnership Agreement] of such issuer, and all rights to money or Property which Pledgor now has or hereafter acquires in respect of the Partnership Interests,  including, without limitation, (A) any Proceeds from a sale by or on behalf of Pledgor of any of the Partnership Interests, and (B) any distributions, dividends, cash, instruments and other Property from time-to-time received or otherwise distributed in respect of the Partnership Interests, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Partnership Interests or the ownership thereof other than distributions received by Pledgor in compliance with the Loan Documents (collectively, the “Partnership Interest distributions”; together with the Membership Interest distributions, the “distributions”); and

(iii)          all of the shares of stock listed in the attached Schedule II issued to Pledgor (the “Pledged Shares”), all such additional shares of stock of any issuer of such Pledged Shares hereafter issued to Pledgor, the certificates representing the Pledged Shares and all such additional shares, all of Pledgor’s rights, privileges, authority, and powers as a shareholder of the issuer of such Pledged Shares under the applicable [Articles][Certificate] of Incorporation and Bylaws of such issuer and all rights to money or Property which Pledgor now has or hereafter acquires in respect of the Pledged Shares, including, without limitation, (A) any Proceeds from a sale by or on behalf of Pledgor of any of the Pledged Shares, and (B) any distributions, dividends, cash, instruments and other Property from time-to-time received or otherwise distributed in respect of the Pledged Shares, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Pledged Shares or the ownership thereof other than distributions received by Pledgor in compliance with the Loan Documents (collectively, the “Pledged Shares distributions”; together with the Membership Interest distributions and the Partnership Interest distributions, the “distributions”); and

(iv)          all additions and accessions to, substitutions and replacements of, and all products and proceeds from the Pledged Collateral described in paragraphs (i), (ii) and (iii) of this Section 2(b).

(c)           Delivery of Pledged Collateral.  All certificates or instruments, if any, representing the Pledged Collateral shall be delivered to Secured Party and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Secured Party.  After the occurrence and during the continuance of an Event of Default, Secured Party shall have the right, upon prior written notice to Pledgor, to transfer to or to register in the name of Secured Party or any of its nominees any of the Pledged Collateral, subject to the rights specified in Section 2(d).  In addition, after the occurrence and during the continuance of an Event of Default, Secured Party shall have the right at any time to exchange the certificates or instruments representing the Pledged Collateral for certificates or instruments of smaller or larger denominations.

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(d)           Rights Retained by Pledgor.  Notwithstanding the pledge in Section 2(a), so long as no Event of Default shall have occurred and remain uncured:

(i)            and, if an Event of Default shall have occurred and remain uncured, until such time thereafter as such voting and other consensual rights have been terminated pursuant to Section 5 hereof, Pledgor shall be entitled to exercise any voting and other consensual rights pertaining to the Pledged Collateral for any purpose not inconsistent with the terms of this Pledge Agreement or the Credit Agreement; provided, however, that Pledgor shall not exercise or shall refrain from exercising any such right if such action would have a materially adverse effect on the value of the Pledged Collateral;

(ii)           except as otherwise provided in the Credit Agreement, Pledgor shall be entitled to receive and retain any dividends and other distributions paid on or in respect of the Pledged Collateral and the Proceeds of any sale of the Pledged Collateral and all payments of principal and interest on loans and advances made by Pledgor to the issuer of the Pledged Collateral; and

(iii)          at and after such time as voting and other consensual rights have been terminated pursuant to Section 5 hereof, Pledgor shall execute and deliver (or cause to be executed and delivered) to Secured Party all proxies and other instruments as Secured Party may reasonably request to (A) enable Secured Party to exercise the voting and other rights which Pledgor is entitled to exercise pursuant to subsection (i) of this Section 2(d), and (B) to receive the dividends or other distributions and Proceeds of sale of the Pledged Collateral and payments of principal and interest which Pledgor is authorized to receive and retain pursuant to paragraph (ii) of this Section 2(d).

Section 3.               Pledgor’s Representations and Warranties.  Pledgor represents and warrants to Secured Party and the Lenders as follows:

(a)           The Pledged Collateral listed on the attached Schedule II has been duly authorized and validly issued and is fully paid and nonassessable.

(b)           Pledgor is the legal and beneficial owner of the Pledged Collateral free and clear of any Lien or option, except for (i) the security interest created by this Pledge Agreement and (ii) other Permitted Liens.

(c)           No authorization, authentication, approval, or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required either (i) for the pledge by Pledgor of the Pledged Collateral pursuant to this Pledge Agreement or for the execution, delivery, or performance of this Pledge Agreement by Pledgor (except to the extent that financing statements are required under the UCC to be filed in order to maintain a perfected security interest) or (ii) for the exercise by Secured Party or any Lender of the voting or other rights provided for in this Pledge Agreement or the remedies in respect of the Pledged Collateral pursuant to this Pledge Agreement (except

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as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

(d)           Pledgor has the full right, power and authority to deliver, pledge, assign and transfer the Pledged Collateral to Secured Party.

(e)           [The [Membership Interests][Partnership Interests] listed on the attached Schedule II constitute [100][1]% of the issued and outstanding [membership][general partnership] interests of the respective issuer thereof and all [Membership Interests][Partnership Interests] in which Pledgor has any ownership interest.][The Pledged Shares listed on the attached Schedule II constitute 100% of the issued and outstanding shares of capital stock of the respective issuer thereof and of the Pledged Shares in which Pledgor has any ownership interests.]

(f)            The name of Pledgor set forth in the first paragraph of this Pledge Agreement is the exact legal name of Pledgor.  The legal address of Pledgor and the address of its principal place of business and chief executive office is 6300 Bridge Point Parkway, Building 2, Suite 500, Austin, Texas 78730.  Pledgor keeps all records and documents relating to the Pledged Collateral at such address or with Nevada Corporate Management, Inc., 3773 Howard Hughes Parkway, Suite 300, North Las Vegas, Nevada 89109.

Section 4.               Pledgor’s Covenants.  During the term of this Pledge Agreement and until all of the Secured Obligations have been fully and finally paid and discharged in full, Pledgor covenants and agrees with Secured Party that:

(a)           Protect Collateral; Further Assurances.  Pledgor will warrant and defend the rights and title herein granted unto Secured Party in and to the Pledged Collateral (and all right, title, and interest represented by the Pledged Collateral) against the claims and demands of all Persons whomsoever.  Pledgor agrees that, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary and that Secured Party or any Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party or any Lender to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

(b)           Transfer, Other Liens, and Additional Shares.  Pledgor agrees that it will not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for (A) the Liens and security interest under this Pledge Agreement and (B) other Permitted Liens.  Pledgor agrees that it will (1) cause each issuer of the Pledged Collateral not to issue any other membership interests, partnership interests, capital stock or other securities in addition to or in substitution for the Pledged Collateral issued by such issuer, except to Pledgor and (2) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any additional membership interests, partnership interests, capital stock or other securities of an issuer of the Pledged

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Collateral.  Pledgor shall not approve any amendment or modification of any of the Pledged Collateral unless it shall have given at least ten Business Days’ prior written notice (or such lesser period as may be agreed by Secured Party in writing) to, and such amendment or modification would not be materially adverse to the interests of the Lenders.

(c)           Jurisdiction of Formation; Name Change.  Pledgor shall not (i) amend, supplement, modify or restate its articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent organizational documents if such amendment, supplement, modification or restatement would be materially adverse to the interests of the Lenders, or (ii) unless the Pledgor shall have given Secured Party at least ten Business Days’ prior written notice (or such lesser period as may be agreed by Secured Party in writing), amend its name or change its jurisdiction of incorporation, organization or formation.  Promptly upon the request of Secured Party, Pledgor shall take all such action as Secured Party shall reasonably request to maintain the security interest of Secured Party in the Pledged Collateral granted hereby at all time fully perfected and in full force and effect.

Section 5.               Remedies upon Default.  If any Event of Default shall have occurred and be continuing:

(a)           UCC Remedies.  To the extent permitted by law, Secured Party may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for in this Pledge Agreement or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Pledged Collateral).  This Pledge Agreement shall not be construed to authorize the Secured Party to take any action prohibited by the UCC or to constitute a waiver by the Pledgor of any right that the UCC does not permit the Pledgor to waive.

(b)           Dividends and Other Rights.

(i)            All rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 2(d)(i) may be exercised by Secured Party if Secured Party so elects and gives written notice of such election to Pledgor and all rights of Pledgor to receive the dividends and other distributions on or in respect of the Pledged Collateral and the proceeds of sale of the Pledged Collateral which it would otherwise be authorized to receive and retain pursuant to Section 2(d)(ii) shall cease at such time as such written notice is deemed effective pursuant to the provisions of the Credit Agreement related to effectiveness of notices.

(ii)           All dividends and other distributions on or in respect of the Pledged Collateral and the proceeds of sale of the Pledged Collateral that are thereafter received by Pledgor shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Pledgor, and shall be promptly paid over to Secured Party as Pledged Collateral in the same form as so received (with any necessary indorsement).

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(c)           Sale of Pledged Collateral. Secured Party may sell all or part of the Pledged Collateral at public or private sale, at any of Secured Party’s offices or elsewhere, for cash, on credit, or for future delivery, and upon such other terms as Secured Party may deem commercially reasonable in accordance with applicable laws.  Pledgor agrees that to the extent permitted by law such sales may be made without notice.  If notice is required by law, Pledgor hereby deems 10 days’ advance notice of the time and place of any public sale or the time after which any private sale is to be made reasonable notification, recognizing that if the Pledged Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market shorter notice may be reasonable.  Secured Party shall not be obligated to make any sale of the Pledged Collateral regardless of notice of sale having been given.  Secured Party may adjourn any public or private sale from time-to-time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Pledgor shall cooperate fully with Secured Party in all respects in selling or realizing upon all or any part of the Pledged Collateral.  In addition, Pledgor shall fully comply with the securities laws of the United States, the State of [Delaware][Nevada], and other states and take such actions as may be necessary to permit Secured Party to sell or otherwise dispose of any securities representing the Pledged Collateral in compliance with such laws.

(d)           Exempt Sale.  If, in the opinion of Secured Party, there is any question that a public or semipublic sale or distribution of any Pledged Collateral will violate any state or federal securities law, Secured Party in its discretion (i) may offer and sell securities privately to purchasers who will agree to take them for investment purposes and not with a view to distribution and who will agree to imposition of restrictive legends on the certificates representing the security, or (ii) may sell such securities in an intrastate offering under Section 3(a)(11) of the Securities Act of 1933, as amended, and no sale so made in good faith by Secured Party shall be deemed to be not “commercially reasonable” solely because so made.  Pledgor shall cooperate fully with Secured Party in all reasonable respects in selling or realizing upon all or any part of the Pledged Collateral.

(e)           Application of Collateral. The proceeds of any sale, or other realization upon all or any part of the Collateral pledged by Pledgor shall be applied by Secured Party as set forth in Section 7.06 of the Credit Agreement.

(f)            Cumulative Remedies.  Each right, power and remedy herein specifically granted to Secured Party or otherwise available to it shall be cumulative, and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity, or otherwise, and each such right, power and remedy, whether specifically granted herein or otherwise existing, may be exercised at any time and from time-to-time as often and in such order as may be deemed expedient by Secured Party in its sole discretion.  No failure on the part of Secured Party to exercise, and no delay in exercising, and no course of dealing with respect to, any such right, power or remedy, shall operate as a waiver thereof, nor shall any single or partial exercise of any such rights, power or remedy preclude any other or further exercise thereof or the exercise of any other right.

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Section 6.               Secured Party as Attorney-in-Fact for Pledgor.

(a)           Secured Party Appointed Attorney-in-Fact.  Pledgor hereby irrevocably appoints Secured Party as Pledgor’s attorney-in-fact, with full authority after the occurrence and during the continuance of an Event of Default to act for Pledgor and in the name of Pledgor, and, in Secured Party’s discretion, subject to Pledgor’s revocable rights specified in Section 2(d), to take any action and to execute any instrument which Secured Party may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including, without limitation, to receive, indorse, and collect all instruments made payable to Pledgor representing the proceeds of the sale of the Pledged Collateral, or any distribution in respect of the Pledged Collateral and to give full discharge for the same.  Pledgor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

(b)           Secured Party May Perform. Secured Party may from time-to-time, at its option and expense, perform any act which Pledgor agrees hereunder to perform and which Pledgor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of any Event of Default and after notice thereof by Secured Party to Pledgor) and Secured Party may from time-to-time take any other action which Secured Party reasonably deems necessary for the maintenance, preservation or protection of any of the Pledged Collateral or of its security interest therein.  Secured Party shall be obligated to provide notice to Pledgor of any action taken hereunder by telecopy or by registered mail.

(c)           Secured Party Has No Duty.  The powers conferred on Secured Party hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty on it to exercise any such powers.  Except for reasonable care of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Pledged Collateral or responsibility for taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.

(d)           Reasonable Care.  Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which Secured Party accords its own property, it being understood that Secured Party shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders, or other matters relative to any Pledged Collateral, whether or not Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

Section 7.               Miscellaneous.

(a)           Expenses.  Pledgor will upon demand pay to Secured Party for its benefit and the benefit of the Lenders the amount of any reasonable out-of-pocket expenses,

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including the reasonable fees and disbursements of its counsel and of any experts, which Secured Party and the Lenders may incur in connection with (i) the custody, preservation, use, or operation of, or the sale, collection, or other realization of, any of the Pledged Collateral, (ii) the exercise or enforcement of any of the rights of Secured Party or any Lender hereunder, and (iii) the failure by Pledgor to perform or observe any of the provisions hereof.

(b)           Amendments, Etc.  No amendment or waiver of any provision of this Pledge Agreement nor consent to any departure by Pledgor herefrom shall be effective unless made in writing and authenticated by Pledgor and Secured Party.  In addition, no such amendment or waiver shall be effective unless given or entered into with the necessary approvals of the Lenders as required in the Credit Agreement.  Any such waiver or consent, whether by Secured Party or Secured Party and the Lenders shall be effective only in the specific instance and for the specific purpose for which given.

(c)           Addresses for Notices.  All notices and other communications provided for hereunder shall be in the manner and to the addresses set forth in the Credit Agreement.

(d)           Continuing Security Interest; Transfer of Interest.  This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and, unless expressly released by Secured Party, shall (i) remain in full force and effect until payment in full and termination of the Secured Obligations, (ii) be binding upon Pledgor, Secured Party, the Lenders and their successors, and assigns, and (iii) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of and be binding upon, Secured Party, the Lenders and their respective successors, transferees, and assigns.  Upon the payment in full and termination of the Secured Obligations, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to Pledgor to the extent such Pledged Collateral shall not have been sold or otherwise applied pursuant to the terms hereof.  Without limiting the generality of the foregoing clause, when any Lender assigns or otherwise transfers any interest held by it under the Credit Agreement or other Loan Document to any other Person pursuant to the terms of the Credit Agreement or other Loan Document, that other Person shall thereupon become vested with all the benefits held by such Lender under this Pledge Agreement.  Upon any such termination, Secured Party will, at Pledgor’s expense, deliver all Pledged Collateral to Pledgor, execute and deliver to Pledgor such documents as Pledgor shall reasonably request and take any other actions reasonably requested to evidence or effect such termination.

(e)           Waivers.  Pledgor hereby waives:

(i)            promptness, diligence, notice of acceptance, and any other notice with respect to any of the Secured Obligations and this Pledge Agreement;

(ii)           any requirement that Secured Party or any Lender protect, secure, perfect, or insure any Lien or any Property subject thereto or exhaust any right or

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take any action against Pledgor, any other Guarantor, Borrower or any other Person or any collateral; and

(iii)          any duty on the part of Secured Party to disclose to Pledgor any matter, fact, or thing relating to the business, operation, or condition of Pledgor, any other Guarantor, Borrower and their respective assets now known or hereafter known by such Person.

(f)            Severability.  Wherever possible each provision of this Pledge Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Pledge Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Pledge Agreement.

(g)           Choice of Law.  This Pledge Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York, except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the state of New York.

(h)           Counterparts.  For the convenience of the parties, this Pledge Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Pledge Agreement.

(i)            Reinstatement.  If, at any time after payment in full by Pledgor of all Secured Obligations and termination of Secured Party’s security interest, any payments on the Secured Obligations previously made by Pledgor or any other person must be disgorged by Secured Party for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of Pledgor or such Person, this Pledge Agreement and Secured Party’s security interests herein shall be reinstated as to all disgorged payments as though such payments had not been made, and Pledgor shall sign and deliver to Secured Party all documents, and shall do such other acts and things, as may be necessary to reinstate and perfect Secured Party’s security interest.

(j)            Amendment and Restatement.  This Pledge Agreement amends and restates in its entirety the Existing Security Documents, and all of the terms hereof shall supersede the terms and provisions thereof.  This Pledge Agreement renews and extends all Liens existing by virtue of the Existing Security Documents, but the terms, provisions and conditions of such Liens shall hereafter be governed in all respects by this Pledge Agreement.

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Executed as of the date first above written.

BRIGHAM EXPLORATION COMPANY

By:
Name:
Title:

BRIGHAM, INC.

By:
Name:
Title:

BRIGHAM OIL & GAS, L.P.

By: Bringham, Inc., its General Partner

By:
Name:
Title:

SOCIETE GENERALE, as Administrative Agent

By:
Name:
Title:

SCHEDULE I

EXISTING SECURITY DOCUMENTS

SCHEDULE II

PLEDGED COLLATERAL

EXHIBIT H

FORM OF AMENDED AND RESTATED SECURITY AGREEMENT

This Amended and Restated Security Agreement dated as of March 21, 2003 (“Security Agreement”) is by and between [Brigham Oil & Gas, L.P., a Delaware limited partnership][insert name and jurisdiction of formation of subsidiary of other grantor] (“Grantor”), and Société Générale, as administrative agent for the Lenders party to the Credit Agreement described below (“Secured Party”).

INTRODUCTION

A.            [Brigham Oil & Gas, L.P., a Delaware limited partnership (“Borrower”)] [Grantor], the lenders party thereto, and Bank of Montreal, as agent for such lenders (the “Existing Agent”), were parties to that certain Amended and Restated Credit Agreement dated February 17, 2000, as amended (the “Existing Credit Agreement”).

B.            In order to secure the full and punctual payment and performance of the obligations under the Existing Credit Agreement and the other loan documents contemplated thereby, the Grantor executed and delivered the security instruments described on Schedule I attached hereto (the “Existing Security Documents”) in favor of the Existing Agent and has granted a continuing security interest in and to the Collateral (as hereafter defined).

C.            The Secured Party has replaced the Existing Agent as the administrative agent under the Existing Credit Agreement.

D.            [The Borrower] [Grantor], [Brigham Exploration Company, a Delaware corporation], [Brigham, Inc., a Nevada corporation], the lenders named therein (the “Lenders”) and Secured Party, as agent for the Lenders, have entered into the Second Amended and Restated Credit Agreement dated as of March 21, 2003 (as amended, restated or otherwise modified from time-to-time, the “Credit Agreement”), which, among other things, amends and restates the Existing Credit Agreement in its entirety.

[E.           Grantor has guaranteed the Obligations of Borrower under the Credit Agreement pursuant to Article VIII thereof (the “Guaranty”).]

F.             Under the Credit Agreement, it is a condition to the making of Advances by the Lenders that [Grantor][Borrower] shall amend and restate the Existing Security Documents to secure its [obligations under the Guaranty][Obligations under the Credit Agreement] by entering into this Pledge Agreement.

Therefore, Grantor hereby agrees with Secured Party for its benefit and the ratable benefit of the Lenders as follows:

Section 1.               Definitions.  All capitalized terms not otherwise defined in this Security Agreement that are defined in the Credit Agreement shall have the meaning assigned to such terms by the Credit Agreement.  Any capitalized terms used in this Security Agreement that are defined in Article 9 of the Uniform Commercial Code as adopted in the State of New York

(“UCC”) shall have the meanings assigned to those terms by the UCC as of the date of this Security Agreement, whether specified elsewhere in this Security Agreement or not.  All other rules of interpretation set forth in Section 1.05 of the Credit Agreement shall apply to this Pledge Agreement and are hereby incorporated herein by reference.

Section 2.               Security Interest.

(a)           Grant of Security Interest.  Grantor hereby grants to Secured Party for its benefit and the ratable benefit of the Lenders a lien on and security interest in the Collateral (as defined in Section 2(b) below) to secure the performance and payment of all Obligations of Grantor now or hereafter existing under the [Credit Agreement, the Notes][the Guaranty] and the other Loan Documents to which it is a party, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal, interest, fees, expenses, indemnification, or otherwise, in each case including the payment of amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as amended..  All such obligations shall be referred to in this Security Agreement as the “Secured Obligations”.

(b)           Collateral.  “Collateral” shall mean all of Grantor’s right, title, and interest in the following, whether now owned or hereafter acquired:

(i)            Accounts.  All Accounts and all other rights to payment owing or to be owing to Grantor, including all Instruments, Documents and Chattel Paper that represent any right of Grantor to payment for Property sold or leased or for services rendered, whether or not it has been earned by performance (all such Accounts, Instruments, Documents and Chattel Paper being the “Receivables”);

(ii)           Equipment.  All Equipment, and all parts thereof and all accessions and additions thereto;

(iii)          General Intangibles.  All General Intangibles or contract rights relating to, or existing in connection with, the other Collateral (all such General Intangibles and contract rights being the “General Intangibles”);

(iv)          Inventory.  All Inventory, including, without limitation, all Goods, whether such Goods are in possession of Grantor or of a bailee or other Person for sale, lease, storage, transit, processing, use or otherwise;

(v)           Records.  All ledger sheets, files, Records, and documents relating to the foregoing Collateral; and

(vi)          Proceeds.  All Proceeds of the foregoing Collateral and, to the extent not otherwise included, all payments under any insurance, indemnity, warranty, or guaranty of or for the foregoing Collateral.

Section 3.               Representations and Warranties.  Grantor hereby represents and warrants the following to Secured Party and the Lenders:

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(a)           Ownership of Collateral; Liens.  Grantor is, and will be the record and beneficial owner of all Collateral pledged by Grantor free and clear of any Lien, except for Liens created hereby or other Permitted Liens.  No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is, or will be on file in any recording office, except such as may be filed in connection with this Security Agreement or in connection with other Permitted Liens or for which satisfactory releases have been received by Secured Party.  The execution, delivery and performance by Grantor of this Security Agreement and the grant of the security interest in the Collateral to Secured Party are within Grantor’s powers and have been duly authorized by all necessary governing action.

(b)           Authorization and Approvals.  No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority (other than the filing of financing statements) or any other Person is required for (i) the due execution, delivery and performance by Grantor of this Security Agreement, (ii) the grant by Grantor of the security interest in the Collateral granted by this Security Agreement, (iii) the perfection of such security interest or (iv) the exercise by Secured Party or any Lender of its rights and remedies under this Security Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

(c)           Lien Priority and Perfection.  On the Closing Date this Security Agreement will create valid and continuing security interests in the Collateral, securing the payment of the Secured Obligations.  Upon the filing of financing statements in the office(s) set forth on Schedule II attached hereto, the security interests granted to Secured Party hereunder will constitute valid first-priority perfected security interests in all Collateral with respect to which a security interest can be perfected by the filing of a financing statement, subject only to Permitted Liens.

(d)           Legal Name; Address; Location of Records.  The name of Grantor set forth in the first paragraph of this Security Agreement is the exact legal name of Grantor.  The legal address of Grantor and the address of Grantor’s principal place of business and chief executive office is 6300 Bridge Point Parkway, Building 2, Suite 500, Austin, Texas 78730.  Grantor keeps all records and documents relating to the Collateral at such address.

Section 4.               Grantor Covenants.

(a)           Further Assurances.  Grantor agrees that at any time, at Grantor’s expense, Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or that Secured Party or any Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party or any Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, Grantor will at Secured Party’s request:

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(i)            with respect to any of the Collateral that is evidenced by a promissory note or other Instrument or by Chattel Paper and if, in the case of any such instrument, its value exceeds $100,000, deliver and pledge to the Administrative Agent such note, Instrument or Chattel Paper, duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent; and

(ii)           file (or authorize the filing of) such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be reasonably necessary, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby.

(b)           Insurance.

(i)            Grantor shall, at its own expense, maintain, or cause to be maintained, insurance with respect to the Collateral owned by Grantor in such amounts, against such risks, in such form, and with such insurers, as the Credit Agreement requires.  Further, Grantor shall deliver certificates of insurance as the Credit Agreement requires.

(ii)           During the continuance of any Event of Default, all loss casualty insurance payments in respect to such Collateral shall be paid to and applied by Secured Party as specified in the Credit Agreement.

(c)           Jurisdiction of Formation; Name Change.  Grantor shall not (i) amend, supplement, modify or restate its articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent organizational documents if such amendment, supplement, modification or restatement would be materially adverse to the interests of the Lenders, or (ii) unless the Grantor shall have given Secured Party at least ten Business Days’ prior written notice (or such lesser period as may be agreed by Secured Party in writing), amend its name or change its jurisdiction of incorporation, organization or formation.  Promptly upon the request of Secured Party, Grantor shall take all such action as Secured Party shall reasonably request to maintain the security interest of Secured Party in the Collateral granted hereby at all time fully perfected and in full force and effect.

(d)           Right of Inspection.  Grantor will hold and preserve, at its own cost and expense satisfactory and complete records of the Collateral, including, but not limited to, Instruments, Documents, Chattel Paper, contracts, and Records with respect to the Receivables.

(e)           Liability Under Contracts and Receivables.  Notwithstanding anything in this Security Agreement to the contrary,

(i)            the execution of this Security Agreement shall not release Grantor from its obligations and duties under the contracts and agreements and Receivables included in the Collateral to the extent set forth therein,

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(ii)           the exercise by Secured Party of any of its rights hereunder shall not release Grantor from any of its duties or obligations under the contracts and agreements and the Receivables included in the Collateral, and

(iii)          Secured Party shall not have any obligation or liability under the contracts and agreements and the Receivables included in the Collateral by reason of the execution and delivery of this Security Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(f)            Transfer of Certain Collateral; Release of Certain Security Interest.  Grantor agrees that it shall not sell, assign, or otherwise dispose of any Collateral except as otherwise permitted under the Credit Agreement.  Secured Party shall promptly, at Grantor’s expense, execute and deliver all further instruments and documents, and take all further action that Grantor may reasonably request in order to release its security interest in any Collateral that is disposed of in accordance with the terms of the Credit Agreement.

(g)           Receivables.  Grantor agrees that it will use commercially reasonable efforts to ensure that each Receivable:

(i)            is and will be, in all material respects, the genuine, legal, valid, and binding obligations of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor (except to the extent compromised or settled in the ordinary course of business),

(ii)           is and will be, in all material respects, enforceable in accordance with its terms, is not and will not be subject to any setoffs, defenses, taxes, counterclaims, except in the ordinary course of business,

(iii)          is and will be, in all material respects, in compliance with all applicable Legal Requirements, whether federal, state, local or foreign, and

(iv)          that if evidenced by Chattel Paper, will not require the consent of the account debtor in respect thereof in connection with its assignment hereunder.

Section 5.               Remedies.  If any Event of Default shall have occurred and be continuing:

(a)           UCC Remedies.

(i)            To the extent permitted by law, Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for in this Security Agreement or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral).  This Security Agreement shall not be construed to authorize the Secured Party to take any action prohibited by the UCC or to constitute a waiver by the Grantor of any right that the UCC does not permit the Grantor to waive.

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(ii)           Upon written notice to Grantor, all payments received by Grantor under or in connection with or in respect of the Collateral shall be deposited with Secured Party.

(b)           Assembly of Collateral.  Secured Party may, in its reasonable discretion, require Grantor to, at Grantor’s expense, promptly assemble all or part of the Collateral in such locations as Grantor and Secured Party may agree at such time and that is reasonably convenient to both parties, and make it available to Secured Party at such locations.  Secured Party may occupy any premises owned or leased by Grantor where the Collateral or any part thereof is assembled for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to Grantor in respect of such occupation.

(c)           Sale of Collateral.  Secured Party may sell all or part of the Collateral at a public or private sale, at any of Secured Party’s offices or elsewhere, for cash, on credit, or for future delivery, and upon such other terms as Secured Party may deem commercially reasonable.  Secured Party shall give Grantor 10 days advance notice of the time and place of any public sale or the time after which any private sale is to be made reasonable notification, recognizing that if the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market shorter notice may be reasonable.  Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(d)           Contract Rights.  Secured Party may exercise any rights and remedies of Grantor under or in connection with the Instruments, Documents, Chattel Paper, or contracts which represent Receivables, the General Intangibles, or otherwise relate to the Collateral, including, without limitation, any rights of Grantor to demand or otherwise require payment of any amount under, or performance of any provisions of, the Instruments, Documents, Chattel Paper, or contracts which represent Receivables or the General Intangibles.

(e)           Receivables.

(i)            Secured Party may, or may direct Grantor to, take any action Secured Party deems necessary or advisable to enforce collection of the Receivables including, without limitation, notifying the Account Debtors or obligors under any Receivables of the assignment of such Receivables to Secured Party and directing such Account Debtors or obligors to make payment of all amounts due or to become due directly to Secured Party.  Upon such notification and direction, and at the expense of Grantor, Secured Party may enforce collection of any such Receivables, and adjust, settle, or compromise the amount or payment thereof in the same manner and to the same extent as Grantor might have done.

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(ii)           After receipt by Grantor of the notice referred to in subparagraph (i) above, all amounts and Proceeds (including Instruments) received by Grantor in respect of the Receivables shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of Grantor, and shall promptly be paid over to Secured Party in the same form as so received (with any necessary indorsement) to be held as Collateral.  Grantor shall not adjust, settle, or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon other than in the ordinary course of business and consistent with past practices.

Section 6.               Application of Collateral.  The proceeds of any sale, or other realization upon all or any part of the Collateral pledged by Grantor shall be applied by Secured Party in the order set forth in Section 7.06 of the Credit Agreement.

Section 7.               Secured Party as Attorney-in-Fact for Grantor.

(a)           Attorney-In-Fact.  Grantor hereby irrevocably appoints Secured Party as Grantor’s attorney-in-fact, with full authority after the occurrence and during the continuance of an Event of Default to act for Grantor and in the name of Grantor to, in Secured Party’s discretion:

(i)            file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral;

(ii)           to obtain and adjust insurance as required pursuant to Section 5.02 of the Credit Agreement to the extent Grantor has failed to provide such insurance;

(iii)          to receive, indorse, and collect any drafts or other Instruments, Documents, and Chattel Paper which are part of the Collateral pledged by Grantor;

(iv)          to take or cause to be taken, all actions necessary to perform or comply or cause performance or compliance with the terms of this Security Agreement, including, without limitation, actions to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(v)           to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral pledged by Grantor and to file any claims or take any action or institute any proceedings which Secured Party may deem necessary or desirable for the collection of any of such Collateral or otherwise to enforce the rights of Secured Party with respect to any of such Collateral.

The power of attorney granted hereby is coupled with an interest and is irrevocable.

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(b)           Secured Party May Perform.  Secured Party may from time-to-time, at its option and expense, perform any act which Grantor agrees hereunder to perform and which Grantor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of any Event of Default) and Secured Party may from time-to-time take any other action which Secured Party reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

(c)           Secured Party Has No Duty.  The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty on it to exercise any such powers.  Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or responsibility for taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

(d)           Reasonable Care.  Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Secured Party accords its own Property, it being understood that Secured Party shall have no responsibility for taking any necessary steps to preserve rights against any parties with respect to any Collateral.

Section 8.               Miscellaneous.

(a)           Expenses.  Grantor will upon demand pay to Secured Party for its benefit and the benefit of the Lenders the amount of any reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel and of any experts, which Secured Party and the Lenders may incur in connection with:

(i)            the custody, preservation, use, or operation of, or the sale, collection, or other realization of, any of the Collateral,

(ii)           the exercise or enforcement of any of the rights of Secured Party or any Lender hereunder, and

(iii)          the failure by Grantor to perform or observe any of the provisions hereof.

(b)           Amendments; Etc.  No amendment or waiver of any provision of this Security Agreement nor consent to any departure by Grantor herefrom shall be effective unless made in writing and authenticated by Grantor and Secured Party.  In addition, no such amendment or waiver shall be effective unless given or entered into with the necessary approvals of the Lenders as required in the Credit Agreement.  Any such waiver or consent, whether by Secured Party or Secured Party and the Lenders shall be effective only in the specific instance and for the specific purpose for which given.

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(c)           Addresses for Notices.  All notices and other communications provided for hereunder shall be made in the manner and to the addresses set forth in the Credit Agreement.

(d)           Continuing Security Interest; Transfer of Interest.  This Security Agreement shall create a continuing security interest in the Collateral and, unless expressly released by Secured Party, shall:

(i)            remain in full force and effect until payment in full and termination of the Secured Obligations,

(ii)           be binding upon Grantor, Secured Party, the Lenders and their successors, and assigns, and

(iii)          inure, together with the rights and remedies of Secured Party, hereunder, to the benefit of Secured Party, the Lenders and their respective successors, transferees, and assigns.

Upon the payment in full and termination of the Secured Obligations, the security interest granted hereby shall terminate and all rights to the Collateral pledged by Grantor shall revert to Grantor to the extent such Collateral shall not have been sold or otherwise applied pursuant to the terms hereof.  Without limiting the generality of the foregoing clause, when any Lender assigns or otherwise transfers any interest held by it under the Credit Agreement or other Loan Document to any other Person pursuant to the terms of the Credit Agreement or other Loan Document, that other Person shall thereupon become vested with all the benefits held by such Lender under this Security Agreement.  Upon any such termination, Secured Party will, at Grantor’s expense, execute and deliver to Grantor such documents as Grantor shall reasonably request and take any other actions reasonably requested to evidence or effect such termination.

(e)           Severability.  Wherever possible each provision of this Security Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Security Agreement.

(f)            Choice of Law.  This Security Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York, except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the state of New York.

(g)           Amendment and Restatement.  This Security Agreement amends and restates in its entirety the Existing Security Documents, and all of the terms hereof shall supersede the terms and provisions thereof.  This Security Agreement renews and extends all Liens existing by virtue of the Existing Security Documents, but the terms, provisions

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and conditions of such Liens shall hereafter be governed in all respects by this Security Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed as of the date first above written.

GRANTOR:

[BRIGHAM OIL & GAS, L.P., a Delaware limited partnership

By:	Brigham, Inc., its general partner]

By:
Name:
Title:

SECURED PARTY:

SOCIÉTÉ GÉNÉRALE, as Administrative Agent for the ratable benefit of the Lenders

By:
Name:
Title:

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SCHEDULE I

EXISTING SECURITY DOCUMENTS

SCHEDULE II

UCC FILING LOCATIONS